                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               SAFETY-KLEEN CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              (SAFETY-KLEEN LOGO)


                                 April 17, 1998


Dear Shareholder:

     Our directors and officers join me in extending a cordial invitation to attend a special meeting of shareholders of Safety-Kleen Corp. to be held at 10:00 a.m., eastern time, on May 18, 1998 at the headquarters of Laidlaw Environmental Services, Inc., 1301 Gervais St., Suite 300, Columbia, South Carolina.

     As described in the accompanying Proxy Statement/Prospectus, at the special meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 16, 1998, which provides for the merger of LES Acquisition, Inc., an indirect wholly-owned subsidiary of Laidlaw Environmental Services, Inc., with and into Safety-Kleen.

     The approval of the proposed merger at the special meeting is the second step of a two-step transaction. In the first step, Laidlaw Environmental acquired 55,751,582 shares pursuant to its offer to exchange cash and stock for each outstanding share of Safety-Kleen common stock. Now the parties wish to complete the proposed merger as contemplated by the merger agreement. The consideration to be paid under the terms of the merger agreement is identical to the consideration received by those who tendered shares to Laidlaw Environmental in the first step, and therefore, each share of Safety-Kleen common stock (other than shares owned by Laidlaw Environmental, LES Acquisition or any of their subsidiaries and treasury shares) will be converted into the right to receive $18.30 in cash, without interest, and 2.80 shares of Laidlaw Environmental common stock.

     Consummation of the merger is subject to certain conditions, including approval and adoption of the merger agreement by the holders of at least two-thirds of the outstanding shares of Safety-Kleen common stock. Having successfully completed the first step of the transaction, Laidlaw Environmental has sufficient votes to assure the merger's approval and has indicated that it will vote in favor of the merger.

     On March 15, 1998 (which was before the first step was completed, and therefore, before Laidlaw Environmental designees joined the Board of Directors of Safety-Kleen), your Board of Directors carefully reviewed and considered the merger agreement and unanimously determined that the merger agreement and the merger are fair to and in the best interests of Safety-Kleen and its shareholders, and unanimously approved and adopted the merger agreement. In addition, at that time Safety-Kleen's financial advisor, William Blair & Company, L.L.C., rendered its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by holders of Safety-Kleen's common stock in the merger is fair, from a financial point of view, to such holders. THE BOARD OF DIRECTORS PRIOR TO THE CONCLUSION OF THE LAIDLAW ENVIRONMENTAL OFFER RECOMMENDED THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Detailed information concerning the proposed merger is set forth in the accompanying Proxy Statement/ Prospectus. I urge you to read the enclosed material carefully. Whether or not you plan to attend the special meeting, please complete, date, sign and return the proxy card in the enclosed postage paid envelope. After the merger is completed, each shareholder will be mailed a transmittal form and instructions for surrender of stock certificates for payment pursuant to the merger agreement. Please do not send in your stock certificates until you have received the letter of transmittal and instructions thereto.

                                          Sincerely,

                                          /s/ Kenneth W. Winger
                                          Kenneth W. Winger
                                          Chief Executive Officer

                                     [LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 1998

     A special meeting of shareholders (the "Special Meeting") of Safety-Kleen Corp., a Wisconsin corporation ("Safety-Kleen"), will be held at the headquarters of Laidlaw Environmental Services, Inc., 1301 Gervais St., Suite 300, Columbia, South Carolina at 10.00 a.m., eastern time, on Monday, May 18, 1998 for the following purpose:

          To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 16, 1998 (the "Merger Agreement"), among Laidlaw Environmental Services, Inc., a Delaware corporation ("Laidlaw Environmental"), LES Acquisition, Inc., a Delaware corporation and indirect wholly owned subsidiary of Laidlaw Environmental ("LES Acquisition"), and Safety-Kleen, pursuant to which (a) LES Acquisition will be merged (the "Merger") with and into Safety-Kleen, with Safety-Kleen to be the surviving corporation and to become an indirect wholly-owned subsidiary of Laidlaw Environmental, and (b) each outstanding share of Safety-Kleen common stock, par value $.10 per share (including, unless the context otherwise requires, each associated Right as defined in the accompanying Proxy Statement/Prospectus, each a "Share" and, collectively, the "Shares") (other than Shares owned by Laidlaw Environmental, LES Acquisition or any subsidiary thereof and treasury shares), will be converted into the right to receive $18.30 in cash, without interest, and
     2.80 shares of common stock, par value $1.00 per share, of Laidlaw Environmental ("Laidlaw Environmental Common Stock").

     Laidlaw Environmental has determined that it will not contest Safety-Kleen shareholders' right to dissent to the Merger under Wisconsin law.

     April 8, 1998 has been fixed as the record date ("Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Only holders of record of Shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. A list of shareholders of record as of the Record Date will be available at the Special Meeting.

     The accompanying Proxy Statement/Prospectus describes the Merger Agreement (which is included as Annex A hereto), the proposed Merger and certain actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed Proxy Card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it is voted at the Special Meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

                                          By Order of the Board of Directors

                                                    /s/ SCOTT KRILL
                                          --------------------------------------
                                                       Scott Krill
                                                        Secretary


April 17, 1998

Elgin, Illinois

   PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED
                         ENVELOPE AS SOON AS POSSIBLE.

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS
   CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR
                                 CERTIFICATES.

                                               Filed Pursuant to Rule 424(b)3
                                                   Registration No. 333-49929


                PROXY STATEMENT/PROSPECTUS DATED APRIL 17, 1998



                               SAFETY-KLEEN CORP.


                      LAIDLAW ENVIRONMENTAL SERVICES, INC.

                             ---------------------

        PROXY STATEMENT FOR SPECIAL MEETING OF SAFETY-KLEEN SHAREHOLDERS
                            TO BE HELD MAY 18, 1998

     This Proxy Statement/Prospectus is being furnished to shareholders of Safety-Kleen Corp. in connection with the solicitation of proxies by and on behalf of Safety-Kleen's Board of Directors (which now includes designees of Laidlaw Environmental Services, Inc.) for use at a special meeting of shareholders to be held on Monday, May 18, 1998, at 10:00 a.m., eastern time, at the headquarters of Laidlaw Environmental Services, Inc., 1301 Gervais St., Suite 300, Columbia, South Carolina. This Proxy Statement/Prospectus and the accompanying Notice and Proxy Card are first being mailed to Safety-Kleen shareholders on or about April 20, 1998.

     At the Special Meeting, Safety-Kleen shareholders will be asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 16, 1998 among Laidlaw Environmental Services, Inc., LES Acquisition, Inc., an indirect wholly-owned subsidiary of Laidlaw Environmental, and Safety-Kleen. Pursuant to the merger agreement, (a) LES Acquisition will be merged with and into Safety-Kleen, which will be the surviving corporation and will thereby become an indirect wholly-owned subsidiary of Laidlaw Environmental, and (b) each share of Safety-Kleen common stock (including, unless the context otherwise requires, each associated common stock purchase right issued pursuant to the Rights Agreement dated as of November 9, 1988, as amended, between Safety-Kleen and The First National Bank of Chicago), that is outstanding immediately prior to the merger (other than shares of Safety-Kleen common stock owned by Laidlaw Environmental, LES Acquisition or any of their subsidiaries or held in the treasury of Safety-Kleen) will be converted into the right to receive $18.30 in cash, without interest, and 2.80 shares of common stock of Laidlaw Environmental. On April 15, 1998, the most recent practicable trading day prior to the mailing of this Proxy Statement/Prospectus, the closing price of Safety-Kleen's common stock on the New York Stock Exchange was $28 1/2 per share, and the closing price of Laidlaw Environmental's common stock on the New York Stock Exchange was $3 13/16.

     Proxies are being solicited by and on behalf of Safety-Kleen's new Board of Directors, all but one of the members of which were designated by Laidlaw Environmental and appointed after completion of the Laidlaw Environmental exchange. References herein to the "Safety-Kleen Board" refer to the Board of Directors of Safety-Kleen as constituted prior to consummation of the Laidlaw Environmental exchange offer, and references herein to the "New Board" refer to the Board of Directors of Safety-Kleen after such time.

     THE SAFETY-KLEEN BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Additional copies of this Proxy Statement/Prospectus and the Proxy Card to be returned for the special meeting can be obtained from Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123, Attention: Investor Relations, or from Laidlaw Environmental Services, Inc., 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS SHOULD BE DIRECTED TO SAFETY-KLEEN INVESTOR RELATIONS, AT
(847) 697-8460, OR LAIDLAW ENVIRONMENTAL'S CORPORATE SECRETARY'S DEPARTMENT AT
(803) 933-4200.
THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED
 BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


         The date of this Proxy Statement/Prospectus is April 17, 1998.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              -----
AVAILABLE INFORMATION.......................................    iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    iii
SUMMARY.....................................................      1
SELECTED HISTORICAL FINANCIAL DATA..........................      7
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........     10
RISK FACTORS................................................     21
THE SPECIAL MEETING.........................................     24
THE MERGER..................................................     26
OPINION OF FINANCIAL ADVISOR................................     33
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................     37
THE MERGER AGREEMENT........................................     41
THE COMPANIES...............................................     48
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     50
STOCK EXCHANGE LISTING......................................     50
DESCRIPTION OF LAIDLAW ENVIRONMENTAL CAPITAL STOCK..........     51
MARKET PRICES...............................................     51
LAIDLAW ENVIRONMENTAL AND SAFETY-KLEEN COMPARATIVE PER SHARE
  DATA......................................................     52
VALIDITY OF LAIDLAW ENVIRONMENTAL COMMON STOCK..............     53
LITIGATION..................................................     53
COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND LAIDLAW
  ENVIRONMENTAL COMMON STOCK................................     55
COMPARISONS OF DELAWARE AND WISCONSIN LAW -- SIMILARITIES...     55
COMPARISON OF DELAWARE AND WISCONSIN LAW -- DIFFERENCES.....     58
OTHER COMPARISONS...........................................     62
EXPERTS.....................................................     62
SHAREHOLDER PROPOSALS.......................................     62


                                      (ii)

                             AVAILABLE INFORMATION

     Laidlaw Environmental and Safety-Kleen are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Laidlaw Environmental and Safety-Kleen with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because Laidlaw Environmental and Safety-Kleen each file certain documents electronically with the Commission, reports, proxy and information statements and other information regarding Laidlaw Environmental and Safety-Kleen may also be accessed through the Commission's web site, http://www.sec.gov. Laidlaw Environmental Common Stock and the Shares are listed and traded on the NYSE, and Laidlaw Environmental Common Stock is also traded on the Pacific Exchange, Inc. (the "Pacific Exchange") Reports, proxy statements and other information filed by Laidlaw Environmental and Safety-Kleen with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and in the case of Laidlaw Environmental, at the offices of the Pacific Exchange at 301 Pine Street, San Francisco, California 94104.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement"), covering the Laidlaw Environmental Common Stock offered hereby, which has been filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Laidlaw Environmental and Safety-Kleen and the securities offered hereby. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission, for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     No person is authorized to provide any information or to make any representations with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by Laidlaw Environmental and Safety-Kleen. The delivery of this Proxy Statement/Prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Laidlaw Environmental and Safety-Kleen since the date hereof or that the information contained in this Proxy Statement/Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof, as the case may be.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: CORPORATE SECRETARY, LAIDLAW ENVIRONMENTAL SERVICES, INC., 1301 GERVAIS STREET, SUITE 300, COLUMBIA, SOUTH CAROLINA 29201. TELEPHONE REQUESTS MAY BE DIRECTED TO THE CORPORATE SECRETARY'S DEPARTMENT AT (803) 933-4200. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NOT LATER THAN MAY 8, 1998.


                                      (iii)

     The following documents filed with the Commission by Laidlaw Environmental (File No. 1-8368) are incorporated herein by reference:

          (a) Laidlaw Environmental Form 10-K for the fiscal year ended August 31, 1997 (the "Laidlaw Environmental 1997 Form 10-K");

          (b) Laidlaw Environmental Proxy Statement, dated October 28, 1997, for Laidlaw Environmental's annual meeting to be held on November 25, 1997 (the "Laidlaw Environmental 1997 Annual Meeting Proxy Statement");

          (c) Laidlaw Environmental Current Report on Form 8-K, dated November 5, 1997, as amended, two Current Reports on Form 8-K, dated November 14, 1997, as amended, a Current Report on Form 8-K, dated November 19, 1997, as amended, a Current Report on Form 8-K, dated November 21, 1997, as amended, a Current Report on Form 8-K, dated November 25, 1997, as amended, a Current Report on Form 8-K, dated December 8, 1997, a Current Report on Form 8-K, dated January 28, 1998, a Current Report on Form 8-K, dated February 5, 1998, two Current Reports on Form 8-K, dated February 9, 1998, a Current Report on Form 8-K, dated February 11, 1998, two Current Reports on Form 8-K, dated February 17, 1998, a Current Report on Form 8-K dated February 18, 1998), a Current Report on Form 8-K, dated February 20, 1998, a Current Report on Form 8-K, dated February 25, 1998, a Current Report on Form 8-K, dated February 26, 1998, a Current Report on Form 8-K, dated March 5, 1998, a Current Report on Form 8-K, dated March 6, 1998, a Current Report on Form 8-K dated March 10, 1998, a Current Report on Form 8-K dated March 12, 1998, a Current Report on Form 8-K dated March 13, 1998, a Current Report on Form 8-K, dated March 16, 1998 and a Current Report on Form 8-K dated March 19, 1998 (the "Laidlaw Environmental Forms 8-K");

          (d) Laidlaw Environmental Registration Statement on Form S-4, dated November 13, 1997, as amended by amendments dated November 25, 1997, December 16, 1997, January 6, 1998, January 15, 1998, January 16, 1998,
     January 27, 1998, January 28, 1998, March 16, 1998 March 18, 1998 and March 19, 1998;

          (e) Laidlaw Environmental Proxy Statement, dated December 16, 1997, for Safety-Kleen's special meeting held on January 9, 1998;

          (f) Laidlaw Environmental Preliminary Proxy Statement, dated January 22, 1998, for Safety-Kleen's special meeting to be held on February 11, 1998, as amended;

          (g) Laidlaw Environmental Preliminary Proxy Statement, dated January 21, 1998, for Laidlaw Environmental's special meeting at which the stockholders of Laidlaw Environmental approved resolutions (i) increasing Laidlaw Environmental's authorized common stock from 350,000,000 shares to 750,000,000 shares, and (ii) authorizing the issuance of Laidlaw Environmental Common Stock pursuant to the Laidlaw Environmental Offer;

          (h) Laidlaw Environmental Forms 10-Q for the periods ending November 30, 1997 and February 28, 1998; and

          (i) Laidlaw Environmental Schedule 14D-1, dated January 16, 1998, as amended.

     The following documents filed with the Commission by Safety-Kleen (File No. 1-6513) are incorporated herein by reference:

          (a) Safety-Kleen Form 10-K for the fiscal year ended January 3, 1998, as filed April 3, 1998 (the "Safety-Kleen 1997 Form 10-K");

          (b) Safety-Kleen Proxy Statement, dated March 28, 1997, for the Safety-Kleen annual meeting held May 9, 1997 (the "Safety-Kleen Annual Meeting Proxy Statement");

          (c) Safety-Kleen Proxy Statement, dated January 6, 1998, for Safety-Kleen's special meeting to be held on February 11, 1998, as amended;

                                      (iv)

          (d) Safety-Kleen Schedule 14D-9 Solicitation/Recommendation Statement, dated December 22, 1997, as amended and restated as of January 6, 1998, and as further amended by Amendments 1 through 30 thereto, relating to the Laidlaw Environmental Offer (the "Safety-Kleen Schedule 14D-9");

          (e) Safety-Kleen Information Statement pursuant to Rule 14f-1, dated March 26, 1998 (the "Safety-Kleen Information Statement"); and

          (f) Safety-Kleen Current Report on Form 8-K, filed April 9, 1998.

     All documents filed by either Laidlaw Environmental or Safety-Kleen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the effective time of the Merger and the issuance of shares of Laidlaw Environmental Common Stock in connection therewith shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                                       (v)

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere, or incorporated by reference, in this Proxy Statement/ Prospectus and the Annexes hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto carefully and in their entirety.

             SUMMARY OF LAIDLAW ENVIRONMENTAL OFFER AND THE MERGER

     On April 3 and April 7, 1998, Laidlaw Environmental and LES Acquisition acquired in the aggregate 55,751,582 Shares, representing together with previously owned Shares, approximately 94% of the outstanding Shares. The approval of the Merger at the Special Meeting is the second step, following the recently completed Laidlaw Environmental Offer, in the consummation of the Merger as contemplated by the Merger Agreement.

                        PARTIES TO THE MERGER AGREEMENT

Safety-Kleen Corp..........  Safety-Kleen is a leader in servicing the recycling and waste needs of companies in the
                             automotive/retail repair, industrial, imaging and other business sectors. Over 2,800 Safety-Kleen specialists service customers from a branch network that extends across North America and Western Europe.

                             Safety-Kleen operates primarily in one business segment -- providing businesses with environmentally safe and convenient solutions for managing fluid waste and other recoverable resources. Focusing primarily on the needs of small businesses, Safety-Kleen performed nearly five million individual services and reclaimed more than 300 million gallons of contaminated fluid through a network of 230 branches worldwide in 1997. Safety-Kleen collects and recycles used products at thirteen recycle centers, two lube oil refineries and three fuel-blending facilities.

                             Safety-Kleen operates in the continental U.S., Canada, the United Kingdom, the Republic of Ireland, Puerto Rico, Belgium, France, Italy, Spain and Germany. Safety-Kleen has licensee operations in Japan and Korea.

                             Safety-Kleen was incorporated in Wisconsin in July 1963 and its principal offices and corporate headquarters are located at One Brinckman Way, Elgin, Illinois 60123, telephone: (847) 697-8460.

Laidlaw Environmental
  Services, Inc............  Laidlaw Environmental provides hazardous and industrial waste management services throughout North America. Laidlaw Environmental collects, transports, treats and disposes of waste by incineration, landfilling and other methods at its facilities located in the United States and Canada. Laidlaw Environmental also operates waste processing, recycling and repackaging facilities and has analytical laboratories at its facilities in several states.

                             Laidlaw Environmental, in providing hazardous and industrial waste services, is engaged in five primary lines, or classes, of business: (a) service center; (b) landfill; (c) incineration; (d) transportation; and (e) specialty services, including polychlorinated biphenyl ("PCB") management, wastewater treatment and other specialty services.

                             Laidlaw Environmental's revenues and income are derived from one industry segment principally in the United States, which includes the collection, transportation, processing/recovery and disposal of hazardous and industrial wastes. This segment renders services to a variety of commercial, industrial, governmental and residential customers. Substantially all revenues represent income from unaffiliated customers.

                             Laidlaw Environmental was incorporated in Delaware in 1968. Its principal executive office is located at 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201 and its telephone number is (803) 933-4200.

                             As of the record date, Laidlaw Environmental and its affiliates owned 56,352,682 Shares (approximately 94% of the issued and outstanding Shares).

                             Certain information regarding the directors and executive officers of Laidlaw Environmental is set forth on Annex B hereto.

LES Acquisition, Inc.......  LES Acquisition was recently organized at the direction of Laidlaw Environmental for the purpose of effecting a tender offer for the Shares and the Merger. It has not engaged in any activities except in connection with the Laidlaw Environmental Offer and the proposed Merger. LES Acquisition is an indirect wholly-owned subsidiary of Laidlaw Environmental.

                            BACKGROUND OF THE MERGER

Background.................  In August, 1997, Safety-Kleen announced that the
                             Safety-Kleen Board had engaged the services of William Blair to act as advisor to Safety-Kleen and manage the process of exploring strategic options for enhancing shareholder value. On November 20, 1997, after considering proposals from various interested parties, including an initial offer from Laidlaw Environmental, Safety-Kleen announced that it had entered into a merger agreement (the "Philip Merger Agreement") with SK Acquisition Corp., an affiliate of Philip Services Corp., Apollo Advisors, L.P. and Blackstone Management Associates II, L.P. (the "Philip Merger"). Pursuant to the Philip Merger, Safety-Kleen shareholders would receive $27.00 per share in cash. Later that day, Laidlaw Environmental increased its initial offer.

                             At a special meeting of Safety-Kleen Shareholders on March 9, 1998, Safety-Kleen failed to receive the necessary two-thirds vote to approve the Philip Merger, and subsequently terminated the merger agreement therewith. The following day, Safety-Kleen entered into negotiations with Laidlaw Environmental.

                             After negotiations conducted from March 10, 1998 through March 15, 1998, (i) Laidlaw Environmental, LES Acquisition and Safety-Kleen agreed to the terms of, and on March 16, 1998, the parties executed, the Merger Agreement, and (ii) the Safety-Kleen Board agreed to recommend an exchange offer pursuant to which Laidlaw Environmental offered to exchange each Share for the right to receive $18.30 in cash and 2.80 shares of Common Stock of Laidlaw Environmental (the "Laidlaw Environmental Offer"). Pursuant to the Merger Agreement, each Share would be exchanged for the right to receive $18.30 net in cash and 2.80 shares of Laidlaw Environmental Common Stock, subject to the conditions set forth therein. On April 3 and April 7, 1998, Laidlaw Environmental and LES Acquisition acquired in the aggregate 55,751,582 Shares tendered pursuant to the Laidlaw Environmental Offer. The Merger Agreement provides that, following consummation of the Laidlaw Environmental Offer, in the Merger each Share will be exchanged in the Merger for consideration identical to the consideration received in the Laidlaw Environmental Offer.

Recommendation of
Safety-Kleen Board.........  THE SAFETY-KLEEN BOARD UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER
                             AGREEMENT. In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of Safety-Kleen and its shareholders, the Safety-Kleen Board, on March 15, 1998 considered a number of factors, as more fully described under "The Merger -- Reasons for the Merger; Recommendation of the Safety-Kleen Board."

Opinion of Financial
Advisor....................  On March 15, 1998, William Blair rendered an opinion to the Safety-Kleen Board to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration received by the holders of Shares in the Laidlaw Environmental Offer and to be received in the Merger is fair, from a financial point of view, to such holders. The full text of the opinion of William Blair, which includes the assumptions made, matters considered and the scope and limitations on the reviews undertaken in rendering such opinion, is attached as Annex C to this Proxy Statement/Prospectus and should be read in its entirety. See "Opinion of Financial
                             Advisor -- March 15, 1998 Opinion."

Interests of Certain
Persons....................  Certain members of Safety-Kleen's management and of the Safety-Kleen Board will receive economic benefits as a result of the consummation of the Laidlaw Environmental Offer and the Merger, including payments with respect to stock options and limited stock appreciation rights, maintenance of directors' and officers' insurance coverage and employee benefits by the surviving corporation for specified periods of time, indemnification rights and benefits under Change of Control Severance Agreements. For information concerning such benefits, see "The Merger -- Interests of Certain Persons in the Merger."

                       SAFETY-KLEEN SHAREHOLDERS' MEETING

Time, Date, and Place......  The special meeting will be held on May 18, 1998, at 10:00 a.m., eastern time, at the headquarters of Laidlaw Environmental Services, Inc., 1301 Gervais St., Suite 300, Columbia, South Carolina.

Purpose....................  At the special meeting, shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement. See "The Special
                             Meeting -- Matter to Be Considered at the Special Meeting."

Record Date; Voting at the
  Special Meeting..........  Only holders of record of Shares at the close of business on April 8, 1998 (the "Record Date"), will be entitled to notice of and to vote at the special meeting or any postponements or adjournments thereof. At the close of business on the Record Date, there were 60,101,962 Shares outstanding and entitled to vote. Shareholders of record on the Record Date are entitled to one vote per Share, exercisable in person or by properly executed proxy, upon the Merger. No other matters may be properly submitted for the vote of shareholders at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Shares is necessary to constitute a quorum at the special meeting. The affirmative vote by the holders of two-thirds of the outstanding Shares is required to approve the Merger Agreement and the Merger. Abstentions and broker non-votes will have the effect of votes against the proposal to approve and adopt the Merger Agreement. See "The Special Meeting -- Record Date; Voting at the Special Meeting."

                             AS OF THE RECORD DATE, LAIDLAW ENVIRONMENTAL AND ITS AFFILIATES OWNED 56,352,682 SHARES (APPROXIMATELY 94% OF THE OUTSTANDING SHARES) AND ACCORDINGLY WILL APPROVE THE MERGER AGREEMENT AND THE MERGER WITHOUT THE APPROVAL OF ANY OTHER SHAREHOLDERS. LAIDLAW ENVIRONMENTAL INTENDS TO VOTE, AND TO CAUSE ITS AFFILIATES TO VOTE, "FOR" THE MERGER AGREEMENT AND THE MERGER.

Proxies....................  This Proxy Statement/Prospectus is being furnished to shareholders of record at the close of business on the Record Date in connection with the solicitation of proxies by and on behalf of the Safety-Kleen Board for use at the special meeting. All Shares which are represented at the special meeting by properly executed proxies received and not duly and timely revoked will be voted at the special meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such Shares will be voted "FOR" the approval and adoption of the Merger Agreement.

                             A proxy may be revoked prior to its being voted by:
                             (i) delivering to the Secretary of Safety-Kleen, at or before the special meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy; (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of Safety-Kleen at or before the special meeting; or
                             (iii) attending the special meeting and voting in person. Attendance at the special meeting by a shareholder will not in and of itself revoke a previously delivered proxy. See "The Special Meeting -- Proxies."

                                   THE MERGER

General....................  Upon consummation of the Merger, LES Acquisition will be merged into Safety-Kleen and Safety-Kleen will become an indirect wholly-owned subsidiary of Laidlaw Environmental. Each Share outstanding immediately prior to the Merger (other than Shares owned by Laidlaw Environmental, LES Acquisition or any subsidiary thereof or held in the treasury of Safety-Kleen or any subsidiary of Safety-Kleen) will be converted into the right to receive $18.30 in cash, without interest, and 2.80 shares of Laidlaw Environmental Common Stock.

Effective Time.............  It is expected that the Merger will become effective as promptly as practicable following approval of the Merger Agreement by the requisite vote of the Safety-Kleen shareholders and the satisfaction or waiver of the other conditions to the Merger.

Treatment of Stock
Options....................  All outstanding options to purchase Shares became fully vested at the closing of the acquisition of Shares pursuant to the Laidlaw Environmental Offer. See "The Merger Agreement -- Stock Options."

Conditions to the Merger...  The Merger is subject to certain conditions, including the approval of Safety-Kleen shareholders at the special meeting. See "The Merger
                             Agreement -- Conditions to Consummation of the Merger."

Termination................  The Merger Agreement will be subject to termination at any time prior to the Effective Time by the mutual consent of Safety-Kleen and Laidlaw Environmental or by either Safety-Kleen or Laidlaw Environmental if: (i) any governmental body takes any action prohibiting the Merger and such action has become final and non-appealable; or (ii) the Merger Agreement is not approved at the special meeting by the holders of at least 66 2/3% of the outstanding Shares.

Financing of Merger........  See "The Merger -- Source and Amount of Funds" for
                             a description of Laidlaw Environmental's Merger financing.

Dissenters' Rights.........  Laidlaw Environmental has determined that it will not contest shareholders' right to dissent under Wisconsin law in connection with the Merger. See "The Merger -- Dissenters' Rights."

Certain Federal Income Tax
  Consequences.............  The receipt of cash and Laidlaw Environmental
                             Common Stock for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes with respect to which gain or loss, if any, will be recognized. See "The Merger -- Certain Federal Income Tax Consequences."

Accounting Treatment.......  As required by generally accepted accounting principles, Laidlaw Environmental will use the purchase method of accounting to account for the Merger. See "The Merger -- Accounting Treatment."

Market Price of Shares.....  The Shares are quoted and traded on the NYSE under the symbol "SK." On April 15, 1998, the most recent practicable trading day prior to the mailing of this Proxy Statement/Prospectus, the high and low sale prices of the Shares on the NYSE were $28 5/8 and $28 3/16 per Share, respectively. Laidlaw Environmental Common Stock is quoted and traded on the NYSE under the symbol "LLE." On April 15, 1998, the most recent practicable trading day prior to the mailing of this Proxy Statement/Prospectus, the high and low sale prices per share of Laidlaw Environmental Common Stock on the NYSE were
                             $3 13/16 and $3 5/8 per Share, respectively. See "Market Prices."

Selected Financial Data....  For a discussion of certain historical and pro forma financial information regarding Safety-Kleen and Laidlaw Environmental, see "Selected Historical Financial Data of Laidlaw Environmental," "Selected Historical Financial Data of Safety-Kleen," "Unaudited Pro Forma Combined Financial Information," and "Notes to Unaudited Pro Forma Combined Financial Information."

Description of Laidlaw
  Environmental Capital
  Stock....................  The authorized capital stock of Laidlaw
                             Environmental consists of 750,000,000 shares of Laidlaw Environmental Common Stock, par value $1.00 per share, and 1,000,000 shares of Laidlaw Environmental Preferred Stock, par value $1.00 per share. As of April 7, 1998, 338,398,600 shares of Laidlaw Environmental Common Stock were issued and outstanding, and no shares of Laidlaw Environmental preferred stock are issued.

                       SELECTED HISTORICAL FINANCIAL DATA

     The summary below sets forth historical financial data and selected unaudited pro forma combined financial data. This financial data should be read in conjunction with the historical financial statements and notes thereto contained in the filings incorporated by reference herein and in conjunction with the unaudited pro forma combined financial information and notes thereto appearing elsewhere in this Proxy Statement/ Prospectus. See "Unaudited Pro Forma Combined Financial Information."

SELECTED HISTORICAL FINANCIAL DATA OF LAIDLAW ENVIRONMENTAL

     The selected historical financial data of Laidlaw Environmental set forth below has been derived from financial statements of Laidlaw Environmental as they appeared in the Laidlaw Environmental 1997 Form 10-K and in the Laidlaw Environmental Form 10-Q for the quarterly period ended February 28, 1998. The Laidlaw Environmental Form 10-K and Form 10-Q should be read in conjunction with Laidlaw Environmental's selected historical financial data.

                                 SIX MONTHS ENDED
                                   FEBRUARY 28,                          YEAR ENDED AUGUST 31,
                               ---------------------   ----------------------------------------------------------
                                  1998        1997        1997         1996         1995        1994       1993
                               ----------   --------   ----------   ----------   ----------   --------   --------
                                                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues.....................  $  384,767   $313,192   $  678,619   $  652,973   $  599,241   $517,804   $511,554
Income (loss) from continuing
  operations(1)..............      13,700      5,338     (183,452)       6,714       16,765     22,531     11,654
Basic income (loss) per share
  from continuing
  operations(1)..............       0.075      0.044       (1.329)       0.056        0.140      0.188      0.097
Diluted income per
  share(2)...................       0.069                      --           --           --         --         --
Cash dividends per common
  share......................          --         --           --           --           --         --         --
BALANCE SHEET DATA:
Working capital..............      73,911                  76,095       40,677       60,075     90,831    119,522
Total assets.................   1,528,662               1,610,878    1,491,294    1,367,411    974,053    947,976
Long-term debt...............     463,247                 540,096       55,838       64,256     18,454     24,253
Stockholders' equity(3)......     349,728                 327,965    1,094,777    1,056,266    798,597    795,887
Weighted average common stock
  outstanding (000').........     181,523    120,000      138,033      120,000      120,000    120,000    120,000
Weighted average common stock
  outstanding and assumed
  conversions (000's)........     275,306                      --           --           --         --         --

---------------

(1) Fiscal year 1997 including restructuring charge, net of tax benefit, of $200 million ($332 million pre-tax) or $1.45 per share.
(2) Inclusion of diluted per share amounts would have been anti-dilutive in fiscal 1997. No dilutive components existed prior to 1997.
(3) For fiscal years 1993 to 1996 inclusive, stockholder's equity represents the net investment of Laidlaw, Inc. in Laidlaw Environmental.

SELECTED HISTORICAL FINANCIAL DATA OF SAFETY-KLEEN

     The selected historical financial data of Safety-Kleen set forth below has been derived from financial statements of Safety-Kleen as they appeared in Safety-Kleen's Form 10-K filed with the Commission for each of the five fiscal years in the period ended January 3, 1998. The Safety-Kleen 1997 Form 10-K should also be read in conjunction with Safety Kleen's selected historical financial data.

                                                             FISCAL YEAR
                                     ------------------------------------------------------------
                                      1997(2)         1996         1995        1994       1993
                                     ----------    ----------   ----------   --------   ---------
                                               ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues...........................  $1,007,903    $  923,126   $  859,251   $791,267   $ 795,508
Income (loss) from continuing
  operations.......................      63,170(3)     61,109       53,303     50,094    (101,346)(1)
Income (loss) per share from
  continuing operations:
  Basic............................        1.08          1.05         0.92       0.87       (1.76)(1)
  Diluted..........................        1.07          1.05         0.92       0.87       (1.76)(1)
Cash dividends per common share....        0.36          0.36         0.36       0.36        0.36
BALANCE SHEET DATA:
Working capital....................      68,983        72,340       43,532     31,766      53,472
Total assets.......................   1,034,706     1,044,823    1,009,050    973,444     950,664
Long-term debt.....................     214,234       276,954      283,715    284,125     288,633
Shareholders' equity...............     529,467       480,290      433,435    396,336     362,664
Weighted average common stock
  outstanding (000's)..............      58,415        58,089       57,813     57,741      57,679

---------------

(1) Includes restructuring and special charges, net of tax benefit, of $136 million ($229 million pre-tax) or $2.36 per share.
(2) Fiscal year 1997 was a fifty-three week year. All other years presented were fifty-two weeks.
(3) Includes approximately $3.2 million pre-tax charge to income for costs associated with the project to evaluate strategic alternatives initiated by the Safety-Kleen board of directors in August 1997.

LAIDLAW ENVIRONMENTAL, ROLLINS AND SAFETY-KLEEN SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information combines the consolidated income statements of Laidlaw Environmental and Rollins Environmental Services, Inc. ("Rollins"), and the consolidated balance sheets and income statements of Laidlaw Environmental and Safety-Kleen as if the Rollins acquisition, Laidlaw Environmental Offer, the Merger and the other transactions described herein had occurred for all periods presented. These statements are prepared on the basis of accounting for the Rollins acquisition and the Merger as a purchase and are based on the assumptions set forth in the notes thereto. These statements and the pro forma information presented below do not reflect the estimated cost savings of the Rollins acquisition nor the cost savings of approximately $100 to $130 million Laidlaw Environmental believes will result from the Merger. The following information is not necessarily indicative of the financial position or the actual results of operations that would have occurred had the transactions assumed herein occurred on such dates or of expected future results. This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Laidlaw Environmental, Rollins and Safety-Kleen included in the documents described under "Incorporation of

Certain Documents by Reference", and the pro forma combined financial statements and accompanying discussion and notes set forth under "Unaudited Pro Forma Combined Financial Information."

                                                                      PRO FORMA COMBINED
                                                              -----------------------------------
                                                                YEAR ENDED      SIX MONTHS ENDED
                                                              AUGUST 31, 1997   FEBRUARY 28, 1998
                                                              ---------------   -----------------
                                                                          (UNAUDITED)
                                                               ($ IN THOUSANDS, EXCEPT PER SHARE
                                                                           AMOUNTS)
STATEMENT OF INCOME DATA:
Revenues....................................................    $1,802,627          $942,512
Income (loss) from continuing operations....................      (247,202)            9,504
Income (loss) from discontinued operations..................            20                 -
                                                                ----------          --------
Net income (loss)...........................................    $ (247,182)         $  9,504
                                                                ==========          ========
PER SHARE DATA(1):
Basic income per share:
  Income (loss) from continuing operations..................    $   (0.705)         $  0.027
  Income (loss) from discontinued operations................            --                --
                                                                ----------          --------
  Net income (loss).........................................    $   (0.705)         $  0.027
                                                                ==========          ========
Weighted average common stock outstanding (000's)...........       350,567           347,646
                                                                ==========          ========

                                                              PRO FORMA COMBINED
                                                              ------------------
                                                                    AS OF
                                                              FEBRUARY 28, 1998
                                                              ------------------
                                                                 (UNAUDITED)
                                                               ($ IN THOUSANDS)
BALANCE SHEET DATA:
Assets:
  Total current assets......................................      $  491,329
  Total assets..............................................       4,440,428
Liabilities:
  Total current liabilities.................................         404,398
  Long-term debt............................................       1,776,177
  Subordinated convertible debenture........................         350,000
  Total liabilities.........................................       3,407,314
Stockholders' Equity........................................       1,033,114

---------------

(1) Diluted earnings per share, which include the dilutive effect of assumed conversions of potential common shares, have not been included for the historical year ended August 31, 1997, nor for the pro forma six months ended February 28, 1998, as the effect of such inclusion would be to increase earnings per share, and thus be anti-dilutive.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information combines the consolidated income statements of Laidlaw Environmental and Rollins, and the consolidated balance sheets and income statements of Laidlaw Environmental and Safety-Kleen as if the Rollins acquisition, Laidlaw Environmental Offer, the Merger and the other transactions described herein had occurred for all periods presented. These statements are prepared on the basis of accounting for the acquisition pursuant to the Laidlaw Environmental Offer and the Merger as a purchase and are based on the assumptions set forth in the notes thereto. These statements do not reflect the estimated cost savings of the Rollins acquisition, nor the cost savings of approximately $100 to $130 million Laidlaw Environmental believes will result from the Merger. This information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Laidlaw Environmental, Rollins and Safety-Kleen included in the documents described under "Incorporation of Certain Documents by Reference", and the pro forma discussion and notes set forth under this section.

     The following information is being presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the transactions assumed herein been consummated at the beginning of the periods for which the transactions are being given effect, nor is it necessarily indicative of future operating results or financial position.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                 FOR THE YEAR ENDED AUGUST 31, 1997 (UNAUDITED)

                                     HISTORICAL      PRO FORMA         PRO FORMA     HISTORICAL    PRO FORMA
                       HISTORICAL      LAIDLAW      ADJUSTMENTS         LAIDLAW       SAFETY-     ADJUSTMENTS      PRO FORMA
                        ROLLINS     ENVIRONMENTAL     DR/(CR)        ENVIRONMENTAL     KLEEN        DR/(CR)         COMBINED
                       ----------   -------------   -----------      -------------   ----------   -----------      ----------
                                               (UNAUDITED)($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.............   $150,985      $ 678,619      $  4,099(Da)     $  825,505      $977,122     $     --        $1,802,627
Expenses:
  Operating..........    149,791        485,062        (4,099)(Da)       630,754       642,219           --         1,272,973
  Depreciation and
    amortization.....     22,606         53,506        (6,345)(Db)        69,767        81,010       30,383(D1)       181,160
  Selling, general
    and
    administrative...     22,371         73,068                           95,439       137,961           --           233,400
  Restructuring
    charge...........         --        331,697                          331,697            --           --           331,697
                        --------      ---------      --------         ----------      --------     --------        ----------
        Total
          expenses...    194,768        943,333       (10,444)         1,127,657       861,190       30,383         2,019,230
                        --------      ---------      --------         ----------      --------     --------        ----------
Operating income
  (loss).............    (43,783)      (264,714)       (6,345)          (302,152)      115,932       30,383          (216,603)
Allocated interest
  expense............         --         24,030                           24,030            --           --            24,030
Interest expense.....      5,856         20,243         9,625(Dc)         35,724        18,504      102,040(D2)       156,268
Other income.........         --          2,865                            2,865         1,587           --             4,452
                        --------      ---------      --------         ----------      --------     --------        ----------
Income (loss) from
  continuing
  operations before
  income tax.........    (49,639)      (306,122)        3,280           (359,041)       99,015      132,423          (392,449)
Income tax expense
  (benefit)..........    (17,460)      (122,789)        3,251(Dd)       (136,998)       38,294      (46,662)(D3)     (145,366)
                        --------      ---------      --------         ----------      --------     --------        ----------
Income (loss) from
  continuing
  operations before
  minority
  interest...........    (32,179)      (183,333)        6,531           (222,043)       60,721       85,761          (247,083)
Minority interest
  (net of tax).......         --           (119)                            (119)           --           --              (119)
                        --------      ---------      --------         ----------      --------     --------        ----------
Income (loss) from
  continuing
  operations.........   $(32,179)     $(183,452)     $  6,531         $ (222,162)     $ 60,721     $ 85,761        $ (247,202)
                        ========      =========      ========         ==========      ========     ========        ==========
Net income (loss) per
  share (Note D5)....                 $  (1.329)                                                                   $   (0.705)(D4)
Weighted average
  common stock
  outstanding
  (000's)............                   138,033                                                                       350,567(D4)

  See Accompanying Notes to Unaudited Pro Forma Combined Financial Information

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
             FOR THE SIX MONTHS ENDED FEBRUARY 28, 1998 (UNAUDITED)

                                   HISTORICAL     HISTORICAL   PRO FORMA ADJUSTMENTS
                                     LAIDLAW       SAFETY-     ----------------------      PRO FORMA
                                  ENVIRONMENTAL     KLEEN         DR            CR         COMBINED
                                  -------------   ----------   --------      --------      ---------
                                                             (UNAUDITED)
                                              ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues........................    $384,767       $557,745    $    --       $    --       $942,512
Expenses:
  Operating.....................     269,105        369,271         --            --        638,376
  Depreciation and
     amortization...............      24,819         43,924     14,238(D1)        --         82,981
  Selling, general and
     administrative.............      39,236         73,187         --            --        112,423
                                    --------       --------    -------       -------       --------
          Total expenses........     333,160        486,382     14,238            --        833,780
                                    --------       --------    -------       -------       --------
Operating income................      51,607         71,363     14,238            --        108,732
Interest expense................      29,489          9,453     50,819(D2)        --         89,761
Other income (expense)..........       1,243         (2,347)        --            --         (1,104)
                                    --------       --------    -------       -------       --------
Income from continuing
  operations before income
  tax...........................      23,361         59,563     65,057            --         17,867
Income tax expense..............       9,555         21,572         --        22,870(D3)      8,257
                                    --------       --------    -------       -------       --------
Income from continuing
  operations before minority
  interest......................      13,806         37,991     65,057        22,870          9,610
Minority interest (net of
  tax)..........................        (106)            --         --            --           (106)
                                    --------       --------    -------       -------       --------
          Net income............    $ 13,700       $ 37,991    $65,057       $22,870       $  9,504
                                    ========       ========    =======       =======       ========
Basic income per share..........    $  0.075                                               $  0.027(D4)
Weighted average common
  outstanding (000's)...........     181,523                                                347,646(D4)
Diluted income per share........    $  0.069                                                     --(D5)
Weighted average common stock
  outstanding and assumed
  conversions (000's)...........     275,306                                                     --(D5)

 See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.

                        PRO FORMA COMBINED BALANCE SHEET

                                                      HISTORICAL
                              HISTORICAL LAIDLAW     SAFETY-KLEEN
                                ENVIRONMENTAL      AS OF JANUARY 3,     PRO FORMA ADJUSTMENTS
                              AS OF FEBRUARY 28,         1998         --------------------------        PRO FORMA
                                     1998            (SEE NOTE C)         DR              CR             COMBINED
                              ------------------   ----------------   ----------      ----------        ----------
                                                                  (UNAUDITED)
                                                                ($ IN THOUSANDS)
                                                      ASSETS
Current assets
  Cash and cash
    equivalents.............      $   11,766          $   11,202      $       --      $       --        $   22,968
  Trade and other accounts
    receivable..............         186,273             131,092              --              --           317,365
  Inventories...............           7,857              51,339              --              --            59,196
  Deferred income taxes.....          13,727              10,694              --              --            24,421
  Other current assets......          17,280              20,099          30,000(D16)         --            67,379
                                  ----------          ----------      ----------      ----------        ----------
         Total current
           assets...........         236,903             224,426          30,000              --           491,329
                                  ----------          ----------      ----------      ----------        ----------
Property, plant and
  equipment, net............       1,143,605             629,741       1,301,239(D6)          --         3,074,585
Goodwill and other
  intangible assets.........          68,890             144,536         577,334(D7)          --           790,760
Other assets................          79,264              36,003              --          31,513(D8)        83,754
                                  ----------          ----------      ----------      ----------        ----------
         Total assets.......      $1,528,662          $1,034,706      $1,908,573      $   31,513        $4,440,428
                                  ==========          ==========      ==========      ==========        ==========
                                                   LIABILITIES
Current liabilities
  Accounts payable..........      $   64,202          $   75,284      $       --      $       --        $  139,486
  Accrued liabilities.......          79,557              80,122              --              --           159,679
  Current portion of
    long-term debt..........          19,233                  37              --          85,963(D10)      105,233
                                  ----------          ----------      ----------      ----------        ----------
         Total current
           liabilities......         162,992             155,443              --          85,963           404,398
                                  ----------          ----------      ----------      ----------        ----------
Deferred items
  Income taxes..............          56,677              65,607              --         519,249(D14)      641,533
  Other.....................         165,251              69,955              --              --           235,206
Long-term debt..............         444,014             214,234              --       1,117,929(D10)    1,776,177
Subordinated convertible
  debenture.................         350,000                  --              --              --           350,000
                                  ----------          ----------      ----------      ----------        ----------
         Total
           liabilities......       1,178,934             505,239              --       1,723,141         3,407,314
                                  ----------          ----------      ----------      ----------        ----------
                                               STOCKHOLDERS' EQUITY
Common stock................      $  182,287          $    5,919      $       --      $  160,204(D11)   $  348,410
Additional paid-in
  capital...................         392,512             212,504              --         306,629(D12)      911,645
Cumulative foreign currency
  translation adjustments...          (2,971)            (27,274)             --          27,274(D13)       (2,971)
Net unrealized gain on
  securities available for
  sale......................           1,870                  --           1,870(D15)         --                --
Retained earnings
  (accumulated deficit).....        (223,970)            338,318         338,318(D13)         --          (223,970)
                                  ----------          ----------      ----------      ----------        ----------
         Total stockholders'
           equity...........         349,728             529,467         340,188         494,107         1,033,114
                                  ----------          ----------      ----------      ----------        ----------
         Total liabilities
           and stockholders'
           equity...........      $1,528,662          $1,034,706      $  340,188      $2,217,248        $4,440,428
                                  ==========          ==========      ==========      ==========        ==========

 See Accompanying Notes to Unaudited Pro Forma Combined Financial Information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

A.  SUMMARY OF LAIDLAW ENVIRONMENTAL OFFER

     Laidlaw Environmental previously offered to exchange $18.30 in cash and 2.8 shares of Laidlaw Environmental Common Stock for each outstanding share of Safety-Kleen Common Stock. Laidlaw Environmental and its subsidiaries acquired in the aggregate 55,751,582 shares of Safety Kleen Common Stock pursuant to the Laidlaw Environmental Offer on April 3 and April 7, 1998.

     In contemplation of the Merger, Laidlaw has established a credit facility through TD Securities (USA), Inc. ("TDSI"). The Credit Facility consists of five parts: (i) a $450,000,000 6-year Senior Secured Revolving Credit Facility with a $200,000,000 letter of credit sublimit (the "Revolving Credit Facility" or "Facility A"), (ii) a $550,000,000 6-year Senior Secured Amortizing Term Loan ("Facility B"), (iii) a $550,000,000 Minimally Amortizing 7-year Senior Secured Term Loan ("Facility C"), (iv) a $550,000,000 Minimally Amortizing 8-year Senior Secured Term Loan ("Facility D") and (v) a $60,000,000 6-year Senior Secured Amortizing Term Loan Facility ("Facility E"); (Facility B, Facility C, Facility D and Facility E, collectively, the "Term Loans"). The Credit Facility will be secured by all of the tangible assets of the combined companies to the extent required by the syndicate of banks and other financial institutions (collectively, the "Lenders") acceptable to Laidlaw Environmental and the Agent that will make the loans pursuant to the Credit Facility. All of the capital stock of Laidlaw Environmental's subsidiaries, including the acquired Safety-Kleen subsidiaries, will be pledged as part of such security for the Credit Facility, and such subsidiaries will guaranty the obligations of Laidlaw Environmental to the Lenders. The Term Loans have been drawn in full under the Revolving Credit Facility, $200,000,000 is available for letters of credit and $300,000,000 is available for loans, subject to an aggregate maximum of $450,000,000.

     Borrowings under the Credit Facility bear interest at a floating rate based upon, at LES Acquisition's option, (i) the higher of the Toronto-Dominion Bank
(TD) prime rate and the federal funds rate plus 0.50% per annum, or (ii) the London Interbank Offered Rate ("LIBOR") as determined by TD for the respective interest period, in each case plus a margin based upon the total leverage ratio of LES Acquisition. LES Acquisition also has and will pay administration fees, commitment fees, re-syndication fees (under certain circumstances), certain expenses and provides certain indemnities, all of which LES Acquisition believes to be customary for commitments of this type.

B.  ACCOUNTING TREATMENT ($ IN THOUSANDS)

     If the Merger is consummated, it will be accounted for using the purchase method of accounting applied in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Safety-Kleen will be recorded at their estimated fair value, with any difference between the amount of such fair value and the purchase price being recorded as goodwill. The operating results of the combined company will include the results of operations of Safety-Kleen from and after the date of the acquisition of the Safety-Kleen Common Stock pursuant to the Laidlaw Environmental Offer.

     The aggregate merger purchase price totals $1,902,148 and is comprised as follows:

Safety-Kleen Shares outstanding at February 28, 1998.....................    59,930,589
Safety-Kleen Shares previously acquired by Laidlaw Environmental.........      (601,100)
                                                                            -----------
Safety-Kleen Shares remaining to acquire.................................    59,329,489
                                                                            ===========
Cash cost at $18.30 per Safety-Kleen Share...............................   $ 1,085,730
Cost of additional Laidlaw Environmental Shares to be issued:
Number of Laidlaw Environmental Shares to be issued at the
  Exchange Ratio of 2.8.....................................  166,122,569
Price per share.............................................  $     4.125
                                                              -----------
          Total cost.....................................................       685,256
                                                                            -----------
                                                                              1,770,986
Cost of Safety-Kleen Shares previously acquired by Laidlaw
  Environmental..........................................................        13,000
Cost of Safety-Kleen stock options.......................................        43,162
Termination fees associated with SK Parent Merger Agreement..............        75,000
                                                                            -----------
          Total merger purchase price....................................   $ 1,902,148
                                                                            ===========

     The price per share of the additional Laidlaw Environmental shares to be issued of $4.125 is the average of the closing NYSE market price for the 3 trading days prior to and the 3 trading days immediately following and including March 16, 1998, the date of the Agreement and Plan of Merger.

     The purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at February 28, 1998, as follows:

Current assets..............................................  $  254,426
Property, plant and equipment...............................   1,930,980
Goodwill....................................................     721,870
Other assets................................................      20,607
Current liabilities.........................................    (155,406)
Deferred income taxes.......................................    (586,103)
Other deferred items........................................     (69,955)
Long-term debt..............................................    (214,271)
                                                              ----------
          Merger purchase price.............................  $1,902,148
                                                              ==========

C.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined balance sheet gives effect to the Laidlaw Environmental Offer, the Merger and the other transactions described herein as if they had occurred on February 28, 1998. The unaudited pro forma combined statement of income for the year ended August 31, 1997 gives effect to
(a) the Rollins acquisition under the heading "Pro Forma Laidlaw Environmental," and (b) the Rollins acquisition, the Laidlaw Environmental Offer, the Merger and the other transactions described herein under the heading "Pro Forma Combined" as if each had occurred as of September 1, 1996. The unaudited pro forma combined statement of income for the six months ended February 28, 1998 gives effect to the Laidlaw Environmental Offer, the Merger and the other transactions described herein as if each had occurred as of September 1, 1997.

     The unaudited pro forma combined balance sheet at February 28, 1998 includes the balance sheet of Laidlaw Environmental at February 28, 1998 and the balance sheet of Safety-Kleen at January 3, 1998. Since the February 28, 1998 balance sheet of Laidlaw Environmental reflects the acquisition of Rollins on May 15, 1997, no pro forma disclosure is required. The unaudited pro forma combined statement of income for the year ended August 31, 1997 includes Laidlaw Environmental for the year ended August 31, 1997, Rollins for the period September 1, 1996 to May 15, 1997, and for Safety-Kleen, the aggregate of the 16 weeks ended December 28, 1996 plus the 36 weeks ended September 6, 1997. The unaudited pro forma combined statement of income for the six months ended February 28, 1998 includes Laidlaw Environmental for the six months ended February 28, 1998 and Safety-Kleen for the 29 weeks ended January 3, 1998. Safety-Kleen's historical depreciation and amortization expense for this period has been estimated based on the amount reported for the fiscal year ended January 3, 1998.

     Both the recent and pending acquisitions have been presented using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of their fair values, based upon publicly available documents and information. The preliminary allocation of the purchase price with respect to Safety-Kleen will be subject to further adjustments as Laidlaw Environmental finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. Management does not anticipate that the final allocation of the purchase price will result in a material change to income. The goodwill acquired is being amortized over 40 years on a straight-line basis.

     During the report periods, there were no material transactions between Laidlaw Environmental and Safety-Kleen.

     The unaudited combined pro forma financial information does not purport to be indicative of the combined financial position or combined results of operations of Laidlaw Environmental, Rollins and Safety-Kleen had the transactions assumed therein occurred on the dates specified, nor are they indicative of future financial position or results of operations. The unaudited pro forma financial information does not give effect to potential cost savings of the Rollins acquisition, nor the cost savings of approximately $100 to $130 million that Laidlaw Environmental management believes may be realized as a result of the Merger. There can be no assurances that such cost savings, if any, will be achieved.

     The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of Laidlaw Environmental, Rollins and Safety-Kleen and the notes thereto incorporated by reference included elsewhere herein.

D.  PRO FORMA ADJUSTMENTS ($ AND SHARES IN THOUSANDS)

     The following adjustments and elimination entries have been made to the unaudited pro forma combined statement of income to reflect the Rollins acquisition, as of the beginning of fiscal year 1997 using the purchase method of accounting:

          (a) To eliminate transactions between combined companies.

          (b) To adjust depreciation to reflect the fair value adjustment of property and equipment and to reflect the effects of the Rollins acquisition upon goodwill amortization.

          (c) To adjust expense to reflect financing costs associated with the Rollins acquisition.

          (d) To adjust income taxes (benefits) to record the pro forma income taxes (benefit) as computed under Statement of Financial Accounting Standard No. 109 on pro forma pre-tax income (loss).

     The following adjustments and elimination entries have been made to the unaudited pro forma combined statement of income to reflect the acquisition of Safety-Kleen by Laidlaw Environmental using the purchase method of accounting:

          1. To adjust depreciation and amortization expense to reflect the fair value adjustment of property, plant and equipment and the effect of the Merger on goodwill amortization, as follows:

                                                    YEAR ENDED      SIX MONTHS ENDED
                                                  AUGUST 31, 1997   FEBRUARY 28, 1998
                                                  ---------------   -----------------
To eliminate Safety-Kleen's estimated historical
  intangible and other asset amortization
  expense.......................................     $(20,195)          $(11,050)
To record amortization expense related to
  goodwill as a result of the Merger............       18,047              9,023
To record depreciation expense related to
  certain Safety-Kleen property, plant and
  equipment (primarily buildings and land
  improvements), written up to estimated fair
  value.........................................       32,531             16,265
                                                     --------           --------
          Total adjustment......................     $ 30,383           $ 14,238
                                                     ========           ========

          2. To adjust interest expense for the impact of the additional long-term debt associated with the Merger as follows:

                                               YEAR ENDED      SIX MONTHS ENDED
                                             AUGUST 31, 1997   FEBRUARY 28, 1998
                                             ---------------   -----------------
To eliminate historical Safety-Kleen
  interest expense.........................     $(18,504)           $(9,453)
To record interest expense on $1,418,163(1)
  of borrowings at 8.5%(2) under the Credit
  Facilities...............................      120,544             60,272
                                                --------            -------
          Total adjustment.................     $102,040            $50,819
                                                ========            =======

---------------

(1) Includes additional long-term debt associated with the Merger (Note D10) and anticipated refinancing of Safety-Kleen historical long-term debt of $214,271.
(2) At current rates pursuant to the terms of the Credit Facilities.

          3. To adjust income taxes (benefits) to record the pro forma income taxes (benefits) as computed under SFAS 109 on pro forma pre-tax income
     (loss).

          4. Pro forma weighted average common and common stock equivalents outstanding comprise:

                                               YEAR ENDED      SIX MONTHS ENDED
                                             AUGUST 31, 1997   FEBRUARY 28, 1998
                                             ---------------   -----------------
Laidlaw Environmental weighted average
  historical...............................      138,033            181,523
Adjustment for Rollins acquisition.........       46,411
Additional Laidlaw Environmental shares to
  be issued in connection with the Merger
  (see Note B).............................      166,123            166,123
Percentage of Laidlaw Environmental shares
  held by former Safety-Kleen shareholders
  after the Merger.........................         47.9%              47.7%
Laidlaw Environmental shares outstanding...      180,435            182,287
Pro forma Laidlaw Environmental shares.....      346,558            348,410
Pro forma weighted average total...........      350,567            347,646
                                                --------           --------
Pro forma income (loss) per share..........     $ (0.705)          $  0.027
                                                ========           ========

          5. Diluted earnings per share amounts, which would include the dilutive effect of the assumed conversions of potential common shares have not been included for the year ended August 31, 1997 nor for the six months ended February 28, 1997 as the effect of such inclusion would be to increase earnings per share, and thus be anti-dilutive.

     The following adjustments and eliminations have been made to the unaudited pro forma combined balance sheet to reflect the acquisition of Safety-Kleen by Laidlaw Environmental using the purchase method of accounting for the Merger.

          6. To write-up certain Safety-Kleen property, plant and equipment to fair value. Total write-up represents $25,000 for land, $75,000 for land improvements (parking lots, drainage systems, waste containment systems, etc.) and $1,201,239 for buildings.

          7. To eliminate the historical book value of Safety-Kleen's intangible assets and record the goodwill resulting from the Merger as follows:

Eliminate historical Safety-Kleen intangible assets.........  $(144,536)
Record goodwill arising form the Merger (See Note B)........    721,870
                                                              ---------
          Net goodwill adjustment...........................  $ 577,334
                                                              =========

          8. To adjust the historical book value of Safety-Kleen's other assets as follows:

Write-off the estimated book value of Safety-Kleen's other
  assets....................................................  $15,396
To eliminate cost of Safety-Kleen shares previously acquired
  by Laidlaw Environmental..................................   13,000
To eliminate unrealized gain on investment in Safety-Kleen
  shares previously acquired by Laidlaw Environmental and
  classified as securities available for sale...............    3,117
                                                              -------
          Net other assets adjustment.......................  $31,513
                                                              =======

          9. Laidlaw Environmental's management estimates that approximately $25 million of costs related to facility closures, severance costs and other direct acquisition costs would be incurred in connection with the Merger, these estimates of costs are not yet based on sufficient factual information so as to be included as pro forma adjustments and are subject to change as additional information becomes available.

          10. To record the additional long-term debt associated with the Merger, as follows:

Cash component of acquiring outstanding Safety-Kleen
  shares....................................................  $1,085,730
Termination fee associated with SK Parent Merger
  Agreement.................................................      75,000
Cost of stock options.......................................      43,162
                                                              ----------
Total long-term debt adjustment.............................   1,203,892
Less, current portion adjustment............................     (85,963)
                                                              ----------
          Net long-term debt adjustment.....................  $1,117,929
                                                              ==========

          11. To record the additional common stock associated with the Merger, as follows:

Eliminate historical Safety-Kleen common stock..............  $ (5,919)
Issuance of additional Laidlaw Environmental stock (Note
  B)........................................................   166,123
                                                              --------
          Total common stock adjustment.....................  $160,204
                                                              ========

          12. To record the impact on additional paid-in capital associated with the Merger, as follows:

Eliminate historical Safety-Kleen paid-in capital...........  $(212,504)
Issuance of additional Laidlaw Environmental stock..........    519,133
                                                              ---------
          Total additional historical paid-in capital
            adjustment......................................  $ 306,629
                                                              =========

          13. To eliminate historical Safety-Kleen retained earnings and cumulative foreign currency translation adjustment.

          14. To record the impact on deferred income taxes as follows:

To record the incremental change in the Laidlaw
  Environmental tax liability and benefit which results from the adjustment of certain assets and the recording of
  certain liabilities utilizing the Federal statutory rate
  of 35% plus an effective state rate of 5%.................  $ 520,496
To eliminate deferred taxes on unrealized gain on investment in Safety-Kleen shares previously acquired by Laidlaw
  Environmental and classified as securities available for
  sale......................................................     (1,247)
                                                              ---------
          Total deferred tax adjustment.....................  $ 519,249
                                                              =========

          15. To eliminate unrealized gain, net of deferred taxes on investment in Safety-Kleen shares previously acquired by Laidlaw Environmental and classified as securities available for sale.

          16. To record estimated income taxes recoverable in connection with the payment of termination fees associated with the SK Parent Merger Agreement.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in "Summary," "-- The Merger -- Certain Federal Income Tax Consequences," and "-- Background of the Merger," "The
Merger -- Background of the Merger," "-- Safety-Kleen Reasons for the Merger; Recommendation of Board of Directors," "-- Laidlaw Environmental Reasons for the Merger," "-- Certain Federal Income Tax Consequences," and "Unaudited Pro Forma Combined Financial Information" including any forecasts, projections and descriptions of anticipated cost savings and synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by Laidlaw Environmental and Safety-Kleen, including any statements contained herein or therein regarding the development or possible assumed future results of operations of Laidlaw Environmental's and Safety-Kleen's businesses, the markets for Laidlaw Environmental's and Safety-Kleen's services and products, anticipated capital expenditures, regulatory developments and the effects of the Merger, any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," or similar expressions, and other statements contained or incorporated by reference herein regarding matters that are not historical facts, are or may constitute forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that may cause actual results to differ include, among others, general economic conditions, risks associated with acquisitions, fluctuations in operating results because of acquisitions and variations in stock prices, changes in applicable federal, state and local laws and regulations, especially environmental regulations, alternate and emerging technologies, competition and pricing pressures, overcapacity in the industry, seasonal fluctuations due to weather, uncertainties of litigation, and risks associated with the operation, growth and integration of the newly acquired businesses. As a result of these factors, Laidlaw Environmental's revenue and income could vary significantly from quarter to quarter, and past financial performance should not be considered a reliable indicator of future performance. All subsequent written and oral forward-looking statements attributable to Laidlaw Environmental or Safety-Kleen or persons acting on either's behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above in this paragraph. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Safety-Kleen and Laidlaw Environmental undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by the federal securities laws.

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement/Prospectus, the following are certain factors that should be considered by Safety-Kleen shareholders in evaluating the Merger.

VALUE OF THE MERGER CONSIDERATION

     In evaluating the Merger, Safety-Kleen shareholders should consider that part of the consideration to be paid consists of 2.8 shares of Laidlaw Environmental Common Stock. Such stock is publicly traded on the New York Stock Exchange, and therefore, is subject to fluctuation in value. Accordingly, the aggregate value of the Merger Consideration at the Effective Time will depend upon the value of the Laidlaw Environmental Common Stock at that time.

UNCERTAINTIES IN INTEGRATING OPERATIONS AND ACHIEVING COST SAVINGS

     Laidlaw Environmental and Safety-Kleen and certain direct and indirect subsidiaries each are large enterprises with operations in different markets. The success of any business combination, including the Merger, is in part dependent on the ability following the Merger to consolidate operations and integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The consolidation of operations, the integration of departments, systems and procedures and the reallocation of staff present significant management challenges. There can be no assurance that future consolidated results will improve as a result of the Merger, or as to the timing or extent to which cost savings and efficiencies anticipated by Laidlaw Environmental will be achieved. The pro forma financial statements contained in this Proxy Statement/Prospectus do not include the impact, positive or negative, of any cost savings or efficiencies related to anticipated synergies. Laidlaw Environmental cannot presently quantify the impact of achieving or failing to achieve anticipated synergies on Laidlaw Environmental's earnings per share.

ABILITY TO EXERT SIGNIFICANT INFLUENCE

     As of April 7, 1998, Laidlaw, Inc. ("Laidlaw") owned beneficially approximately 35.8% of the outstanding Laidlaw Environmental Common Stock. Laidlaw also holds a $350 million, 5% Subordinated Convertible Pay-In-Kind Debenture due 2009 of Laidlaw Environmental (the "PIK Note"). For the first two years after the issuance of the PIK Note, interest is automatically paid in Laidlaw Environmental Common Stock and thereafter principal and interest may be paid in Laidlaw Environmental Common Stock or cash at the election of Laidlaw Environmental. The number of shares of Laidlaw Environmental Common Stock for each such payment shall be equal to the dollar amount in accrued interest or principal due divided by the average of the daily closing prices of a share of Laidlaw Environmental Common Stock on the NYSE-Composite Transactions for the ten consecutive trading days selected by Laidlaw Environmental commencing not more than 20 days before, and ending not later than, the date such payment is due. Beginning on May 15, 2002, and continuing until the business day prior to the repayment of the PIK Note, the PIK Note is convertible, in whole or in part, at the option of the holder, into shares of Laidlaw Environmental Common Stock. The conversion will be at a conversion price of $3.75 per share, subject to adjustment under certain circumstances. Assuming that the entire principal amount of the PIK Note is outstanding and the conversion price is $3.75 per share, the PIK Note is convertible into 93,333,333 shares of Laidlaw Environmental Common Stock. If the Merger is consummated, Laidlaw would beneficially own 34.7% (and 48.5% taking into account the PIK Note) of the outstanding shares of Laidlaw Environmental Common Stock. Despite the reduction in Laidlaw's beneficial ownership, however, future sales by Laidlaw of substantial amounts of Laidlaw Environmental Common Stock in the public market (depending on how and when such sales are made), or the perception that such sales could occur, could adversely affect the market price of the Laidlaw Environmental Common Stock. Future sales by Laidlaw would increase the public float of Laidlaw Environmental Common Stock, which increase could have a positive impact on the market for, and market price of, Laidlaw Environmental Common Stock.

     The Board of Directors of Laidlaw Environmental is comprised of ten members, three of whom were designated by Laidlaw, three by Rollins and three jointly by Laidlaw and Rollins and one selected by the

Board of Directors of Laidlaw Environmental. To Laidlaw Environmental's knowledge, there are presently no agreements with respect to future nominations to the Board of Directors of Laidlaw Environmental.

LEVERAGE

     After consummation of the Merger, Laidlaw Environmental will be highly leveraged with substantial debt service obligations, including principal and interest obligations with respect to bank debt of as much as $2.1 billion. Therefore, Laidlaw Environmental will be particularly susceptible to adverse changes in its industry, the economy and the financial markets generally. In addition, Laidlaw Environmental's ability to obtain additional debt financing will be limited by restrictive covenants under the terms of its credit agreements and any other debt instruments and those limits on financing may therefore limit Laidlaw Environmental's ability to service its existing debt obligations through additional debt financing if cash flow from operations is insufficient to service such obligations.

ENVIRONMENTAL REGULATION

     The operations of businesses of Laidlaw Environmental and Safety-Kleen are subject to certain federal, state, territorial, provincial and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for incinerators, landfills, transfer and storage facilities, certain collection vehicles, storage tanks and other facilities owned or operated by Laidlaw Environmental Or Safety-Kleen, and these permits are subject to revocation, modification and renewal. Although Laidlaw Environmental believes that the facilities of Laidlaw Environmental and (based on Safety-Kleen's public disclosures) Safety-Kleen meet federal, state and local requirements in all material respects and have all of the required operating and other permits, it may be necessary to expend considerable time, effort and money to keep existing or acquired facilities of Laidlaw Environmental and Safety-Kleen in compliance with applicable requirements, including new regulations, and to maintain existing permits and approvals and to obtain the permits and approvals necessary to increase their capacity. Applicable requirements are enforceable by injunctions and fines or penalties, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency (the "EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor and by the provincial environmental ministries in Canada.

     The United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes liability for damages and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on, among others, the current and former owners and operators of such sites. Given the substantial costs involved in a CERCLA cleanup and the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on Laidlaw Environmental's business, financial condition and future prospects.

     With respect to various operating facilities, Laidlaw Environmental is required to provide certain financial assurances with respect to certain statutorily required closure and post-closure obligations. These financial assurances may take the form of insurance, guarantees, bonds, letters of credit or deposits of cash, to the extent acceptable to the United States, Canadian or other foreign, state, territorial, federal, provincial or local courts, executive offices, legislatures, governmental agencies or ministries, commissions, or administrative, regulatory or self-regulatory authorities or instrumentalities ("Governmental Entities") requiring such assurances. Following the consummation of the Merger, Laidlaw Environmental will be obligated to provide financial assurances for current Safety-Kleen operations as well. There can be no assurance that Laidlaw Environmental will be able to provide the required financial assurances without increased cost or at all.

     Anticipated payments of environmental liabilities for Laidlaw Environmental for each of the next five years and thereafter are as follows ($ in thousands):

YEAR ENDING AUGUST 31
---------------------
1998........................................................  $ 27,376
1999........................................................    32,365
2000........................................................    22,735
2001........................................................    15,972
2002........................................................    10,926
Thereafter..................................................   170,687
                                                              --------
          Total.............................................  $280,061
                                                              ========

RISKS OF PENDING AND FUTURE LEGAL PROCEEDINGS

     In addition to the costs of complying with environmental regulations, hazardous waste treatment companies generally will continue to be involved in legal proceedings in the ordinary course of business. Alleged failure by Laidlaw Environmental or Safety-Kleen to comply with laws and regulations may lead to the imposition of fines or the denial, revocation or delay of the renewal of permits and licenses by Governmental Entities. In addition, such Governmental Entities as well as surrounding landowners may claim that Laidlaw Environmental or Safety-Kleen are liable for environmental damages. Citizens groups have become increasingly active in challenging the grant or renewal of permits and licenses for hazardous waste facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against Laidlaw Environmental or Safety-Kleen, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on Laidlaw Environmental's business, financial condition and future prospects. Laidlaw Environmental and Safety-Kleen are each currently a party to various legal proceedings, as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings or the effect such outcomes may have on Laidlaw Environmental. Although Laidlaw Environmental believes that losses resulting from the ultimate resolution of such proceedings will not have a material adverse effect on the business, financial condition or future prospects of Laidlaw Environmental, an unfavorable resolution of any matter individually or in the aggregate could have a material adverse effect on the business, financial condition and future prospects of Laidlaw Environmental.

COMPETITIVE ENVIRONMENT

     Laidlaw Environmental and Safety-Kleen operate in highly competitive environments. In addition, the hazardous waste industry is changing as a result of rapid consolidation. The future success of Laidlaw Environmental will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on Laidlaw Environmental's business.

INTERNATIONAL OPERATIONS

     Upon completion of the Merger, Laidlaw Environmental will have business operations in the United States, Canada and Europe. Certain risks are inherent in international operations, including the risks of differing regulation, currency fluctuations and differing tax treatment. Laidlaw Environmental currently operates under substantially Canadian and United States-based environmental and other regulation. After the Merger, it will also be subject to European regulation. Also, the relative value of United States dollar, Canadian dollar and European currencies could change. The impact of future exchange rate fluctuations on the results of operations cannot be accurately predicted. After the Merger, Laidlaw Environmental will be subject to U.S., European and Canadian tax laws and regulations. The application of United States and foreign tax laws and regulations to Laidlaw Environmental and to intercompany relationships created by the Merger will be subject to audit and review by independent national tax authorities. In addition, business practices or laws in Europe may impose costs, restrictions or requirements on such activities that differ in significant respects from the U.S. business environment.

CYCLICAL AND SEASONAL NATURE OF BUSINESS

     The hazardous waste business is cyclical to the extent that it is dependent upon a stream of waste from cyclical industries. If those cyclical industries slow significantly, the business that Laidlaw Environmental receives from those industries is likely to slow. Also, Laidlaw Environmental's business is somewhat seasonal in that less waste is received in winter months.

DIVIDENDS

     Laidlaw Environmental has not paid cash dividends during the past two fiscal years and does not presently anticipate paying any cash dividends in the future. In addition, Laidlaw Environmental's existing credit facility precludes the payment of cash dividends.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to shareholders of Safety-Kleen in connection with the solicitation of proxies by and on behalf of Safety-Kleen's Board for use at the Special Meeting and any adjournments or postponements thereof. The Special Meeting will be held on Monday, May 18, 1998, at 10:00 a.m., eastern time, at the headquarters of Laidlaw Environmental Services, Inc., 1301 Gervais St., Suite 300, Columbia, South Carolina.

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting, Safety-Kleen shareholders will be asked to consider and act upon a proposal to approve and adopt the Merger Agreement. On March 15, 1998, the Safety-Kleen Board unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of Safety-Kleen and its shareholders and approved and adopted the Merger Agreement. THE SAFETY-KLEEN BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger -- Background of the Merger" and
"-- Reasons for the Merger; Recommendation of the Safety-Kleen Board."

VOTE REQUIRED

     Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding Shares. Each holder of Shares outstanding as of the Record Date is entitled to one vote for each Share held.

     AS OF THE RECORD DATE, LAIDLAW ENVIRONMENTAL AND ITS AFFILIATES OWNED 56,352,682 SHARES (APPROXIMATELY 94% OF THE OUTSTANDING SHARES) AND ACCORDINGLY MAY APPROVE THE MERGER AGREEMENT AND THE MERGER WITHOUT THE APPROVAL OF ANY OTHER SHAREHOLDERS. LAIDLAW ENVIRONMENTAL INTENDS TO VOTE, AND TO CAUSE ITS AFFILIATES TO VOTE, "FOR" THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; VOTING AT THE SPECIAL MEETING

     The Safety-Kleen Board has fixed April 8, 1998 as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. On the Record Date, 60,101,962 Shares were outstanding and are entitled to be voted at the Special Meeting.

     Each holder of Shares on the Record Date will be entitled to one vote for each Share held of record upon each matter properly submitted at the Special Meeting. A majority of the Shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Special Meeting. For quorum and voting purposes, abstentions and broker non-votes are treated as present and entitled to vote, but have the effect of a vote "against" the Merger Agreement. A "broker non-vote" occurs when a broker holding Shares for a beneficial owner returns a proxy that does not vote on the proposal because the broker has not received instructions from the beneficial owner and does not have discretionary power.

PROXIES

     If the enclosed Proxy Card is properly executed and received by Safety-Kleen in time to be voted at the Special Meeting and not revoked, the Shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted (i) "FOR" approval and adoption of the Merger Agreement and the Merger and
(ii) on such other business or matters which may properly come before the Special Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.

     A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of Safety-Kleen, at or before the Special Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy; (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of Safety-Kleen at or before the Special Meeting; or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting by a shareholder will not in and of itself revoke a previously delivered proxy. Any written instrument revoking a proxy should be sent to: Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123,
Attention: Scott Krill, Secretary of the Corporation.

     Under Safety-Kleen's By-laws no business may be transacted at the Special Meeting other than such business as is designated in the Notice of Special Meeting of Shareholders.

INFORMATION CONCERNING THE SOLICITATION

     The accompanying proxy is solicited on behalf of the Safety-Kleen Board. The cost of soliciting proxies will be borne by Safety-Kleen. In addition to solicitation by mail, directors, officers and employees of Safety-Kleen may solicit proxies in person, or by telephone, telegram, personal interview, e-mail, or facsimile, none of whom will receive additional compensation for such solicitations. Safety-Kleen will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward its solicitation materials to the beneficial owners of the Shares they hold of record and obtain authorization for, and appropriate certification in connection with, the execution of Proxy Cards. Safety-Kleen will reimburse these record holders for customary mailing expenses incurred by them in forwarding these materials.

     Except as set forth above, neither Safety-Kleen nor, to the best of Safety-Kleen's knowledge, any person acting on its behalf has retained any person to make solicitations or recommendations to security holders on its behalf in connection with the solicitation of proxies.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In August, 1997, Safety-Kleen announced that the Safety-Kleen Board had engaged the services of William Blair to act as advisor to Safety-Kleen and manage the process of exploring strategic options for enhancing shareholder value. On November 20, 1997, after considering proposals from various interested parties, including an initial offer from Laidlaw Environmental, Safety-Kleen announced that it had entered into a merger agreement with SK Acquisition Corp., an affiliate of Philip Services Corp., Apollo Advisors, L.P. and Blackstone Management Associates II, L.P. (the "Philip Merger"). Pursuant to the Philip Merger, Safety-Kleen shareholders would receive $27.00 per Share in cash. Later that day, Laidlaw Environmental increased its initial offer.

     At a special meeting of Safety-Kleen shareholders on March 9, 1998, Safety-Kleen failed to receive the necessary two-thirds vote to approve the Philip Merger, and subsequently terminated its proposed merger agreement therewith.

     On March 10, 1998, Donald W. Brinckman, Chief Executive Officer, Edgar D. Jannotta, a director and Joseph Chalhoub, President, of Safety-Kleen met with Kenneth Winger, Chief Executive Officer of Laidlaw Environmental, and a representative from Laidlaw Environmental's financial advisor to discuss reaching mutually agreeable terms for the acquisition of Safety-Kleen by Laidlaw Environmental. A further meeting was held on March 11, with Mr. Winger and representatives of Laidlaw Environmental's financial and legal advisors and Messrs. Jannotta and Chalhoub and representatives of Safety-Kleen's legal advisors continuing the discussion of the previous day. Although these meetings were unsuccessful, they were followed by further conversations about the Laidlaw Environmental Offer through the parties' respective legal advisors from March 13 through March 15, 1998. During those meetings the parties discussed the terms on which Safety-Kleen's Board would be willing to accept and enter into a merger agreement with Laidlaw Environmental and continued to discuss the proposed terms of a merger agreement.

     On March 14, 1998, Safety-Kleen and Laidlaw Environmental entered into a confidentiality agreement. On March 15, 1998, Laidlaw Environmental and Safety-Kleen agreed to the amended terms of the Laidlaw Environmental Offer set forth herein and the Merger Agreement, subject to the approval of their respective Boards of Directors. The Boards of Directors of Laidlaw Environmental and Safety-Kleen each approved the Merger Agreement on March 15, 1998. On March 16, 1998, the parties executed the Merger Agreement and issued press releases announcing the execution of the Merger Agreement. The Merger Agreement provides for the consummation of the Laidlaw Environmental Offer, on amended terms under which each tendered Share was exchanged for $18.30 net in cash and 2.80 shares of Laidlaw Environmental Common Stock, followed by a second-step merger for the same per Share consideration subject to the conditions set forth therein.

     On April 3 and April 7, 1998, Laidlaw Environmental and LES Acquisition acquired in the aggregate 55,751,582 Shares pursuant to the Laidlaw Environmental Offer.

     On April 4, 1998, as contemplated in the Merger Agreement, Ms. Williams and Messrs. Farmer, Gwillum, Jannotta, Otzen, Schrage and Wood resigned from the Safety-Kleen Board and Messrs. Bullock, Haworth, Rollins, Thomas, Wareham, Winger and Wrenn were elected as members of the Safety-Kleen Board. Each of Messrs. Bullock, Haworth, Rollins, Thomas, Wareham, Winger and Wrenn is also a member of the Laidlaw Environmental Board of Directors.

SAFETY-KLEEN REASONS FOR THE MERGER; RECOMMENDATION OF THE SAFETY-KLEEN BOARD

     Following unsuccessful negotiations on March 10 and March 11, 1998, representatives of Safety-Kleen and Laidlaw Environmental conducted negotiations from March 13 through March 15, 1998, concerning the terms of the Merger Agreement and the consideration payable thereunder. Also on March 14, Safety-Kleen and Laidlaw Environmental entered into a confidentiality agreement. As a result of these negotiations, Laidlaw Environmental agreed with Safety-Kleen to amend the consideration in its proposed transaction to $18.30 in cash and 2.80 shares of Laidlaw Environmental Common Stock.

     At a special meeting of the Safety-Kleen Board on March 15, Safety-Kleen's legal advisors advised the Safety-Kleen Board of the progress of the negotiations with Laidlaw Environmental. The Safety-Kleen Board discussed the Laidlaw Environmental Offer and the Merger, including the structure and the improvements reflected in the revised Laidlaw Environmental Offer. William Blair then made a presentation and rendered its written opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of Shares is fair to such holders from a financial point of view, and reviewed with the Safety-Kleen Board the financial analysis performed by it in connection with its opinion (see "Opinions of Financial Advisor -- March 15, 1997 Opinion").

     In the course of reaching its decision with respect to the Laidlaw Environmental Offer, the Safety-Kleen Board, at its meeting on March 15, 1998, consulted with Safety-Kleen legal counsel and William Blair, and considered a number of factors, including, but not limited to:

          (i) the Safety-Kleen Board's knowledge of Safety-Kleen's financial performance and future opportunities and prospects;

          (ii) the presentation of William Blair at the March 15, 1998 Safety-Kleen Board meeting and the written opinion of William Blair dated March 15, 1998 that, based upon and subject to the matters set forth therein and as of the date thereof, the revised Laidlaw Environmental Offer Consideration to be received by Safety-Kleen's shareholders is fair to Safety-Kleen's shareholders from a financial point of view; the full text of the March 15, 1998 opinion of William Blair is attached hereto as Annex C and should be read in its entirety (See "Opinions of Financial
     Advisor -- March 15, 1998 Opinion" below);

          (iii) the fact that at the conclusion of the process of exploring strategic alternatives, the Philip Merger, providing for $27 per share all cash consideration, failed to obtain the approval of Safety-Kleen shareholders, leaving no viable alternative of comparable value to the Laidlaw Environmental Transaction;

          (iv) negotiated improvements reflected in the revised Laidlaw Environmental Offer Consideration;

          (v) the fact that the revised Laidlaw Environmental Offer Consideration had a value of slightly over $30 (based on Laidlaw Environmental's closing, stock price of $4.25 on March 13, 1998), representing a premium of more than 68% over the closing, price of $17.81 per Share on August 7, 1997, the last trading day prior to the public announcement that Safety-Kleen was considering strategic alternatives and had retained William Blair in connection therewith; and

          (vi) the terms and conditions of the Merger Agreement, including its provisions concerning the improvement and protection, of benefits for employees. The Safety-Kleen Board's consideration of these benefits was part of its consideration under the Wisconsin Constituency Statute of the effects of the Merger Agreement on Safety-Kleen's employees.

In addition, the Safety-Kleen Board considered the fact that Mr. Jannotta, a Director of Safety-Kleen, is a Senior Director of William Blair.

     The foregoing describes all material factors considered and given weight by the Safety-Kleen Board in connection with its evaluation of the revised Laidlaw Environmental Offer. In view of the variety of factors considered in connection with its evaluation of the revised Laidlaw Environmental Offer, the Safety-Kleen Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendation. In addition, individual members of the Safety-Kleen Board may have given different weight to different factors. The Safety-Kleen Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it.

ENGAGEMENT OF FINANCIAL ADVISORS

     Safety-Kleen retained the services of William Blair pursuant to a letter agreement (the "William Blair Letter Agreement") dated August 8, 1997, to render certain financial advisory and investment banking services in connection with Safety-Kleen's analysis of strategic options including a possible business combination (through tender offer, merger, sale or exchange of stock, sale of all or a substantial part of its assets or otherwise) of Safety-Kleen with another party (the "Possible Transaction"). In exchange for the services provided, Safety-Kleen agreed to pay William Blair a quarterly retainer fee of $25,000, payable in advance (with the first installment due upon execution of the William Blair Engagement Letter), and an opinion fee of $300,000, payable in the event William Blair renders a fairness opinion or advises the Safety-Kleen Board that it is unable to render such an opinion. In addition, Safety-Kleen agreed to pay William Blair an additional fee (subject to a credit of the retainer fee and opinion fee) equal to 0.5% of the equity purchase price received by Safety-Kleen and its shareholders as a result of the consummation of any Possible Transaction. Consummation of the Laidlaw Environmental Offer constituted a Possible Transaction. The William Blair Engagement Letter also provides that Safety-Kleen shall reimburse William Blair for all itemized out-of-pocket expenses (including reasonable fees and expenses of William Blair's counsel and any other independent experts retained by William Blair) reasonably incurred by William Blair in connection with its engagement by Safety-Kleen. Safety-Kleen and William Blair also entered into a separate letter agreement, dated August 8, 1997, whereby Safety-Kleen agreed to indemnify William Blair against certain liabilities in connection with William Blair's engagement under the William Blair Engagement Letter.

     William Blair has provided certain investment banking services to Safety-Kleen from time to time for which William Blair has received customary compensation. Mr. Jannotta, a director of Safety-Kleen until April 4, 1998, is a Senior Director of William Blair. In the ordinary course of its business, William Blair and its affiliates may actively trade the debt and equity securities of both Safety-Kleen and Laidlaw Environmental for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

LAIDLAW ENVIRONMENTAL REASONS FOR THE MERGER

     The Merger provides Safety-Kleen shareholders the ability to participate in the future growth of the combined Laidlaw Environmental and Safety-Kleen entity and the potential appreciation of the value of its stock.

     Strategic Fit. Laidlaw Environmental believes the combination of Laidlaw Environmental and Safety-Kleen will bring together complimentary assets that on a combined basis will be better able to compete in the hazardous waste management marketplace. A service center network that links Laidlaw Environmental's customers to its treatment and disposal facilities such as landfills and incinerators is one of Laidlaw Environmental's primary operational strengths. These service centers differentiate Laidlaw Environmental from its competitors and allow for both responsiveness and accountability in managing a customer's hazardous waste stream. Laidlaw Environmental believes the acquisition of Safety-Kleen will further increase vertical integration of the Laidlaw Environmental business and enhance its service centers' recovery capabilities by processing waste streams collected by Safety-Kleen. In addition, Laidlaw Environmental believes that its acquisition of Safety-Kleen will result in a further strengthening of Laidlaw Environmental's market position by:

     - providing additional service center market coverage in key geographic regions including Kentucky, Minnesota, and New Jersey;

     - introducing a smaller-sized customer base to compliment Laidlaw Environmental's existing customer base of medium- and large-sized customers; and

     - providing significant expansion into the solvent recycling market.

     Synergies. Upon consummation of the Merger, Laidlaw Environmental intends to build upon Safety-Kleen's leading market presence and quality brand equity. Laidlaw Environmental's management believes that annual cost savings of approximately $100 to $130 million would result from the combination of the two companies due to an anticipated elimination of duplicative head office and regional office general and administrative and other public company costs, the closure of forty (40) to fifty (50) overlapping service center facilities, the increased utilization of those facilities that remain open from such efficiencies as improved transportation route density, for example, and the internalization of various waste streams.

     These estimated cost savings from synergies are described in detail below.

     Waste internalization. Laidlaw Environmental has estimated that Safety-Kleen spends approximately $37 million annually for outside disposal of hazardous wastes it generates, consisting of fuel blend material, as well as waste disposed of at hazardous waste incinerators, landfills and wastewater treatment facilities. Laidlaw Environmental currently receives an insignificant amount of waste material for disposal from Safety-Kleen.

     Laidlaw Environmental would internalize the incinerable and wastewater waste materials for disposal at company owned facilities. The fuel blend material would be either used as a fuel source or blended with solid waste material for burning at Laidlaw Environmental's three solid hazardous waste incinerator facilities. When used as a fuel source, Laidlaw Environmental avoids incurring the cost of purchasing conventional fuel from third parties.

     Based on the above, and taking into account an estimate for possible incremental transportation costs, Laidlaw Environmental estimates the cost savings from waste internalization to be $13.5 million to $25 million.

     Facility consolidation. Laidlaw Environmental estimates that 40 to 50 processing and service center facilities can be rationalized and closed due to the overlapping coverage areas of Laidlaw Environmental and Safety-Kleen operations. These facility closure estimates are based upon a thorough review of the 53 existing Laidlaw Environmental service center and processing facilities and the 167 existing Safety-Kleen North American branch network and recycling facilities.

     Laidlaw Environmental obtained information on the Safety-Kleen facilities from a variety of public sources to determine each facility's geographic coverage and permit capabilities. The Safety-Kleen facilities were then overlayed against the existing Laidlaw Environmental facilities to determine the redundant operating locations. Based on this analysis, Laidlaw Environmental has estimated that 5 processing facilities and 35 to 45 service center operations could be closed.

     Laidlaw Environmental estimates that the cost savings from these facility closings would be approximately $2.0 to $2.5 million per processing facility and $1.0 to $1.5 million per service center facility based on its historical experience in cost savings achieved by Laidlaw Environmental following the acquisition of Rollins Environmental Services, Inc. ("Rollins") and other internal cost studies.

     The cost savings per location are based on the concept that waste collection and routing efficiencies would be achieved by combining the transportation resources of the overlapping operating locations and reducing the total number of vehicles and drivers required to service the existing combined customer base. The closure of redundant facilities would also result in cost savings related to the personnel and property costs associated with such facilities.

     Selling, general and administrative cost savings. Laidlaw Environmental estimates that selling, general and administrative cost savings of approximately $45 million to $60 million would be achieved through the elimination of duplicative regional and head office costs. Laidlaw Environmental intends to incorporate the Safety-Kleen operations directly into Laidlaw Environmental's existing operational organization, which will result in the elimination of all duplicate administrative support functions. These estimates are based on the reduction of 600 to 800 personnel at annualized savings of $75,000 each.

     Based on the estimated cost savings identified by Laidlaw Environmental management, Laidlaw Environmental believes that it can achieve annualized benefits of approximately $100 to $130 million. Laidlaw Environmental expects to begin achieving cost savings within three months of the Merger, and to fully implement the cost savings within the first year after consummation of the Merger. Laidlaw Environmental will also consider the sale of Safety-Kleen's European operations and its oil recovery business. This rationalization is expected to strengthen Laidlaw Environmental's market position, improve the overall industry fundamentals through capacity reduction and result in immediate cost savings. Laidlaw Environmental management estimates that Laidlaw Environmental will incur one-time costs of not more than $100 million relating to facilities closure and severance expenses incurred in connection with achieving these synergies. Through the successful merger with Rollins, which took place in May of 1997, Laidlaw

Environmental has demonstrated its ability to manage the integration of an acquisition and capitalize on the benefits that can accrue to merged companies in its industry. To date, Laidlaw Environmental believes synergies achieved in the Rollins merger, on an annualized basis, total approximately $90 million. There can be no assurance, however, that after consummation of the Merger the projected cost savings will be achieved or will be equal to those achieved in the Rollins acquisition.

ACCOUNTING TREATMENT

     The Merger, if consummated in accordance with the terms of the Merger Agreement, will be treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Safety-Kleen will be recorded on the books of Laidlaw Environmental at their respective fair market values at the time of the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of all the material anticipated federal income tax consequences of the Merger. It does not address any tax consequences of the Merger to persons who exercise appraisal rights, if any, in connection with the Merger. This discussion does not apply to certain classes of persons subject to special tax treatment, such as foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold Shares as part of a straddle or conversion transaction. This discussion is based upon laws, regulations, ruling and decisions, all of which are subject to change (possible with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service (the "Service") on the tax consequences of the Merger.

     The exchange of Shares for Laidlaw Environmental Common Stock and cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. In general, for U.S. federal income purposes, each Safety-Kleen Shareholder will realize gain or loss equal to the difference between (x) the amount of cash and the fair market value of the shares Laidlaw Environmental Common Stock received and (y) the Safety-Kleen Shareholder's adjusted tax basis in the Shares exchanged therefor. Such gain or loss will be capital gain or loss if the Safety-Kleen Shareholder holds the Shares as a capital asset and will be long-term gain or loss if the Safety-Kleen Shareholder's holding period for the Shares is more than eighteen months. The Safety-Kleen Shareholder will have a tax basis in the Laidlaw Environmental Common Stock received equal to the fair market value thereof and the shareholder's holding period for the Laidlaw Environmental Common Stock will begin on the day following the day of the exchange.

     Under federal income tax backup withholding rules, the payment agent is required to withhold and remit to the United States Treasury 31% of the gross proceeds paid to a shareholder or other payee pursuant to the Merger, unless an exception applies under the applicable law or regulations (such as a Certificate of Foreign Status on Form W-8), or unless the shareholder or other payee signs a Substitute Form W-9 that provides his or her taxpayer identification number (employer identification number or social security number) and certifies that such number is correct. Therefore, unless such an exception exists and can be proven in a manner satisfactory to Laidlaw Environmental and the payment agent, each shareholder should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal from the payment agent to be used to surrender shares for cash. The exceptions provide that certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a statement, signed under penalties of perjury, attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the shareholder's federal income tax liability, or in general, refunded by the Internal Revenue Service ("IRS") assuming that the appropriate procedures are followed.

     The discussion relates to all of the material anticipated federal income tax consequences of the Merger. The analysis contain herein does not address state, local or foreign tax consequences of the Merger, and is not intended as a substitute for careful tax planning, particularly since certain of the tax consequences of the

Merger will not be the same for all taxpayers. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

REGULATORY APPROVALS

     Consummation of the Merger requires filings with certain state governmental authorities. Safety-Kleen and Laidlaw Environmental believe all other regulatory approvals and/or waivers required to consummate the Merger have been obtained.

SOURCE AND AMOUNT OF FUNDS

     The total funds required to pay the cash portion of the Merger Consideration is approximately $68,611,824. Laidlaw Environmental has received from a bank group agented by Toronto-Dominion Bank (Texas), Inc. ("TD") the proceeds of Senior Secured Credit facilities in the aggregate principal amount of up to $2.1 billion (the "Credit Facility"). The Credit Facility was arranged by TD Securities (USA), Inc. ("TDSI"). Laidlaw Environmental, through its subsidiary LES, Inc., is using the proceeds of the Credit Facility to fund the cash portion of the Merger consideration, has refinanced Laidlaw Environmental's and its subsidiaries' existing bank debt, will refinance Safety-Kleen's and its subsidiaries' existing and outstanding indebtedness, has financed the acquisition of Shares pursuant to the Laidlaw Environmental Offer and will pay fees and expenses related to the Laidlaw Environmental Offer and the Merger. The following is a summary of the principal terms of the loan agreement memorializing the Credit Facility

     The Credit Facility consist of five parts: (i) a $450,000,000 6-year Senior Secured Revolving Credit Facility with a $300,000,000 loan sublimited and a $200,000,000 letter of credit sublimit (the "Revolving Credit Facility" or "Facility A"), (ii) a $480,000,000 6-year Senior Secured Amortizing Term Loan ("Facility B"), (iii) a $550,000,000 Minimally Amortizing 7 Year Senior Secured Term Facility, (iv) a $550,000,000 Minimally Amortizing 8-year Senior Secured Term Loan ("Facility D") and (v) a $60,000,000 6-year Senior Secured Amortizing Term Loan Facility ("Facility E"); (Facility B, Facility C, Facility D and Facility E, collectively, the "Term Loans"). The Credit Facility will be secured by all of the tangible assets of the combined companies to the extent required by the syndicate of banks and other financial institutions (collectively, the "Lenders") acceptable to Laidlaw Environmental and the Agent that will make the loans pursuant to the Credit Facility. All of the capital stock of Laidlaw Environmental's subsidiaries, including the acquired Safety-Kleen subsidiaries, will be pledged as part of such security for the Credit Facility, and such subsidiaries will guaranty the obligations of Laidlaw Environmental to the Lenders. The Term Loans have been drawn in full. Under the Revolving Credit Facility, $200,000,000 is available for letters of credit and $300,000,000 is available for loans, subject to an aggregate maximum of $450,000,000.

     Facility A has no scheduled amortization. The Term Loans require aggregate principal repayments of $86 million in each of years 1 and 2, $111 million in each of years 3, 4, 5 and 6, $522.5 million in year 7 and $511.5 million in year 8.

     Borrowings under the Credit Facility bear interest at a floating rate based upon, at LES Acquisition's option, (i) the higher of the TD prime rate and the federal funds rate plus 0.50% per annum, or (ii) the London Interbank Offered Rate ("LIBOR") as determined by TD for the respective interest period, in each case plus a margin based upon the total leverage ratio of LES Acquisition. Laidlaw Environmental and its subsidiaries also have and will pay administration fees, commitment fees, re-syndication fees (under certain circumstances), certain expenses and provide certain indemnities, all of which Laidlaw Environmental and its subsidiaries believe to be customary for commitments of this type.

     The Credit Facility contains conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

     It is anticipated that the indebtedness incurred through borrowings under the Credit Facility will be repaid from funds generated internally by Laidlaw Environmental and its subsidiaries, and from other sources. No final decisions have been made concerning the method Laidlaw Environmental will employ to repay such indebtedness. Such decisions when made will be based on Laidlaw Environmental's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

DISSENTERS' RIGHTS

     Under Sections 180.1301 through 180.1331 of the WBCL ("Subchapter XIII"), dissenters' rights may be available to holders of Shares and beneficial shareholders (each a "Dissenting Shareholder"), subject to the procedures described therein, to object to the Merger and demand payment of the "fair value" of their Shares in cash in connection with the consummation of the Merger.

     Dissenters' rights are available if the Merger is a "business combination" (as defined in Section 180.1130(3) of the WBCL), or if the Shares are not registered on a national securities exchange or quoted on the Nasdaq Stock Market on the record date for notice to the shareholders of the Special Meeting to vote on the Merger. The Merger will not be a "business combination" if Safety-Kleen is not a "resident domestic corporation." For this purpose, the term "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act of 1934 and that satisfies any of the following: (i) its principal offices are located in Wisconsin; (ii) it has significant business operations located in Wisconsin; (iii) more than 10% of the holders of record of its shares are residents of Wisconsin; or (iv) more than 10% of its shares are held of record by residents of Wisconsin. As of the record date for the Special Meeting to vote on the Merger, the Shares continued to be registered on the New York Stock Exchange ("NYSE"); whether Safety-Kleen is a "resident domestic corporation" depends upon whether it would be deemed to have "significant business operations" located in Wisconsin within the meaning of the statute, which has not been determined.

     If the Merger is a "business combination" and dissenters' rights are available, the "fair value" of the Shares will be determined pursuant to Section 180.1130(9)(a) of the WBCL with reference to the public market price of the Shares if available, or otherwise as determined in good faith by Safety-Kleen's Board. The "fair value," as so determined, could be more or less than the value per Share to be paid pursuant to the Merger.

     In the case of a "business combination," the "fair value" of dissenters' shares is defined by Section 180.1301(4) to mean "market value" as defined in
Section 180.1130(9)(a) 1 to 4. If a business combination involves securities listed on the NYSE, such as the Shares, "market value" is defined as the highest closing sales price per share reported on the NYSE during "the 30-day period preceding the date on which the market value is to be determined."

     If the Merger is a "business combination" under the WBCL and shareholders of Safety-Kleen have the right to dissent from the Merger Agreement, Dissenting Shareholders are required to follow certain procedures set forth in the WBCL to receive in cash the fair value of their Shares. The following is a brief summary of such procedures, which does not purport to be complete and is qualified by reference to the actual statutes. Subchapter XIII is reprinted in its entirety as Annex D hereto, together with Section 180.1130 of the WBCL to which it refers because the Merger may be a "business combination" as defined therein, and the summary herein is qualified by reference to the full text thereof.

     HOLDERS OF SHARES SHOULD READ ANNEX D HERETO FOR A DESCRIPTION OF ALL STATUTORY PROVISIONS RELATED TO DISSENTERS' RIGHTS.

     Pursuant to Section 180.1321 of the WBCL, any shareholder or beneficial shareholder desiring to assert dissenters' rights must do all of the following:
(i) deliver to Safety-Kleen, before the vote to approve the Merger Agreement is taken, written notice which includes such Dissenting Shareholder's intent to demand payment for such Shares if the proposed Merger Agreement is effectuated, and (ii) not vote in favor of the Merger Agreement. Such written notice should be sent to Safety-Kleen at One Brinckman Way, Elgin, Illinois 60123, must be received by Safety-Kleen prior to the Special Meeting and must otherwise comply with the applicable provisions of the WBCL. A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT, IN PERSON OR BY PROXY, WILL NOT IN AND OF ITSELF CONSTITUTE A NOTICE OF INTENT TO DEMAND PAYMENT SATISFYING THE REQUIREMENTS OF

SUBCHAPTER XIII. A Dissenting Shareholder who fails to satisfy either or both of clauses (i) and (ii) above is not entitled to payment for such Shares under Subchapter XIII.

     BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, A SHAREHOLDER WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS DISSENTERS' RIGHTS MUST MARK THE PROXY
(I) TO VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT OR (II) TO ABSTAIN FROM VOTING ON ADOPTION OF THE MERGER AGREEMENT.

     A shareholder or beneficial shareholder generally must assert dissenters' rights for all Shares he beneficially owns. A record shareholder may assert dissenters' rights as to fewer than all of the Shares registered in his name only if the record shareholder dissents with respect to all Shares beneficially owned by any one person and notifies Safety-Kleen of that person's name and address. Any beneficial shareholder asserting dissenters' rights must also submit to Safety-Kleen the written consent of all record shareholders of Shares of which he is the beneficial owner no later than the time that the beneficial shareholder asserts dissenters' rights.

     Within ten (10) days after the Merger Agreement is approved at the Special Meeting, Safety-Kleen will deliver a written dissenters' notice complying with
Section 180.1322 of the WBCL to each of its shareholders who has dissented to the Merger Agreement in accordance with Section 180.1321 of the WBCL. Upon receipt of such notice, each Dissenting Shareholder must demand payment in writing and surrender the certificate or certificates representing such Shares with respect to which he has dissented by the date specified in the dissenters' notice as provided in Section 180.1323 of the WBCL. A Dissenting Shareholder who does not demand payment within the designated time period is not entitled to payment for his Shares and shall be bound by the Merger Agreement.

     Upon receipt of a payment demand or on the day of the consummation of the Merger, whichever is later, Safety-Kleen shall pay each Dissenting Shareholder who has demanded payment the amount that Safety-Kleen estimates to be the fair value of such Shares, plus accrued interest, as provided in Section 180.1325 of the WBCL. A Dissenting Shareholder who does not agree with Safety-Kleen's estimation of the fair value of his Shares or the amount of interest due must notify Safety-Kleen of his estimate within thirty (30) days after Safety-Kleen made or offered payment for such Shares, in accordance with Section 180.1328 of the WBCL. If the Dissenting Shareholder and Safety-Kleen cannot agree upon the fair value of the Shares or amount of interest due, Safety-Kleen must file a petition in Dane County Circuit Court requesting a finding and determination of the fair value of such Shares and the accrued interest thereon. If Safety-Kleen fails to institute such a proceeding within sixty (60) days after the Dissenting Shareholder notifies Safety-Kleen of his disagreement, Safety-Kleen shall pay each of its dissenters whose demand remains unsettled the amount demanded by such shareholder. See Sections 180.1330 and 180.1331 of the WBCL in Annex D for the statutory provisions governing such a court proceeding.

                          OPINION OF FINANCIAL ADVISOR

MARCH 15, 1998 OPINION

     At the March 15, 1998 meeting of the Safety-Kleen Board, William Blair rendered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated March 15, 1998), that, as of such date, and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by Safety-Kleen's shareholders in the Laidlaw Environmental Offer and the Merger (the "Laidlaw Environmental Transaction") is fair to Safety-Kleen's shareholders from a financial point of view. The full text of William Blair's opinion to Safety-Kleen's Board dated as of March 15, 1998 is attached hereto as Annex C and is incorporated herein by reference and should be read in its entirety in connection with this Proxy Statement/Prospectus. The following summary of William Blair's opinion is qualified in its entirety by reference to the full text of William Blair's opinion; such summary speaks as of March 15, 1998, the date of the opinion. William Blair's opinion was addressed to the Safety-Kleen Board for the purposes of its evaluation of the Laidlaw Environmental Transaction and does not constitute a recommendation to any Safety-Kleen shareholder.

     In connection with its opinion, William Blair reviewed a final draft of the Merger Agreement, including its financial terms and conditions, as well as certain financial and other information that was publicly available or furnished to William Blair by Safety-Kleen, including certain internal financial analyses, financial forecasts, reports and other information prepared by the management of Safety-Kleen. William Blair held discussions with members of management of Safety-Kleen concerning Safety-Kleen's historical and current operations, financial condition and prospects. In addition, William Blair (i) compared the financial position and operating results of Safety-Kleen with those of publicly traded companies William Blair deemed relevant for its opinion; (ii) compared certain financial terms of the Laidlaw Environmental Transaction to certain financial terms of other selected business combinations William Blair deemed relevant for its opinion and (iii) conducted such other financial studies, analyses and investigations and reviewed such other factors as William Blair deemed appropriate for the purposes of rendering its opinion. In connection with William Blair's review of the Laidlaw Environmental Transaction and the preparation of its opinion, William Blair: (a) analyzed the historical revenue, operating earnings, net income, dividend capacity and capitalization of both Laidlaw Environmental and certain other publicly held companies that William Blair believes to be comparable to Laidlaw Environmental; (b) analyzed certain publicly available financial and other information relating to Laidlaw Environmental and the unaudited pro forma combined financial information in the Amended Prospectus and performed a sensitivity analysis on such pro forma financial information based upon variable synergy assumptions; (c) reviewed the historical market prices and trading volume of the Laidlaw Environmental Common Stock as well as its stock ownership and analyzed factors which could influence the trading price of the Laidlaw Environmental Common Stock on the anticipated closing date for the revised Laidlaw Environmental Offer; and (d) performed such other analyses as William Blair deemed appropriate. William Blair's opinion with respect to the Laidlaw Environmental Transaction reflects only limited access to Laidlaw Environmental management and no access to internal Laidlaw Environmental projections.

     In rendering its opinion, William Blair relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources and that was provided to William Blair by Safety-Kleen. With respect to the financial projections supplied to William Blair, William Blair assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of Safety-Kleen as to the future operating and financial performance of Safety-Kleen. William Blair's opinion relates to financial fairness only as of the opinion date; no opinion is expressed as to the soundness of the financial condition of Laidlaw Environmental subsequent to the effective time of the Laidlaw Environmental Transaction. William Blair did not assume any responsibility for making any independent evaluation of Safety-Kleen's or Laidlaw Environmental's respective assets or liabilities or for making any independent verification of any of the information reviewed by William Blair.

     William Blair's opinion was necessarily based on economic, market, financial and other conditions as they existed on March 15, 1998, the date of William Blair's opinion, and on the information made available to William Blair as of such date. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm William Blair's opinion. The following is a summary of the material factors considered and principal financial analyses performed by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Safety-Kleen the assumptions upon which such analyses were based, and other factors.

CURRENT NOMINAL VALUE RECEIVED IN THE REVISED LAIDLAW ENVIRONMENTAL OFFER

     William Blair reviewed the revised Laidlaw Environmental Offer; pursuant to its terms, Laidlaw Environmental and a subsidiary propose to exchange, for each outstanding Share, cash in the amount of $18.30 plus 2.80 shares of Laidlaw Environmental Common Stock. William Blair noted that on March 13, 1998, the Laidlaw Environmental Common Stock closed at $4.25 per share. In addition, William Blair noted that for the four days following the March 9, 1998 Safety-Kleen shareholders meeting at which the Philip Merger was not approved, the average closing price of the Laidlaw Environmental Common Stock was $4.11, and that the stock price at the time of the opinion of $4.25 would result in the stock portion having a market value of $11.90 per Share. Therefore, at the time of the opinion, the nominal value of the revised Laidlaw Environmental Offer was $30.20 per Share.

FACTORS WHICH COULD AFFECT LAIDLAW ENVIRONMENTAL'S SHARE PRICE PRIOR TO CLOSING OF THE REVISED LAIDLAW ENVIRONMENTAL OFFER

     William Blair identified several factors which could place downward pressure on the price of the Laidlaw Environmental Common Stock prior to the closing of the revised Laidlaw Environmental Offer. The analysis utilized the same assumptions as set forth under "The Merger -- Opinions of Financial Advisor -- December 20, 1997 Opinion" in Safety-Kleen's Schedule 14D-9 as amended and restated on January 6, 1998 and "Recent Developments -- Opinion of Financial Advisor -- January 31, 1998 Opinion" in the Safety-Kleen Schedule 14D-9 as amended on February 9, 1998. The principal factors include:

          (1) Possible revision in financial analysts' estimates for accretion in Laidlaw Environmental's fiscal 1998 EPS resulting from a combination of Safety-Kleen and Laidlaw Environmental.

          (2) Possible price/earnings multiple contraction in the Laidlaw Environmental Common Stock prior to closing.

          (3) The substantial market overhang resulting from the fact that Safety-Kleen shareholders would receive approximately 164 million shares of the Laidlaw Environmental Common Stock in the revised Laidlaw Environmental Offer.

          (4) The potential impact of an overall market correction.

     Based on the foregoing, William Blair concluded that it is likely that there would be some downward movement in the Laidlaw Environmental Common Stock price following an announcement of a definitive agreement with Laidlaw Environmental. However, William Blair noted that these factors have already been communicated to investors and may already be influencing the Laidlaw Environmental Common Stock price. Furthermore, William Blair opined that it is unlikely that such downward movement would be of substantial magnitude prior to closing.

SUMMARIES OF VALUATION ANALYSES

     In connection with its opinion and the presentation of its opinion to the Safety-Kleen Board, William Blair performed certain valuation analyses, including: (i) a comparison with comparable publicly traded companies, (ii) a discounted cash flow analysis, (iii) an analysis of certain comparable acquisitions and (iv) a premium analysis. Such analyses are summarized below.

ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES

     William Blair reviewed and compared certain financial information relating to Safety-Kleen to corresponding financial information, ratios and public market multiples for nine publicly traded companies in the environmental services industry. Five of these companies are solid waste management companies (the "Solid Waste Comparables") and four are in the industrial waste management industry (the "Industrial Waste Comparables"). The Solid Waste Comparables are
(i) Allied Waste Industries, Inc., (ii) Browning-Ferris Industries, Inc., (iii) USA Waste Services, Inc., (iv) Waste Management, Inc. and (v) Waste Management International PLC. The Industrial Waste Comparables are (i) Clean Harbors, Inc.,
(ii) Envirosource, Inc., (iii) Laidlaw Environmental and (iv) Philip Services, Inc. William Blair selected these companies because they are publicly traded companies which William Blair deemed most comparable to Safety-Kleen's operations and financial condition. Although William Blair compared the trading multiples of the selected companies at the date of William Blair's opinion to the implied purchase multiples of Safety-Kleen, none of the selected companies is identical to Safety-Kleen. The per Share price calculations based on such multiples ranged from $24.24 to $28.18 per Share.

     Among the information considered were revenue, operating income ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, earnings per share ("EPS"), gross profit margins, EBIT margins and net income margins, growth in revenues and net income, return on assets and equity, and capital structure. The multiples and ratios for Safety-Kleen and the comparable companies were based on the most recent publicly available financial information and on EPS estimates for 1998 and 1999 from First Call Corporation, and used the closing share prices as of March 13, 1998.

     William Blair observed that the multiples of common stock share price ("Price") to EPS, as well as multiples of market equity value plus book value of total debt (including minority interests and preferred stock) less cash and equivalents ("Enterprise Value") to revenues, EBIT and EBITDA implied by the terms of the Laidlaw Environmental Transaction compared favorably, from Safety-Kleen's perspective, to the median of the corresponding multiples of the comparable companies. Specifically, the terms of the revised Laidlaw Environmental Offer implied 2.0x latest twelve month ("LTM") revenues, 17.0x LTM EBIT and 10.2x LTM EBITDA. By comparison, the analysis of selected environmental service companies resulted in a median multiple of 1.7x for Enterprise Value to LTM revenues, 14.6x for Enterprise Value to LTM EBIT and 8.5x for Enterprise Value to LTM EBITDA. The analysis of selected environmental service companies also resulted in a median multiple of 26.8x for the Price to LTM EPS, 21.6x for Price to estimated calendar 1998 EPS and 16.7x for Price to estimated calendar 1999 EPS. The terms of the revised Laidlaw Environmental Offer implied 28.2x for Price to LTM EPS, 24.8x for Price to estimated fiscal 1998 EPS and 22.0x for Price to estimated fiscal 1999 EPS.

DISCOUNTED CASH FLOW ANALYSIS

     Using a discounted cash flow ("DCF") analysis, William Blair estimated the net present value of the unleveraged free cash flows that Safety-Kleen could produce on a stand-alone basis over a five-year period from 1998 to 2002. In estimating these cash flows the management of Safety-Kleen made certain assumptions about the operating performance of Safety-Kleen over the five-year period. Such assumptions include assumptions regarding volume growth and pricing in Safety-Kleen's principal businesses. Over the five-year period ending 2002, Safety-Kleen management projected volume growth for three of Safety-Kleen's principal businesses -- North American Parts Cleaner Services, North American Industrial Waste Services and Automotive Parts Cleaner Services -- to be 3.2%, 5.0% and 0.0% and annual price increases to be 5.6%, 2.7% and 1.0%, respectively. In its Oil Recovery Services business, Safety-Kleen management projected revenue to increase at a compound annual rate of 11% over the five-year period ending 2002. Approximately 62% of the Oil Recovery Services growth is expected to result from increased sales of lubricating oils, primarily blended products. Also, approximately 9% of the total increase in Oil Recovery Services revenue over the same period reflects increases in base lubricating oil from $0.91 in 1998 to $1.00 by 2001. The balance of the increase reflects increases in oil collection volume and price. The estimates for cash flows are based upon the assumption that markets for the hazardous waste industry and that U.S. and international economic conditions remain relatively stable. Without limitation, these cash flow estimates assumed that certain possible changes or developments in Safety-Kleen's business, which could potentially favorably impact value, would not affect cash flow during such period. In calculating the "terminal value", William Blair assumed multiples of Enterprise Value to EBITDA ranging from 6.0x to 8.0x, which multiples William Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted to determine a net present value of the unleveraged equity value of Safety-Kleen. Discount rates in a range of 10.0% to 12.0% were chosen based upon an analysis of the weighted average cost of capital of the publicly traded comparable group of companies described above. The DCF analysis indicated a valuation of the equity of Safety-Kleen of between $1.5 billion to $1.8 billion, or $24.95 to $29.56 per share. As a result, William Blair believes that the price to be paid in the revised Laidlaw Environmental Offer compares favorably, from Safety-Kleen's perspective, to the values indicated by the DCF analysis.

COMPARABLE ACQUISITIONS

     William Blair performed an analysis of selected recent merger or acquisition transactions in the environmental services industry. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total William Blair examined sixteen transactions that were announced between March 17, 1995 and March 11, 1998 involving certain environmental services companies. The selected transactions were not intended to be representative of the entire range of possible transactions in the environmental services industry. Although William Blair compared the transaction multiples of these companies to the implied purchase multiples of Safety-Kleen, none of the selected companies is identical to Safety-Kleen.

     William Blair reviewed the consideration paid in such transactions in terms of the Enterprise Value of such transactions as a multiple of revenues, EBIT and EBITDA for the latest twelve months prior to the announcement of such transactions. Additionally, William Blair reviewed the consideration paid in such transactions in terms of the price paid for the common stock ("Equity Purchase Price") of such transactions as a multiple of net income for the twelve months prior to the announcement of such transactions. William Blair observed that multiples of Equity Purchase Price to net income, as well as multiples of Enterprise Value to revenues, EBIT and EBITDA implied by the terms of the revised Laidlaw Environmental Offer compared favorably, from Safety-Kleen's perspective, to the median of the corresponding multiples of the comparable acquisitions.

     Such analysis of the sixteen acquisitions in the environmental services industry resulted in a median multiple of 1.7x for Enterprise Value to LTM revenues, 18.2x for Enterprise Value to LTM EBIT, 9.3x for Enterprise Value to LTM EBITDA and 25.3x for Equity Purchase Price to LTM net income. In contrast, the implied purchase multiples for Safety-Kleen were 2.0x for Enterprise Value to LTM revenues, 17.0x for Enterprise Value to LTM EBIT, 10.2x for Enterprise Value to LTM EBITDA and 28.2x for Equity Purchase Price to LTM net income.

PREMIUM ANALYSIS

     In addition to evaluating multiples paid in transactions in the environmental services industry, William Blair considered, for twenty six industrial transactions which were announced from March 29, 1996 to February 9, 1998 and whose Enterprise Value ranged from $783.4 million to $2.8 billion, the premiums paid over each company's stock price prior to the announcement of a transaction. The median premium paid in those transactions was 42.5%, 39.8% and 28.7%, respectively, over each company's stock price one month, one week and one day before each respective announcement. In contrast, the premium paid over the price of the Shares on July 8, 1997, August 1, 1997 and August 7, 1997, or one month, one week and one day, respectively, prior to the announcement that Safety-Kleen was evaluating strategic alternatives, was 75.1%, 71.3% and 69.6%, respectively. As a result, William Blair believes that the premium paid over the price of the Shares compares favorably, from Safety-Kleen's perspective, to the values indicated by the premium analysis.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Safety-Kleen Board with respect to the Merger, shareholders should be aware that certain directors and executive officers may be deemed to have interests in the Merger, in addition to their interests as shareholders. The Safety-Kleen Board has been and is aware of the conflicts described below and considered them in addition to the other matters described under "The Merger -- Safety-Kleen Reasons for the Merger; Recommendation of the Safety-Kleen Board."

STOCK OPTIONS

     As of March 13, 1998, directors and executive officers held in the aggregate options to purchase 2,285,614 Shares (including 2,180,614 options related to limited stock appreciation rights), including options that vested upon consummation of the Laidlaw Environmental Offer. Upon consummation of the Merger, all such options will be cancelled. The consideration for such cancellation is as follows: (i) for directors who are not officers of Safety-Kleen (each of whom resigned effective April 4, 1998), approximately the following amounts: Richard T. Farmer, $94,500, Russell A. Gwillum, $94,500, Edgar D. Jannotta, $94,500, Karl G. Otzen, $94,500, Paul D. Schrage, $94,500, Marcia E. Williams, $216,375, and W. Gordon Wood, $94,500; and (ii) assuming that the Shares do not trade at a price in excess of $30.30 prior to shareholder approval of the Merger, for all directors and executive officers who served at any time since the beginning of Safety-Kleen's last fiscal year as a group approximately $26,820,000, including approximately [$6,350,000] for Mr. Brinckman. See "The Merger Agreement -- Stock Options."

INDEMNIFICATION AND INSURANCE

     Pursuant to the Merger Agreement, Laidlaw Environmental has agreed that for a period of six years after the Effective Time all rights to indemnification existing in favor of present and former directors, officers, employees and agents of Safety-Kleen or any of its subsidiaries, as provided in Safety-Kleen's Articles of Incorporation (the "Safety-Kleen Articles") and By-Laws (the "Safety-Kleen By-Laws") or the articles of incorporation and by-laws of any Safety-Kleen subsidiary, as in effect on the date of the Merger Agreement, shall survive the Merger and continue in full force and effect. Laidlaw Environmental also agreed, subject to certain limitations, to cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Safety-Kleen and its subsidiaries with respect to matters occurring prior to the Effective Time. In addition, the Merger Agreement provides that, without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated by the Merger Agreement, existing or occurring at or prior to the Effective Time, then to the extent permitted by law, Laidlaw Environmental will cause Safety-Kleen (or the Surviving Corporation if after the Effective Time) to, and Safety-Kleen (or the Surviving Corporation if after the Effective Time) shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The Merger Agreement also provides that Laidlaw Environmental must cause Safety-Kleen (or the Surviving Corporation if after the Effective Time) to, and Safety-Kleen (or the Surviving Corporation if after the Effective Time) will, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing such indemnity and other obligations provided for in the Merger Agreement.

BENEFIT PLANS

     The Merger Agreement provides that for a period of two years following the Effective Time of the Merger, Laidlaw Environmental intends to provide employee benefit plans and programs for the benefit of employees of the Surviving Corporation and its subsidiaries that are in the aggregate no less favorable to such employees than the employee benefit plans of Safety-Kleen and its affiliates described in the Safety-Kleen disclosure schedule to the Merger Agreement. All service credited to such employees by Safety-Kleen through the Effective Time of the Merger shall be recognized by Laidlaw Environmental or the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided directly or indirectly by Laidlaw Environmental or the Surviving Corporation for the benefit of the employees and in which the respective employees participate.

     The Merger Agreement also provides that Laidlaw Environmental shall cause the Surviving Corporation: (i) to honor (without modification) and assume the written employment agreements, severance agreements and other agreements listed on the disclosure schedule to the Merger Agreement, all as in effect on the date of the Merger Agreement; and (ii) not to terminate, or adversely amend in any manner which adversely affects, the benefits described in the Company disclosure schedule to the Merger Agreement that participants in such plans are entitled to thereunder with respect to any periods prior to and including the Effective Time of the Merger. The Merger Agreement also states that Laidlaw Environmental's parent company intends to cause the Surviving Corporation to continue to maintain an office in Elgin, Illinois. As permitted by the Merger Agreement, the Safety-Kleen Board has authorized the payment of an aggregate of $3 million in special bonuses to executive officers. Mr. Brinckman did not receive such a bonus.

CHANGE OF CONTROL SEVERANCE AGREEMENTS

     In August, 1997, Safety-Kleen entered into Change of Control Severance Agreements with its 14 executive officers and five other employees of Safety-Kleen who are not executive officers. The Safety-Kleen

Board approved the Change of Control Severance Agreements in order to close the gap between the prior change of control agreements adopted by Safety-Kleen in 1990 and current competitive practices for change of control agreements. Each Change of Control Severance Agreement provides for, among other things: (a) a three-year employment period, beginning on the date of a Change of Control (as defined in such agreements; a Change of Control occurred upon consummation of the Laidlaw Environmental Offer) at a guaranteed annual base salary equal to at least 12 times the highest base monthly salary payable during the 12-month period immediately preceding the Change of Control, with increases consistent with increases in base salary awarded to other peer executives of Safety-Kleen;
(b) a guaranteed bonus for each bonus plan performance period (under each bonus arrangement) ending within such three year employment period; (c) continued participation in the incentive, savings, retirement, welfare and other fringe benefit plans sponsored by Safety-Kleen; (d) full vesting on the date of the Change of Control of all stock options (or a lump sum payment of the spread of all non-vested, forfeited options); and (e) full payment on the date of the Change of Control, of the value of the executive's accrued benefits under Safety-Kleen's excess benefit, supplemental retirement and any other nonqualified retirement plans.

     If, during the three-year employment period, the executive's employment is terminated by Safety-Kleen (other than for Cause (as defined in such agreements) or by reason of the executive's death or disability), or if the executive terminates employment for Good Reason (as defined in such agreements), the executive will receive: (i) guaranteed annual base salary, guaranteed bonus and accrued vacation pay through the date of termination; (ii) previously deferred and unpaid compensation; (iii) an amount equal to three times the sum of the executive's guaranteed base salary and guaranteed bonus in the year in which the termination occurs; (iv) the value of the unvested portion of the executive's accounts under qualified Safety-Kleen plans, (v) reimbursement for unpaid benefits which would have accrued if the executive had remained employed by Safety-Kleen until three years after the Change of Control under Safety-Kleen's excess benefit and supplemental plans; and (vi) continuation of all medical, life insurance and other welfare benefits for a period of three years from termination. The sum of the amounts referred to in clauses (i) and (ii) is referred to as the "Accrued Obligations".

     If, during the three-year employment period, the executive's employment is terminated (i) by the Surviving Corporation for Cause, as defined, the executive is entitled only to his guaranteed base salary through the date of termination, plus any deferred compensation and accrued vacation pay not previously paid;
(ii) by the executive other than for Good Reason, the executive is entitled only to the Accrued Obligations; (iii) by Safety-Kleen for disability, the executive is entitled to receive the Accrued Obligations and disability and other benefits at least equal to the greater of those provided to peer executives by the Surviving Corporation immediately prior to the executive's termination and those provided to peer executives by Safety-Kleen at any time during the 90 day period immediately preceding a Change of Control; and (iv) by the executive's death, his estate is entitled to the Accrued Obligations and benefits at least equal to the most favorable benefits provided to survivors of peer executives, and at least as favorable in the aggregate as the most favorable provided to the executive during the 90 days preceding closing of the Laidlaw Environmental Offer.

     Each of the Change of Control Severance Agreements provides that if it is determined that benefits received by the executive thereunder (or otherwise) are subject to any excise tax under Section 4999 of the Internal Revenue Code or any similar excise taxes, then Safety-Kleen will also pay the executive an amount (the "Gross-up Payment") such that, after the payment of all income and excise taxes, the executive will be in the same after-tax position that he would have been in had no excise tax been imposed.

     Each Change of Control Severance Agreement contains a non-compete provision that during the period of the executive's employment and for one year thereafter, prohibits the executive from certain participation in the business of any company engaged in business that directly or materially competes with Safety-Kleen, and certain other competitive activity. Each such agreement also obligates the executive to maintain the confidentiality of Safety-Kleen's Confidential Information (as defined in such agreement).

     Severance payments that would be made to the persons who are parties to the Change of Control Severance Agreements in the event of their termination during the three year employment period after the

Change of Control (other than for Cause or by reason of the executive's death or disability) are approximately $46,000,000 for all officers with Change of Control Severance Agreements, including approximately $4,500,000 for Mr. Brinckman.

     Additional information relating to executive compensation and various benefit arrangements of Safety-Kleen is set forth in and incorporated by reference to the Safety-Kleen Information Statement.

INVESTMENT BANKING FEES

     Mr. Jannotta, a director of the Company until April 4, 1998, is a Senior Director of William Blair. William Blair will receive a fee from Safety-Kleen upon consummation of the Merger. See "-- Engagement of Financial Advisors."

                              THE MERGER AGREEMENT

     Set forth below is a brief description of the material terms of the Merger Agreement and related matters. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Annex A and is incorporated herein by reference.

LAIDLAW ENVIRONMENTAL OFFER

     Pursuant to the Merger Agreement, Laidlaw Environmental and LES Acquisition extended until March 31, 1998 at Midnight EST the Laidlaw Environmental Offer to exchange the right to receive $18.30 in cash and 2.8 shares of Laidlaw Environmental Common Stock for each outstanding Share, and Laidlaw Environmental and LES Acquisition acquired in the aggregate 55,751,582 Shares validly tendered pursuant to the Laidlaw Environmental Offer on April 3 and April 7, 1998.

GENERAL

     The Merger Agreement provides that LES Acquisition will be merged with and into Safety-Kleen, with Safety-Kleen becoming an indirect wholly-owned subsidiary of Laidlaw Environmental. In the Merger, each outstanding Share (other than Shares held by Laidlaw Environmental and its affiliates and treasury shares) will be converted at the Effective Time (as defined below) into the right to receive $18.30 net in cash and 2.8 shares of Laidlaw Environmental Common Stock. Laidlaw Environmental will also make certain payments necessary to satisfy Safety-Kleen's outstanding debt obligations. Immediately after the purchase of Shares pursuant to the Laidlaw Environmental Offer, Safety-Kleen made certain payments with respect to outstanding options under Safety-Kleen's stock option plans.

     As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, articles of merger (the "Articles of Merger") will be filed with the Secretary of State of the State of Wisconsin in accordance with the relevant provisions of the Wisconsin Business Corporation Law ("WBCL"), a certificate of merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("DGCL") and the parties will make such other filings, recordings or publications required under the WBCL and the DGCL in connection with the Merger. The Merger will become effective upon the date on which the Articles of Merger have been received for filing by the Secretary of State of the State of Wisconsin and the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware, or such later date as is agreed upon by the parties and specified in the Certificate of Merger and Articles of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time." As a result of the Merger, the separate corporate existence of LES Acquisition will cease and Safety-Kleen will continue as the surviving corporation (the "Surviving Corporation") under the name "Safety-Kleen Corp.," and will become an indirect wholly-owned subsidiary of Laidlaw Environmental.

CONVERSION AND EXCHANGE OF SHARES

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Laidlaw Environmental, LES Acquisition or any subsidiary thereof or held in the treasury of Safety-Kleen or any subsidiary of Safety-Kleen, which will be canceled without payment) will be canceled and converted at the Effective Time into the right to receive $18.30 net in cash and 2.8 shares of Laidlaw Environmental Common Stock (the "Merger Consideration").

     Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of LES Acquisition issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become at the Effective Time one share of common stock, par value $.01 per share, of the Surviving Corporation.

     Promptly after the Effective Time, each shareholder of record of Safety-Kleen will be provided with written instructions from a payment agent designated by Laidlaw Environmental, with the prior approval of

Safety-Kleen (the "Exchange Agent") as to how Shares may be surrendered and exchanged for payment of the Merger Consideration. Certificates evidencing Shares should not be surrendered for payment prior to receipt of written instructions from the Exchange Agent. As of the Effective Time, Laidlaw Environmental will deposit with the Exchange Agent cash and Laidlaw Environmental Common Stock sufficient to pay the Merger Consideration.

STOCK OPTIONS

     The Merger Agreement provides that Safety-Kleen will (a) terminate its 1985 Stock Option Plan, 1993 Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Outside Directors (collectively the "Option Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and (b) grant no additional options or similar rights under the Option Plans or otherwise on or after the date of the Merger Agreement. "Options" is defined under the Merger Agreement to include each stock option granted by Safety-Kleen, whether pursuant to the Option Plans or otherwise.

     Safety-Kleen has agreed in the Merger Agreement to cancel all Options (whether or not then exercisable) that Safety-Kleen has the right to cancel, and to use its best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel, to the cancellation of his Options, with all such cancellations to take effect immediately prior to the Effective Time. For Options which may be settled at exercise by issuance of Shares or cash payment pursuant to the terms of the applicable Option Plan, Safety-Kleen has, in consideration of such cancellation, paid to the holders of such Options, immediately after the purchase of Shares pursuant to the Laidlaw Environmental Offer, for each Share subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration (valued for this purpose at $30.30) over the per Share exercise price of such Option, reduced by the amount of withholding or other taxes required by law to be withheld. In the case of Options related to limited stock appreciation rights ("LSARs"), for each Share subject to Options, Safety-Kleen has paid or will pay (consistent with the rights under the Option Plans) upon cancellation of such Options, an amount in cash equal to the excess, if any, of the change of control value (generally, the highest price at which the Shares traded in the 180 days prior to closing of the Laidlaw Environmental Offer or, if greater, the Laidlaw Environmental Offer Consideration valued for this purpose at $30.30), over the per Share exercise price of such Option, reduced by the amount of withholding or other taxes required by law to be withheld. Immediately prior to the purchase of Shares pursuant to the Laidlaw Environmental Offer, directors, executive officers and other employees held in the aggregate Options to purchase 3,857,152 Shares, 2,251,165 of which were Options related to LSARs.

DIRECTORS AND OFFICERS; ARTICLES OF INCORPORATION AND BYLAWS; SEVERANCE
AGREEMENTS

     The Merger Agreement provides that the directors of LES Acquisition immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Safety-Kleen immediately prior to the Effective Time will be the initial officers of the Surviving Corporation except to the extent that Laidlaw Environmental designates other or additional officers, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. Although Laidlaw Environmental anticipates making significant changes in the Safety-Kleen senior management and executive officer team, Laidlaw Environmental has not yet addressed specific changes in Safety-Kleen management. The Merger Agreement provides that, at the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation will be amended and restated as set forth in the Merger Agreement.

     The Merger Agreement provides that promptly following the purchase by Laidlaw Environmental and LES Acquisition of Shares pursuant to the Laidlaw Environmental Offer, but subject to compliance with Exchange Act Rule 14f-1, Laidlaw Environmental shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of Safety-Kleen's Board of Directors, as will make the percentage of Safety-Kleen's directors designated by Laidlaw Environmental approximately equal to the aggregate voting power of the Shares held by Laidlaw Environmental (and LES Acquisition). On April 4, 1998, Ms. Williams and Messrs. Gwillum, Farmer, Otzen, Wood, Jannotta and Schrage resigned as directors of Safety-Kleen and Messrs. Winger, Bullock, Rollins, Thomas, Wareham Wrenn and Haworth, designees of

Laidlaw Environmental, were elected as directors of Safety-Kleen. Information concerning such directors is contained in the Safety-Kleen Information Statement. Following the election or appointment of Laidlaw Environmental's designees and prior to the Effective Time, any amendment to the Restated Articles of Incorporation or Bylaws of Safety-Kleen, any termination of the Merger Agreement by Safety-Kleen, any extension by Safety-Kleen of the time for the performance of any of the obligations or other acts of Laidlaw Environmental or waiver or assertion of any of Safety-Kleen's rights under the Merger Agreement, and any other consent or action by the Safety-Kleen Board with respect to the Merger Agreement, will require the concurrence of a majority of the directors (if any) not appointed by Laidlaw Environmental. Mr. Brinckman is the sole remaining director not designated by Laidlaw Environmental.

REPRESENTATIONS AND WARRANTIES

     Safety-Kleen, Laidlaw Environmental and LES Acquisition have made certain representations and warranties to each other in the Merger Agreement. Safety-Kleen represents and warrants, among other things, as to the organization and qualifications to do business of Safety-Kleen and its significant subsidiaries, its capitalization, its corporate authority to enter into and perform the Merger Agreement and the absence of conflict of such actions with its other obligations, and its ownership of its subsidiaries. Safety-Kleen also makes certain representations and warranties concerning its financial reports, the absence of certain changes and liabilities, employee benefit plans, litigation and legal matters, labor matters, tax matters, environmental matters and title to its properties. Laidlaw Environmental and LES Acquisition represent and warrant, among other things, as to their respective organization and qualification, capital stock, corporate authority to enter into and perform the Merger Agreement and the absence of conflict of such actions with its other obligations, and interim operations of Laidlaw Environmental and LES Acquisition. Laidlaw Environmental also makes certain representations and warranties concerning its financial reports, employee benefit plans, litigation and legal matters, labor matters, tax matters, environmental matters and title to its properties. The representations and warranties of Laidlaw Environmental, LES Acquisition and Safety-Kleen will terminate upon consummation of the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Safety-Kleen has agreed that unless Laidlaw Environmental shall otherwise agree in writing (which agreement shall not be unreasonably withheld), prior to the Effective Time:

          (a) the business of Safety-Kleen and its subsidiaries will be conducted in the ordinary and usual course of business, and Safety-Kleen will use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and consultants and advantageous business relationships;

          (b) neither Safety-Kleen nor any of its subsidiaries will directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of Safety-Kleen or of any of its subsidiaries; (ii) amend its charter or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock (except as contemplated by the Rights Agreement and except for (x) cash dividends to shareholders of Safety-Kleen declared in the ordinary course of business and consistent with past practice and
     (y) dividends by wholly owned subsidiaries of Safety-Kleen); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of Safety-Kleen; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Safety-Kleen; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (c) neither Safety-Kleen nor any of its subsidiaries will, directly or indirectly, (i) except for Shares (and the associated Rights) issuable upon exercise of options outstanding under the Option Plans on the date of the Merger Agreement, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof, (ii) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business), of assets or securities, or make any loans, advances or capital contributions to, or investment in, any individual or entity (other than to Safety-Kleen or a wholly owned subsidiary of Safety-Kleen);
     (iii) except in the ordinary course of business, and other than indebtedness to or guarantees for the benefit of Safety-Kleen or any affiliate of Safety-Kleen and borrowings to fund payments to holders of Options as contemplated by the Merger Agreement, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any other individual or entity; (iv) change the capitalization of Safety-Kleen (other than the incurrence of indebtedness otherwise permitted in the Merger Agreement); (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingency or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business; or (viii) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

          (d) except for the payment to holders of Options as contemplated by the Merger Agreement, neither Safety-Kleen nor any of its subsidiaries will (except for salary increases or other employee benefit arrangements in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Safety-Kleen and its subsidiaries, taken as a whole, or as may be required pursuant to any agreements in effect at the date of the Merger Agreement) adopt or amend or take any actions to accelerate any rights or benefits under (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee or, in the ordinary course of business, consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not permitted by any existing plan, arrangement or agreement;

          (e) except in the ordinary course of business, neither Safety-Kleen nor any of its subsidiaries will make any tax election or settle or compromise any federal, state, local or foreign income tax liability;

          (f) except in the ordinary course of business, neither Safety-Kleen nor any of its subsidiaries will permit any insurance policy naming it as beneficiary or a loss payee to be cancelled or terminated without notice to Laidlaw Environmental; and

          (g) neither Safety-Kleen nor any of its subsidiaries will agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty of Safety-Kleen in the Merger Agreement untrue or incorrect so as to result in any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of Safety-Kleen and its subsidiaries taken as a whole, or that would prevent or materially delay Safety-Kleen from performing its obligations under the Merger Agreement (a "Material Adverse Effect").

NO SOLICITATION OF PROPOSALS

     The Merger Agreement provides that Safety-Kleen (and its subsidiaries and affiliates) will not, and will use their best efforts to ensure that their respective directors, officers, employees, representatives and agents do not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Laidlaw Environmental and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (a) any merger, sale of assets not in the ordinary course (except for any sale of assets otherwise permitted under the terms of the Merger Agreement), or other similar transaction involving SafetyKleen or any subsidiary or division of Safety-Kleen, or the sale of any equity interest in Safety-Kleen or any subsidiary, or (b) any sale by Safety-Kleen or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of Safety-Kleen's subsidiaries (all such inquiries and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in such provisions of the Merger Agreement prohibits Safety-Kleen or the Safety-Kleen Board from (i) subject to certain duties to consult with Laidlaw Environmental and LES Acquisition, issuing a press release or otherwise publicly disclosing the terms of the Merger Agreement; (ii) proceeding with the transactions contemplated by the Merger Agreement; (iii) communicating to Safety-Kleen's shareholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act; (iv) making any disclosure to Safety-Kleen's shareholders which, in the judgment of the Safety-Kleen Board, with the advice of outside counsel, should reasonably be made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors) or (v) taking any non-appealable, final action ordered to be taken by Safety-Kleen by any court of competent jurisdiction; and, provided, further, that the Safety-Kleen Board may, on behalf of Safety-Kleen, furnish or cause to be furnished information and may direct Safety-Kleen, its directors, officers, employees, representatives or agents to information, in each case pursuant to appropriate confidentiality agreements, and to participate in discussions or negotiations with any person or entity commencing any Acquisition Proposal which was not solicited by Safety-Kleen or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, representatives or agents, or which did not otherwise result from a breach of such non-solicitation provisions of the Merger Agreement, if (x) the Safety-Kleen Board concludes in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to Safety-Kleen's shareholders from a financial point of view than the transactions contemplated hereby, and (y), in the opinion of the Safety-Kleen Board, only after receipt of advice from its independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Safety-Kleen Board to violate its fiduciary duties to Safety-Kleen's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being hereinafter referred to as a "Superior Proposal").

     Safety-Kleen has agreed pursuant to the Merger Agreement to immediately notify Laidlaw Environmental of the terms of any proposal, discussion, negotiation or inquiry (and to disclose any written materials received by Safety-Kleen in connection with such proposal, discussion, negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction unless the Safety-Kleen Board determines, based on the advice of outside legal counsel to Safety-Kleen, that giving such notice would cause the Safety-Kleen Board to violate its fiduciary duties to Safety-Kleen's shareholders under applicable law. Safety-Kleen agrees pursuant to the Merger Agreement to, and to cause each subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by Safety-Kleen, its subsidiaries or any officer, director or employee of, or investment banker, attorney, accountant or other advisor or representative of, Safety-Kleen or any subsidiary with parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing.

     The Merger Agreement also provides that, except as set forth therein, neither the Safety-Kleen Board nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Laidlaw Environmental or LES Acquisition, the approval or recommendation by the Safety-Kleen Board or any such committee of the Merger Agreement or the Merger,
(b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Safety-Kleen Board may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Laidlaw Environmental's receipt of written notice advising Laidlaw Environmental that the Safety-Kleen Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that Safety-Kleen shall not enter into an agreement with respect to a Superior Proposal unless Safety-Kleen has furnished Laidlaw Environmental with written notice not later than noon

(New York time) two business days in advance of any date that it intends to enter into such agreement and caused its financial and legal advisors to negotiate with Laidlaw Environmental to make such amendments to the terms and conditions of the Merger Agreement as would make the Merger Agreement as so amended at least as favorable to Safety-Kleen's shareholders from a financial point of view as the Superior Proposal. In addition, the Merger Agreement provides that if Safety-Kleen proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Laidlaw Environmental the Termination Amount (as defined and described in "-- Fees and Expenses" below). The Merger Agreement also includes a provision authorizing the Safety-Kleen Board to withdraw or modify the approval or recommendation by the Safety-Kleen Board of the Laidlaw Environmental Offer or the Merger if there is a material adverse change in the business or financial condition of Laidlaw Environmental prior to consummation of the exchange pursuant to the Laidlaw Environmental Offer.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of the parties to cause the Merger to be consummated are subject to the satisfaction or waiver of certain conditions, including, among other things: (a) the approval of the Merger Agreement by the vote of the holders of two-thirds of Safety-Kleen's outstanding Shares; (b) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any domestic government or any agency or authority of competent jurisdiction which prohibits the consummation of the Merger; (c) consummation of the Merger shall not result in violation of any applicable United States federal or state law providing for criminal penalties; and (d) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States preventing the consummation of the Merger shall be in effect; provided, however, that the parties to the Merger Agreement shall have used their best efforts to have any such injunction or order vacated.

     The obligation of Safety-Kleen to effect the Merger is further subject to the condition that Safety-Kleen shall have received an opinion or certificate of a reputable expert firm confirming the solvency of the Surviving Corporation after the Merger and related financings addressed to or for the benefit of the Safety-Kleen Board so that the Safety-Kleen Board is entitled to rely thereon (the "Solvency Opinion Condition"). The Safety-Kleen Board received such an opinion, dated April 1, 1998, from Houlihan, Lokey, Howard and Zukin in connection with the closing of the Laidlaw Environmental Offer.

TERMINATION, AMENDMENT AND WAIVER

     Termination. The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by Safety-Kleen's shareholders, as follows: (a) by the mutual written consent of Safety-Kleen and Laidlaw Environmental; or (b) by either Laidlaw Environmental or Safety-Kleen if any governmental body or regulatory authority of the United States of America shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that such right to terminate the Merger Agreement shall not be available to any party that has breached its obligations under the Merger Agreement to use its commercially reasonable best efforts to take such actions are necessary to consummate the transactions contemplated by the Merger.

     In the event of termination of the Merger Agreement by either Safety-Kleen or Laidlaw Environmental, no party to the Merger Agreement (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) shall have any liability or further obligation to any other party to the Merger Agreement, except with the respect to the covenants in the Merger Agreement relating to confidential information and payment of expenses. In addition, Laidlaw Environmental, LES Acquisition and Safety-Kleen will each remain liable for any wilful breach by it of the Merger Agreement.

     Amendment. Subject to the applicable provisions of the WBCL and the DGCL, the Merger Agreement may be amended by the parties thereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of Safety-Kleen; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto. After the purchase of Shares pursuant to the Laidlaw Environmental Offer but prior to the Effective Time, any waiver by Safety Kleen under the Merger Agreement requires the concurrence of a majority of the Safety-Kleen directors (if any) not appointed by Laidlaw Environmental.

     Waiver. Subject to the applicable provisions of the WBCL and the DGCL, at any time prior to the Effective Time, any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, or (b) subject to certain limitations after shareholder approval has been obtained, waive compliance with any of the agreements or conditions contained herein. In addition to the provisions contained in the Merger Agreement regarding the failure to object to notice of certain defaults, at any time prior to consummation of the Merger any party thereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant thereto. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. After the purchase of Shares pursuant to the Laidlaw Environmental Offer but prior to the Effective Time, any waiver by Safety-Kleen under the Merger Agreement requires the concurrence of a majority of the Safety-Kleen directors (if any) not appointed by Laidlaw Environmental.

FEES AND EXPENSES

     The Merger Agreement provides that Safety-Kleen and Laidlaw Environmental will each pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

EFFECT ON BENEFIT PLANS AND RELATED MATTERS

     The Merger Agreement provides that for a period of two years following the Effective Time, Laidlaw Environmental intends to cause the Surviving Corporation to provide employee benefit plans and programs for the benefit of employees of the Surviving Corporation and its subsidiaries that are in the aggregate no less favorable to such employees than the employee benefit plans of the Company and its affiliates existing on the date of the Merger Agreement. All service credited to each employee by Safety-Kleen through the Effective Time shall be recognized by Laidlaw Environmental or the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided directly or indirectly by Laidlaw Environmental or the Surviving Corporation for the benefit of the employees and in which the respective employees participate.

     The Merger Agreement also provides that Laidlaw Environmental shall cause the Surviving Corporation: (i) to honor (without modification) and assume Safety-Kleen's written employment agreements, severance agreements and consulting agreements, all as in effect on the date of the Merger Agreement; and
(ii) not to terminate or adversely amend in any manner which adversely affects the benefits that participants in such plans are entitled to thereunder with respect to any periods prior to and including the Effective Time. The Merger Agreement also states that Laidlaw Environmental intends to cause the Surviving Corporation to continue to maintain an office in Elgin, Illinois for two years after the Effective Time.

NOTICES

     Safety-Kleen, Laidlaw Environmental and LES Acquisition agree pursuant to the Merger Agreement to give prompt notice to each other at any time from the date of the Merger Agreement to the Effective Time of the obtaining by it of actual knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any covenant, representation or warranty contained in the Merger Agreement so as to result in a Material Adverse Effect or in a material adverse effect upon Laidlaw Environmental or any of its affiliates. If any party receiving a notice shall not object thereto within five business days after receiving such Default Notice, then such party shall be deemed to have waived all rights accruing to it as a result of such breach. A party shall object to such a Default Notice by giving timely notice of such party's objection thereto as provided herein to the party giving such notice. For purposes of this provision, the "actual knowledge" of a party to the Merger Agreement means the best actual knowledge of its chairman of the board, president and chief financial officer.

                                 THE COMPANIES

SAFETY-KLEEN

     Safety-Kleen is a leader in servicing the recycling and waste needs of companies in the automotive/retail repair, industrial, imaging and other business sectors. Over 2,800 Safety-Kleen specialists service customers from a branch network that extends across North America and Western Europe. Focusing primarily on the needs of smaller businesses, Safety-Kleen performed nearly five million individual services and reclaimed more than 300 million gallons of contaminated fluid through a network of 230 branches worldwide in 1997. Safety-Kleen collects and recycles used products at thirteen recycle centers, two lube oil re-refineries, and three fuel-blending facilities. Safety-Kleen operates in the continental United States, Canada, the United Kingdom, the Republic of Ireland, Puerto Rico, Belgium, France, Italy, Spain and Germany. Safety-Kleen has licensee operations in Japan and Korea. Safety-Kleen Corp. was incorporated in July, 1963 under the laws of the State of Wisconsin. Safety-Kleen's principal executive offices are located at One Brinckman Way, Elgin, Illinois 60123 and its telephone number is (847) 697-8460. For a more detailed description of the business and properties of Safety-Kleen, see the descriptions thereof set forth in Safety-Kleen's Annual Report on Form 10-K for the year ended January 3, 1998, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

LAIDLAW ENVIRONMENTAL

     Laidlaw Environmental provides hazardous and industrial waste management services throughout North America. Laidlaw Environmental collects, transports, treats and disposes of waste by incineration, landfilling and other methods at its facilities located in the United States and Canada. Laidlaw Environmental also operates waste processing, recycling and repackaging facilities and has analytical laboratories at its facilities in several states.

     On May 15, 1997, pursuant to a February 6, 1997, stock purchase agreement (the "Stock Purchase Agreement") between Rollins Environmental Services, Inc. ("Rollins") and Laidlaw Inc. ("Laidlaw"), Rollins acquired the hazardous and industrial waste operations of Laidlaw ("Old LESI") (the "Acquisition"). The Acquisition was accounted for as a reverse acquisition using the purchase method of accounting. Rollins issued 120 million common shares and a $350 million 5% subordinated convertible pay-in-kind debenture, and paid $349.1 million in cash ($400 million, less assumed debt of $50.9 million), to Laidlaw to consummate the Acquisition. Coincident with the closing of the Acquisition, the continuing legal entity changed its name from Rollins Environmental Services, Inc. to Laidlaw Environmental Services, Inc. As a result of the Acquisition, Laidlaw owns approximately 67% of the issued common shares of Laidlaw Environmental. Laidlaw Environmental accordingly adopted Old LESI's fiscal year-end of August 31.

     Old LESI consisted of all direct and indirect subsidiaries of Laidlaw engaged in the hazardous and industrial waste business, other than JTM Industries, Inc. and its subsidiary, KBK Enterprises, Inc. Prior to the Acquisition, Old LESI provided hazardous and industrial waste services from 85 service locations in 26 states and seven Canadian provinces. Although Old LESI was a conglomerate of separate entities, these entities conducted such services primarily under the name "Laidlaw Environmental Services."

     Laidlaw Environmental, in providing hazardous and industrial waste services, is engaged in five primary lines, or classes, of business: (a) service center; (b) landfill; (c) incineration; (d) transportation; and (e) specialty services, including polychlorinated biphenyl ("PCB") management, wastewater treatment and other specialty services.

     Laidlaw Environmental's revenues and income are derived from one industry segment principally in the United States, which includes the collection, transportation, processing/recovery and disposal of hazardous and industrial wastes. This segment renders services to a variety of commercial, industrial, governmental and residential customers. Substantially all revenues represent income from unaffiliated customers.

     Laidlaw Environmental was incorporated in Delaware in 1968. Its principal executive office is located at 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201 and its telephone number is 803-933-4200.

LES ACQUISITION, INC.

     LES Acquisition, an indirect wholly owned subsidiary of Laidlaw Environmental, is a newly formed Delaware corporation created for the sole purpose of consummating the transactions contemplated by the Laidlaw Environmental Offer and the Merger Agreement. LES Acquisition has not conducted any activities other than those incident to its formation, its participation in the Laidlaw Environmental Offer, its execution of the Merger Agreement and its participation in the preparation of this Proxy Statement/Prospectus. As a result of the Merger, LES Acquisition will be merged with and into Safety-Kleen, with Safety-Kleen being the Surviving Corporation after the Merger.

          SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the Share ownership as of April 8, 1998 of
(i) shareholders who, to the knowledge of Safety-Kleen, owned beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of Safety-Kleen's directors; (iii) each executive officer; and (iv) Safety-Kleen's directors and executive officers as a group.

                                                               NUMBER OF SHARES
NAME                                                          BENEFICIALLY OWNED
----                                                          ------------------
FIVE PERCENT SHAREHOLDERS:
  Laidlaw Environmental Services, Inc.......................      56,352,682
DIRECTORS* AND EXECUTIVE OFFICERS**:
  Donald W. Brinckman.......................................             175
  Hyman K. Bielsky..........................................               0
  Roy D. Bullinger..........................................               0
  James R. Bullock..........................................               0
  Robert J. Burian..........................................               0
  Andrew A. Campbell........................................               0
  Michael H. Carney.........................................               0
  Joseph Chalhoub...........................................               0
  David A. Dattilo..........................................               0
  Lawrence Davenport........................................               0
  Scott E. Fore.............................................               0
  F. Henry Habicht II.......................................               0
  Leslie W. Haworth.........................................               0
  John G. Johnson, Jr.......................................               0
  Scott D. Krill............................................               0
  John W. Rollins, Jr.......................................               0
  Clark J. Rose.............................................               0
  Laurence M. Rudnick.......................................               0
  C. James Schulz...........................................               0
  David E. Thomas, Jr.......................................               0
  James L. Wareham..........................................               0
  Robert W. Willmschen......................................               0
  Kenneth W. Winger.........................................               0
  Grover C. Wrenn...........................................               0
  All Directors and Executive Officers as a Group (24
     persons)...............................................             175

---------------

 * In accordance with the terms of the Merger Agreement, on April 4, 1998 Ms. Marcia E. Williams and Messrs. Russell A. Gwillum, Edgar D. Jannotta, Richard
   T. Farmer, Karl G. Otzen, W. Gordon Wood and Paul D. Schrage resigned from the Safety-Kleen Board and Messrs. Bullock, Haworth, Rollins, Thomas, Wareham, Winger and Wrenn were appointed to the New Board. Each of the newly-appointed directors is also a director of Laidlaw Environmental. For information regarding the newly-appointed directors, see Annex B.
** Other than Mr. Brinckman, who with his wife currently owns 175 Shares, all executive officers sold Shares prior to the expiration of the Laidlaw Environmental Offer or tendered Shares in the Laidlaw Environmental Offer, and all options held by such individuals were terminated prior to the date of this Proxy Statement/Prospectus.

                             STOCK EXCHANGE LISTING

     The Laidlaw Environmental Common Stock (with accompanying Rights) is listed on the NYSE and the Pacific Exchange, Inc. (the "Pacific Exchange"). The Laidlaw Environmental Common Stock to be issued pursuant to the Merger will (when issued) be listed for trading on the NYSE and the Pacific Exchange.

               DESCRIPTION OF LAIDLAW ENVIRONMENTAL CAPITAL STOCK

     The authorized capital stock of Laidlaw Environmental consists of 750,000,000 shares of Laidlaw Environmental Common Stock, par value $1.00 per share, and 1,000,000 shares of Laidlaw Environmental Preferred Stock, par value $1.00 per share (the "Laidlaw Environmental Preferred Stock").

LAIDLAW ENVIRONMENTAL COMMON STOCK

     As of April 7, 1998, there were 338,398,600 shares of Laidlaw Environmental Common Stock issued and outstanding, 156,104,203 of which were issued to former holders of Shares in connection with the closing of the Laidlaw Environmental Offer. The holders of Laidlaw Environmental Common Stock are entitled to one vote per share on all matters requiring stockholder action. The holders of the Laidlaw Environmental Common Stock participate ratably in liquidation, subject to the payment to the holders of any outstanding class of Laidlaw Environmental Preferred Stock of the preferential amounts to which they are entitled.

     Dividends on the Laidlaw Environmental Common Stock may be declared and paid only out of surplus or net profits legally available for the payment of dividends.

LAIDLAW ENVIRONMENTAL PREFERRED STOCK

     Laidlaw Environmental is authorized to issue 1,000,000 shares of Laidlaw Environmental Preferred Stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Laidlaw Environmental Board of Directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by the Laidlaw Environmental Board of Directors in the following respects: (i) the rate of dividend; (ii) the amount per share, if any, which the Laidlaw Environmental Preferred Stock shall be entitled to receive upon redemption, liquidation, distribution or sale of assets, dissolution or winding up of Laidlaw Environmental; (iii) terms and conditions of conversions, if any; and (iv) terms of sinking fund, redemption or purchase account, if any. As of April 7, 1998, Laidlaw Environmental had no Laidlaw Environmental Preferred Stock outstanding.

                                 MARKET PRICES

     The Laidlaw Environmental Common Stock is listed and principally traded on the NYSE. The Shares are listed and traded on the NYSE. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape.

                                                                    LAIDLAW
                                                                 ENVIRONMENTAL          SAFETY-KLEEN
                                                              -------------------    -------------------
                                                                  PRICE RANGE            PRICE RANGE
                                                              -------------------    -------------------
                                                                HIGH        LOW        HIGH        LOW
                                                              --------    -------    --------    -------
1995
First Quarter...............................................    5  1/2      4         17  7/8     14  1/2
Second Quarter..............................................    5           4  1/8    18  1/8     15
Third Quarter...............................................    5  1/4      4  1/4    18          12  7/8
Fourth Quarter..............................................    4  1/2      2  3/4    15  3/4     13  3/4
1996
First Quarter...............................................    3  1/8      2         15  7/8     13  3/8
Second Quarter..............................................    4  1/2      2  1/4    17  1/2     14  1/2
Third Quarter...............................................    4  1/8      2  5/8    18  5/8     15  1/8
Fourth Quarter..............................................    2  7/8      1  5/8    17  1/4     14  3/4

                                                                    LAIDLAW
                                                                 ENVIRONMENTAL          SAFETY-KLEEN
                                                              -------------------    -------------------
                                                                  PRICE RANGE            PRICE RANGE
                                                              -------------------    -------------------
                                                                HIGH        LOW        HIGH        LOW
                                                              --------    -------    --------    -------
1997
First Quarter...............................................    3  3/8      1  3/4    18  3/8     14  1/2
Second Quarter..............................................    3  1/4      2  5/8    17 11/16    14  1/8
Third Quarter...............................................    5 15/16     2  7/8    26          16
Fourth Quarter..............................................    5  3/4      4  1/8    29          18  1/2
1998
First Quarter...............................................    4  7/8      3  1/2    28 13/16    26
Second Quarter (through April 15, 1998).....................    4 1/16      3 9/16    29  1/2     28 3/16

     On November 3, 1997, the last trading day prior to the public announcement of Laidlaw Environmental's offer to acquire Safety-Kleen, the closing sales price per Share was $22.125, and the closing sales price per share of Laidlaw Environmental Common Stock was $4.9375. On April 15, 1998, the closing price per Share was $28 1/2, and the closing price per share of Laidlaw Environmental Common Stock was $3 13/16. Past price performance is not necessarily indicative of likely future price performance. Holders of Shares are urged to obtain current market quotations for shares of Laidlaw Environmental Common Stock.

     Laidlaw Environmental has not paid cash dividends during the past two fiscal years and does not presently anticipate paying any cash dividends in the future. Laidlaw Environmental's existing credit facility precludes the payment of cash dividends. The Bank Credit Facility also contains negative, affirmative and financial covenants customarily found in credit agreements for financings similar to the financing provided under the Bank Credit Facility, including covenants limiting annual capital expenditures, restricting debt, guaranties, liens, mergers and consolidations, sales of assets and payment of dividends. See "The Merger -- Source and Amount of Funds."

     Safety-Kleen has paid a cash dividend for 76 consecutive quarters since March 1979 (including cash dividends of $.09 per Share in 1996 and 1997 and the first quarter of 1998). Safety-Kleen expects to continue this policy prior to consummation of the Merger, although there is no assurance as to future dividends, which are dependent upon future earnings, capital requirements, the financial condition of Safety-Kleen, contractual restrictions and such other factors as the Board of Directors may deem relevant. The Merger Agreement generally prohibits the payment of cash dividends by Safety-Kleen except those declared in the ordinary course of business and consistent with Safety-Kleen's past practice. See "The Merger Agreement -- Conduct of Business Pending the Merger."

     The Rights are listed on the NYSE, but are currently attached to all outstanding Shares and may not be traded separately. Upon the occurrence of the Safety-Kleen Distribution Date, the Rights are to trade separately from the Shares.

       LAIDLAW ENVIRONMENTAL AND SAFETY-KLEEN COMPARATIVE PER SHARE DATA

     The following table sets forth comparative per share data of Laidlaw Environmental and Safety-Kleen on both a historical and pro forma combined basis. This table should be read in conjunction with each entity's historical financial statements and notes thereto as set forth in the filings incorporated by reference herein and in conjunction with the unaudited pro forma combined financial information appearing elsewhere in this Proxy Statement/Prospectus. See "Laidlaw Environmental and Safety-Kleen Unaudited Pro Forma Combined Financial Information."

     The pro forma information set forth below gives effect to (a) the Rollins acquisition described under the heading "Laidlaw Environmental/Rollins Pro Forma Combined", and (b) the Rollins acquisition, the Laidlaw Environmental Offer, the Merger and the other transactions described herein under the heading "Laidlaw Environmental/Safety-Kleen Pro Forma Combined", as if each had occurred as of September 1, 1996. Both the Rollins acquisition and the Merger and pending acquisitions have been presented using the purchase method of accounting. This information does not reflect the estimated cost savings of the Rollins acquisition, nor the cost savings of approximately $100 to $130 million that Laidlaw Environmental management believes may result from the Merger. The pro forma combined per share data is not necessarily indicative of actual results of operations of Laidlaw Environmental, Rollins, and Safety-Kleen had the transactions assumed therein occurred on the dates specified, nor are they indicative of future expected results.

                                                                                LAIDLAW
                                                                             ENVIRONMENTAL/
                                                 LAIDLAW                      SAFETY-KLEEN    SAFETY-KLEEN
                                              ENVIRONMENTAL   SAFETY-KLEEN     PRO FORMA        PRO FORMA
                                               HISTORICAL      HISTORICAL     COMBINED(1)     EQUIVALENT(2)
                                              -------------   ------------   --------------   -------------
Book value per common share:
  August 31, 1997...........................     $  1.82         $ 8.49         $  3.04          $  8.51
  February 28, 1998.........................        1.92           8.95            2.97             8.32
Year ended August 31, 1997:
  Basic income (loss) per common share from
     continuing operations(4)...............      (1.329)         1.040          (0.676)          (1.893)
  Cash dividends(3).........................          --          0.360              --               --
Six months ended February 28, 1998:
  Basic income per share....................       0.075          0.640           0.042            0.118
  Diluted income per share..................       0.069             --              --               --

---------------

(1) See "Laidlaw Environmental and Safety-Kleen Selected Unaudited Pro Forma Financial Information."
(2) The Safety-Kleen pro forma equivalent represents the Laidlaw Environmental/Safety-Kleen pro forma combined book value, dividends and income (loss) per common share multiplied by the Exchange Ratio of 2.8.
(3) Laidlaw Environmental has not paid cash dividends during the past two fiscal years and does not presently anticipate paying any cash dividends in the future. In addition, Laidlaw Environmental's credit facility arranged through TD Securities (USA), Inc., precludes the payment of cash dividends.
(4) Diluted earnings per share have not been included for the historical year ended August 31, 1997, nor for the pro forma six months ended February 28, 1998 as the effect of assumed conversion of potential common shares would be to increase earnings per share, and thus be anti-dilutive.

                 VALIDITY OF LAIDLAW ENVIRONMENTAL COMMON STOCK

     The validity of the shares of Laidlaw Environmental Common Stock offered hereby will be passed upon for Laidlaw Environmental by Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661.

                                   LITIGATION

     Between November 4 and 12, 1997, and on December 5, 1997, a total of seven putative class actions were filed against Safety-Kleen and its directors in the Circuit Court of Cook County, Illinois. The actions purport to have been brought as derivative actions on behalf of Safety-Kleen. In general, the complaints allege, among other things, that the director defendants (i) have refused to seriously consider the Laidlaw Environmental Offer, and have failed to maximize shareholder value by entertaining offers to purchase Safety-Kleen, (ii) have breached their fiduciary and other common law duties due to plaintiffs and other class members in that they have not exercised, and are not exercising, independent business judgment and (iii) are acting to entrench themselves in their offices and positions and maintain their salaries and prerequisites, all at the expense and to the detriment of the public shareholders of Safety-Kleen. As relief, the complaints seek, among other things (i) a declaration that the action be certified as a proper class action; (ii) injunctive relief requiring that the director defendants carry out their fiduciary duties to plaintiff and other members of the class by announcing their intention to, among other things, cooperate fully with any entity or person, including Laidlaw Environmental, having a bona fide interest in proposing any transaction that would maximize shareholder value; and (iii) damages, costs, and attorneys' fees. Safety-Kleen and Laidlaw Environmental believe that the allegations contained in the complaints are without merit and, if the plaintiffs elect to proceed with their actions, intend to contest the actions vigorously on behalf of Safety-Kleen and the Safety-Kleen Board. On December 5, 1997, six of the seven actions were consolidated into a single action. On February 28, 1998, Safety-Kleen filed an Answer denying the material allegations of the consolidated complaint and asserting several defenses. On March 12, 1998, Safety-Kleen filed a motion for judgment on the pleadings in the consolidated case.

     On November 17, 1997, Safety-Kleen filed a lawsuit in Federal District Court for the Northern District of Illinois against Laidlaw Environmental seeking a declaratory judgment that Laidlaw Environmental violated the "gun-jumping" prohibitions of federal securities laws by certain of its public announcements made before the effectiveness of the registration statement with the Commission relating to the Laidlaw Environmental shares proposed to be used in its offer for Safety-Kleen. The suit also challenged Laidlaw Environmental's asserted right under Wisconsin law to demand such a shareholders' meeting at that time.

     On November 24, 1997, Laidlaw Environmental answered the complaint, denying liability and asserting several defenses. In addition, Laidlaw Environmental and its subsidiary filed counterclaims against Safety-Kleen and its directors. The counterclaims sought a declaratory judgment that Safety-Kleen is required to hold a special meeting under Wisconsin law, and assert claims against Safety-Kleen for violation of certain Wisconsin statutes pertaining to furnishing of shareholder lists and takeovers, and against the directors for breach of fiduciary duty in failing to negotiate with Laidlaw Environmental and entering into the Philip Merger Agreement, including the termination fees and expenses, and for failure to amend the shareholder rights plan to make it inapplicable to the then pending Laidlaw Environmental exchange offer, and a derivative claim for corporate waste.

     On December 4, 1997, the Federal District Court of the Northern District Court of Illinois ruled that Laidlaw Environmental could seek the approval of Safety-Kleen shareholders at a special meeting to restore voting power to Shares that Laidlaw Environmental may acquire in excess of 20% of the outstanding Shares. Accordingly, Safety-Kleen scheduled a special meeting of shareholders on January 9, 1998, to vote on such restoration of voting power at which shareholders voted to restore such voting power. The Court also scheduled a preliminary hearing for January 28, 1998, on Laidlaw Environmental's request that the Rights Agreement be amended to make it inapplicable to the then-pending Laidlaw Environmental exchange offer and that the Court void the termination fee and certain other provisions of the Philip Merger Agreement.

     On January 28, 1998, the parties commenced an evidentiary hearing on Laidlaw Environmental's request that the Rights Agreement be amended to make it inapplicable to the then-pending Laidlaw Environmental Offer, that the Court order the Safety-Kleen Board to take action to make the Wisconsin Business Combination Statute inapplicable to the then-pending Laidlaw Environmental exchange offer and the Merger contemplated thereby, and that the Court void the termination fee and certain other provisions of the Philip Merger Agreement. On the first day of trial, Laidlaw Environmental voluntarily dismissed its claims with respect to the termination fee. The hearing concluded on February 3, 1998. On February 4, 1998, the United States District Court for the Northern District of Illinois denied Laidlaw Environmental's requests for relief in an opinion read from the bench, but not otherwise issued in written form.

     On February 5, 1998, Laidlaw Environmental filed an Emergency Motion to Compel Compliance with Securities Exchange Act of 1934 Rules 14d-9(b) and 14e-2(b). That motion sought an order compelling the Safety-Kleen Board to respond immediately to Laidlaw Environmental's Amended Exchange Offer dated January 28, 1998, and file an amended Schedule 14D-9 with respect to that Amended Offer. The United States District Court for the Northern District of Illinois denied that motion the same day.

     On February 26, 1998, Laidlaw Environmental filed a new Motion for Preliminary Injunction in which Laidlaw Environmental sought an order compelling the Director Defendants (i) to amend the Rights Plan to make it inapplicable to the then pending Laidlaw Environmental Offer or to redeem the rights; and (ii) to make the Wisconsin Business Combination Statute, Wis. Stat. ss. 180.1140, et seq. inapplicable to the Laidlaw Environmental exchange offer. The United States District Court for the Northern District of Illinois scheduled an argument for March 2, 1998, on the issue of when that motion should be heard. On March 2, 1998, the Court set the motion for oral argument on Thursday, March 5, 1998.

     On March 5, 1998, the United States District Court for the Northern District of Illinois denied Laidlaw Environmental's Motion for Preliminary Injunction without prejudice, and set the motion for a full evidentiary hearing at 10:30 a.m. on March 12, 1998. On March 12, 1998, the parties appeared in court and jointly requested a postponement of the hearing. The Court held a telephonic status hearing at 4:00 p.m. that same day. At that time, the parties requested that the Court continue the status to March 13, 1998, at 2:25 p.m. Prior to that time, the parties requested that the Court again reschedule the status hearing for 2:00 p.m. on March 16, 1998.

     The Merger Agreement includes a provision obligating the parties to take all action necessary to dismiss with prejudice all pending litigation between such parties. Accordingly, on March 16, 1998, the Federal District Court for the Northern District of Illinois, on motion of the plaintiff, dismissed with prejudice Laidlaw Environmental's action against Safety-Kleen, subject to Laidlaw Environmental's right to reinstate the case on or before April 16, 1998. Safety-Kleen believes Laidlaw Environmental's action to be without merit and intends, if it were reinstated, to contest such action vigorously on behalf of Safety-Kleen and the Safety-Kleen Board.

                 COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES
                     AND LAIDLAW ENVIRONMENTAL COMMON STOCK

     As a consequence of the exchange of Shares for shares of Laidlaw Environmental Common Stock in the Laidlaw Environmental Offer and the cancellation of Shares as a result of the Merger, shareholders of Safety-Kleen, a company incorporated under the laws of the State of Wisconsin, will become shareholders of Laidlaw Environmental, a Delaware corporation. The rights of Safety-Kleen shareholders are currently governed by Wisconsin law (including the Wisconsin Statutes), the Safety-Kleen Articles and the Safety-Kleen By-Laws. Upon the exchange of Shares for Laidlaw Environmental Common Stock, the rights of Safety-Kleen shareholders will be governed by Delaware law (including the DGCL), the Laidlaw Environmental Certificate and the Laidlaw Environmental By-laws.

     The following is a summary of certain similarities and material differences between the rights of holders of Shares and the rights of holders of Laidlaw Environmental Common Stock. The summary discusses certain material aspects of the rights of Safety-Kleen shareholders under Wisconsin law, the Safety-Kleen Articles, the Safety-Kleen By-Laws and the Rights Agreement as compared with the rights of Laidlaw Environmental stockholders under Delaware law, the Laidlaw Environmental Certificate and the Laidlaw Environmental By-laws, but is qualified in its entirety by reference to such laws and instruments, including the aforementioned instruments of Safety-Kleen and Laidlaw Environmental. Complete copies of all such laws and instruments may be obtained in the manner set forth above under the caption "Available Information."

           COMPARISONS OF DELAWARE AND WISCONSIN LAW -- SIMILARITIES

     Modern corporation laws have evolved to the point where the laws of most states contain substantially similar provisions regarding major features of corporate existence. Certain relevant similarities between the DGCL and the Wisconsin Statutes are described below:

          Classified Board of Directors; Removal of Directors. Both the DGCL and the Wisconsin Statutes allow the board of directors to be divided into two or three classes. Under the DGCL, absent a provision to the contrary in a corporation's certificate of incorporation, directors on a classified board can be removed only for cause. The Wisconsin Statutes allow for the removal of directors on a classified board with or without cause unless the articles of incorporation or by-laws provide that the directors may be removed only for cause.

          Pursuant to the Laidlaw Environmental Certificate, Laidlaw Environmental's Board of Directors is divided into three classes, with each class serving a three-year term. Any director of Laidlaw Environmental may be removed at any time by the stockholders, but only for cause, and only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of 75% or more of the Shares of Laidlaw Environmental entitled to vote at an election of directors. The Safety-Kleen Articles provide that the Safety-Kleen Board will be divided into three classes, with each class serving a three-year term. Safety-Kleen directors may be removed only for cause and only by a vote of holders of not less than two-thirds of the issued and outstanding shares of Safety-Kleen.

          Preferred Stock. The DGCL permits the Board of Directors to decrease the number of authorized shares of any series of preferred stock (but not below the number of shares then outstanding). The Wisconsin Statutes, however, does not permit a Board of Directors to decrease the number of shares in a series of preferred stock.

          Laidlaw Environmental has one million shares of "blank check" preferred stock authorized, none of which is issued. Safety-Kleen has one million shares of "blank check" preferred stock authorized, none of which is issued.

          Required Vote for Authorization of Certain Actions. Both the DGCL and the Wisconsin Statutes permit the authorization of a merger, dissolution or disposition of substantially all the assets of corporations by the holders of a majority of the outstanding shares of capital stock entitled to vote. Under the Wisconsin Statutes, this majority shareholder vote also applies to a share exchange.

          Pursuant to the Laidlaw Environmental Certificate, any merger, sale, lease, exchange, transfer or other disposition of assets of Laidlaw Environmental having an aggregate fair market value of $5,000,000, or the issuance of securities of Laidlaw Environmental having an aggregate fair market value of $5,000,000, shall, if such transaction is to be consummated with an "Interested Stockholder," require the affirmative vote of not less than 75% of the outstanding Common Stock of Laidlaw Environmental. For purposes of the Laidlaw Environmental Certificate, an "Interested Stockholder" is a stockholder that owns, or upon consummation of the transaction, will own, in excess of 30% of the voting securities of Laidlaw Environmental, or is an affiliate of Laidlaw Environmental and at any time within two years prior to the date of the transaction was a beneficial owner of not less than 20% of the voting securities of Laidlaw Environmental. Pursuant to the Safety-Kleen Articles, the affirmative vote of not less than two-thirds of all outstanding voting securities of Safety-Kleen is required for any merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property or assets of Safety-Kleen.

          Shareholder Action by Consent. Under the DGCL, unless the certificate of incorporation provides otherwise, any action which may be taken by the stockholders at a meeting may also be taken without a meeting by written consent by the holders of such number of shares as, if present at a meeting, could have so acted by vote. Under the Wisconsin Statutes, shareholders may take action without a meeting by unanimous written consent, or, if a Wisconsin corporation so elects in its articles of incorporation, by less than unanimous written consent.

          The Laidlaw Environmental By-Laws specifically deny stockholders the right to take action without a meeting by written consent. The Safety-Kleen Articles do not permit action by written consent of the shareholders with less than unanimous written consent, and accordingly action by written consent of the shareholders of Safety-Kleen would require unanimous consent.

          Interested Director Transactions. Under both the DGCL and the Wisconsin Statutes, contracts or transactions in which one or more of the corporation's directors has an interest are not void or voidable solely because of such interest or because such director was present at the directors' or shareholders' meeting where such contract or transaction was approved, if certain conditions are met. Under the laws of both Wisconsin and Delaware, if the director's interest is fully disclosed and a vote is taken in good faith, such contracts or transactions may be approved by a majority vote of the shareholders (excluding under the Wisconsin Statutes shares held by the interested director or entities controlled by the interested director) or of the disinterested directors. If the contracts or transactions are shown to be fair and reasonable as to the corporation at the time that they are authorized, approved or ratified by the board of directors, then separate shareholder or disinterested director approval is not required.

          Under the DGCL, a quorum for a separate determination by the board is a majority of the total number of directors, with the interested director counted for purposes of determining whether a quorum exists. Under Wisconsin Statutes, a quorum is deemed to exist if a majority of directors who have no interest in the transaction vote to authorize it; no separate quorum determination is made. Finally, under Wisconsin Statutes shares owned by or voted under control of an interested director or an entity in which the interested director has a material financial interest or of which he or she is a general partner may not be "counted" for purposes of a shareholder vote respecting the transaction in which the director has an interest.

          Indemnification of Directors and Officers. Under the DGCL, indemnification provisions are strictly elective. The Wisconsin Statutes provides for mandatory indemnification of a director or officer against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding (whether brought in the name of the corporation or by a third party) and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the corporation and such breach or failure constituted (a) a willful failure by the director or officer to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Statutes specifically state that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent otherwise required or permitted under the Wisconsin Statutes as described above. The Wisconsin Statutes also do not limit indemnification of expenses in connection with a claim by or on behalf of the corporation as is mandated by the DGCL.

          The DGCL permits a corporation to adopt a provision in its certificate of incorporation that limits the monetary liability of the corporation's directors to the corporation or its stockholders for a breach of the director's fiduciary duty of care. The Laidlaw Environmental Certificate contains such a provision. Under the DGCL, a corporation may not limit a director's monetary liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) an act or omission not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) any transaction in which the director received an improper personal benefit.

          Unlike the DGCL, the Wisconsin Statutes automatically limit the liability of directors of Wisconsin corporations statutorily, without requiring a provision in a corporation's articles of incorporation. Under the Wisconsin Statutes, the personal liability of a director to the corporation and its shareholders is eliminated, except where (a) the liability is based on a breach of the director's duty (whether duty of care or duty of loyalty) to the corporation and its shareholders and (b) such breach constitutes (i) the director's willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; or (iv) willful misconduct. The DGCL does not specifically define the type of conduct that constitutes a breach of a director's "duty of loyalty," while clauses (i) and (iii) above define the specific types of behavior under the Wisconsin Statutes that constitute a breach of a director's duty of loyalty that would preclude elimination of personal liability. Because of the vagaries of the DGCL in this regard, it is possible that a broad interpretation of a breach of a director's duty of loyalty under the DGCL could result in the imposition of personal liability on a director under the DGCL when such conduct would be shielded from liability under the Wisconsin Statutes. A director may also be found personally liable to a corporation for the amount of a distribution made in violation of the Wisconsin Statutes if the director's vote constitutes conduct described in the preceding sentence.

     Both the Safety-Kleen By-Laws and the Laidlaw Environmental By-Laws provide for indemnification to the fullest extent permitted by law.

            COMPARISON OF DELAWARE AND WISCONSIN LAW -- DIFFERENCES

     Although it is impractical to note all of the differences between the corporation laws of Delaware and Wisconsin, the following is a summary of the significant differences between the DGCL and the Wisconsin Statutes as applicable to the Merger:

          Corporate Franchise Taxes. Under Delaware law, corporations are assessed a franchise tax based upon the "assumed par value" of their outstanding shares or total shares issued, whichever is less. Wisconsin has no comparable tax for domestic corporations.

          Special Meetings of Shareholders. Under Delaware law, a special meeting of stockholders may be called only by the Board of Directors. Under Wisconsin law, a special meeting of shareholders must also be called by the Board of Directors pursuant to a written demand of the holders of not less than one-tenth of the votes entitled to be cast at such meeting or by such other person as may be designated in the articles or by-laws.

          The Laidlaw Environmental Certificate provides that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, the President of Laidlaw Environmental or the Chairman of the Executive Committee of the Board of Directors of Laidlaw Environmental. The Safety-Kleen By-Laws provide that special meetings of the shareholders may be called by the Chairman of the Board of Directors, the Board of Directors, or the President of Safety-Kleen at the request of holders of at least 10% of all votes entitled to be cast at a meeting of the shareholders, if such shareholders meet certain notice requirements in requesting a meeting.

          Inspection of Corporate Records. The DGCL permits any stockholder of record to inspect the corporate records of a corporation upon a good faith showing of a proper purpose, and the stockholder list must be made available for inspection at least 10 days before a stockholders' meeting and may be inspected by any stockholder. By contrast, under the Wisconsin Statutes, in order to inspect and copy the corporate records of a corporation, including the shareholder list, a shareholder must be a shareholder of record and either has been a shareholder of record of the corporation for at least 6 months before making a demand or holds at least 5% of the outstanding shares of the corporation. Under the Wisconsin Statutes, a shareholder's demand must also be made for a proper purpose. In addition, under the Wisconsin Statutes, all shareholders may inspect the shareholder list for a meeting beginning two business days after the notice of a meeting of shareholders is given and ending at the conclusion of the meeting and any shareholder may inspect the list at any time during the special meeting.

          Dividends. Under the DGCL, a corporation may pay dividends and repurchase stock out of surplus and any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year provided that no payment may reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. Under the Wisconsin Statutes, the board of directors may authorize and the corporation may make distributions to its shareholders unless after such distribution the corporation would not be able to pay its debts as they become due or its total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

          Dissenters' Rights. Under both Delaware and Wisconsin law, a shareholder is entitled to receive payment of the fair value of the shareholder's common stock if the shareholder dissents from a proposed merger or consolidation. Under the DGCL, dissenters' rights are not available in the case of a sale of all or substantially all of the assets of a corporation. Dissenters' rights also are not available for stockholders of the surviving corporation if the merger did not require the approval of the stockholders of the surviving corporation or if the shares of the Delaware corporation that is party to a merger or consolidation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or are held of record by not less than 2,000 persons and in the merger or consolidation stockholders receive shares of stock of the corporation surviving or resulting from the merger or consolidation and/or shares of stock of any other corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 persons and/or cash in lieu of fractional shares of the foregoing or any combination of the foregoing.

          In addition to being applicable in the case of a merger, under the Wisconsin Statutes, dissenters' rights may be available in the case of a share exchange or sale of all or substantially all of the assets of a Wisconsin corporation. Dissenters' rights may also be made applicable by affirmative provision in the articles of incorporation, by-laws or a board of directors' resolution in the case of certain amendments to the articles of incorporation or other actions requiring a shareholder vote. Under the Wisconsin Statutes, holders of record and beneficial owners of the Shares may be entitled to dissenters' rights to object to the Merger and demand payment of the "fair value" of their Shares in cash, if they properly exercise such rights in connection with the consummation of the Merger in accordance with the provisions of the Wisconsin Statutes. Such dissenters' rights will not be available if the Shares are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders of the company entitled to notice of a shareholders' meeting at which shareholders are to vote on the Merger, unless the Merger would be a "business combination" as defined in Section 180.1130(3) of the Wisconsin Statutes. The Merger would not be a "business combination" if, among other things, it is consummated as a short-form merger under the Wisconsin Statutes (where Laidlaw Environmental owns 90% or more of each class of outstanding shares of a subsidiary corporation, it may merge the subsidiary corporation into itself upon adoption of a merger agreement by the board of directors of a parent corporation and upon complying with certain notice requirements, but without approval of the shareholders of the parent or the subsidiary) or, at the time, Safety-Kleen does not have a class of equity securities held of record by 500 or more persons and at least 100 shareholders of record who have unlimited voting rights and who are residents of the State of Wisconsin. "Fair Value" of the Shares would be determined immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable; provided, however, that if the Merger is a business combination, "fair value" will be determined pursuant to Section 180.1130(9)(a) of the Wisconsin Statutes with reference to the public market price of the Shares if available or, if not available, by a good faith determination of the Safety-Kleen Board. The "fair value" as so determined, could be equal to, more or less than the value per Share to be paid pursuant to the Laidlaw Environmental Offer and the Merger.

          The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights in connection with the Merger. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Wisconsin Statutes.

          Director and Officer Discretion.  Under the provisions of Section
     180.0827 of the Wisconsin Statutes (the "Wisconsin Stakeholder Provisions"), in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent. Under Delaware law, the consideration that a board may give to nonstockholder constituencies is less clear. Under Delaware judicial doctrine, a director may generally consider the effect of a proposed action on nonstockholder constituencies when these interests are not adverse to the interests of stockholders.

          Anti-Takeover Statutes. DGCL Section 203 (the "Delaware Business Combination Statute") applies to certain business combinations involving a corporation and certain of its stockholders. Unless the corporation's certificate of incorporation expressly provides that Section 203 of the DGCL shall not apply, the Delaware Business Combination Statute prevents an "Interested Stockholder" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a

     "Business Combination" (defined to include a variety of transactions, including the sale of assets, mergers and almost any related party transaction) with a Delaware corporation for three years following the date such person became an Interested Stockholder, unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Delaware Business Combination Statute currently applies to Laidlaw Environmental.

     Sections 180.1140 to 180.1145 of the Wisconsin Statutes (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the company or 10% of its earning power, or issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if
(i) the board of directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount. Unlike the prohibition on business combinations in the Delaware Business Combination Statute, which is inapplicable if the interested stockholder acquires at least 85% of the outstanding voting stock at the time of becoming an interested stockholder or if during the three-year period of the prohibition the board of directors and holders of two-thirds of the unaffiliated shares approve the business combination, the Wisconsin Business Combination Statute's prohibition on business combinations applies for three years after the acquisition of at least 10% of the outstanding shares without regard to the percentage of shares owned by the interested stockholder and cannot be avoided by subsequent action of the board of directors or shareholders. Safety-Kleen's Board of Directors approved Laidlaw Environmental's acquisition of stock in connection with entering into the Merger Agreement and, therefore, the Wisconsin Business Combination Statute will not apply to the Merger.

     Sections 180.1130 to 180.1132 of the Wisconsin Statutes provide that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction with a resident domestic corporation involving a "significant shareholder" are subject to a supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. A "significant shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of a corporation or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Such business combination must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination; (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled; and
(ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Under Section 180.1150 (the "Wisconsin Control Share Statute") of the Wisconsin Statutes, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of a "resident domestic corporation" held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares, unless the articles of incorporation otherwise provide. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. The DGCL does not have a similar provision. On January 9, 1988, the Safety-Kleen shareholders approved restoration of full voting power, and these restrictions accordingly do not apply to the Merger.

     Under the Wisconsin Statutes, as amended in 1997, a "resident domestic corporation" is defined in the Wisconsin Statutes as a Wisconsin corporation that has a class of voting securities that is registered or traded on a national exchange or that is registered under Section 12(g) under the Securities Exchange Act of 1934, as amended, and that as of a relevant date satisfies any of the following four tests:

          1. Its principal offices are located in Wisconsin.

          2. It has significant business operation located in Wisconsin. ("Significant" is not defined under the Wisconsin Statutes)

          3. More than 10% of the holders of record are residents of Wisconsin.

          4. More than 10% of its shares are held of record by residents of Wisconsin.

     Section 180.1134 (the "Wisconsin Defensive Action Restrictions") of the Wisconsin Statutes provides that in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation the approval of the holders of a majority of the shares entitled to vote is required before such a corporation can take certain action while a takeover offer is being made or after the takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless an equal offer is made to acquire all voting shares; or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless in the case of this clause (ii) the corporation has at least three independent directors and a majority of the independent directors vote to opt out of this provision. The DGCL does not have a similar provision.

     Statutory Shareholder Liability. Wisconsin law provides that shareholders of Wisconsin domestic corporations and foreign corporations registered to do business in Wisconsin are personally liable, up to the value of the consideration paid to the corporation for their shares, for certain debts owed to employees for services performed. While the Wisconsin Statutes specifies that such liability is limited to the par value of the shares, this has been interpreted by at least one Wisconsin trial court to mean the consideration paid to a corporation for shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court with one justice abstaining. As a result, the affirmance is without precedential effect. Delaware has set comparable provisions. Delaware has no comparable provision.

     "Going Private" Transactions. The securities regulations of the State of Wisconsin (Wisconsin Administrative Code Section DFI-Sec. 6.05) contain provisions that under certain circumstances may require a filing in connection with the fairness of certain "going private" transactions. Laidlaw Environmental believes such provisions are not applicable to the Merger.

                               OTHER COMPARISONS

     Preemptive Rights. No shareholder of Safety-Kleen or Laidlaw Environmental has preemptive rights with regard to shares of common or preferred stock.

     Shareholder Rights Plan. Safety-Kleen has entered into the Rights Agreement pursuant to which Shares in issue on or after November 9, 1988 entitle the holder thereof to one Right, subject to certain exceptions.

     Laidlaw Environmental is a party to a similar agreement which is triggered by a tender offer for or acquisition of 15% or more of the issued and outstanding Laidlaw Environmental Common Stock.

                                    EXPERTS

     The consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1997, of Laidlaw Environmental incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated balance sheets as of September 30, 1996 and 1995 and the related consolidated statements of operations and cash flows for each of the years in the three year period ended September 30, 1996, of Rollins Environmental Services, Inc., incorporated by reference herein have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated balance sheets as of January 3, 1998 and December 28, 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended January 3, 1998 of Safety-Kleen incorporated by reference in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been incorporated herein in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     In the event the Merger is consummated, it is not anticipated that Safety-Kleen will conduct the 1998 annual shareholder meeting. In order to be considered for inclusion in the Proxy Statement relating to the 1998 annual shareholders' meeting, any proposal by a shareholder was required to have been received by Safety-Kleen at its principal executive office in Elgin, Illinois, by November 21, 1997.

     Pursuant to Safety-Kleen's By-Laws, shareholder nominations and proposals for business to be brought before a meeting of shareholders of Safety-Kleen must satisfy certain advance notice provisions set forth in the bylaws. These provisions require timely notice of shareholder nominations and proposals to be given in writing to Safety-Kleen, generally not less than 60 days nor more than 90 days prior to the date of the meeting to which such notice relates.

                                          By Order of the Board of Directors

                                          /s/ SCOTT KRILL
                                          --------------------------------------
                                          Scott Krill
                                          Secretary


April 17, 1998

Elgin, Illinois

                                                                         ANNEX A
THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 16, 1998, is by and among Laidlaw Environmental Services, Inc., a Delaware corporation ("Laidlaw Environmental"), LES Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Laidlaw Environmental ("LES Acquisition"), and Safety-Kleen Corp., a Wisconsin corporation (the "Company").

                                    RECITALS

     A. Laidlaw Environmental and LES Acquisition have commenced an offer to exchange (the "Offer") $18.30 per share net to the seller in cash and 2.8 shares of common stock, par value $1.00 per share, of Laidlaw Environmental (the "Laidlaw Environmental Common Stock") (together, the "Offer Consideration"), for each outstanding common share, par value $0.10 per share, of the Company, including the Rights (as defined in Section 3.2) associated therewith (the "Shares").

     B. The respective Boards of Directors of the Company, Laidlaw Environmental and LES Acquisition have determined that the merger of LES Acquisition with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each issued and outstanding Share (other than Shares owned, directly or indirectly, by the Company or any subsidiary (as defined in Section 9.4) of the Company or by Laidlaw Environmental or any of its affiliates) will be converted into the right to receive the Offer Consideration (the "Merger Consideration").

     C. Laidlaw Environmental has caused LES, Inc., the sole stockholder of LES Acquisition, to vote all of its Shares by a consent of sole stockholder, dated March 15, 1998, in favor of the Merger.

     D. Laidlaw Environmental, LES Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I.

                            THE OFFER AND THE MERGER

     1.1. The Offer and the Merger. (a) Promptly after the execution and delivery of this Agreement, Laidlaw Environmental and LES Acquisition shall extend the Offer until midnight (New York city time) on March 27, 1998 (or such later date as may be required by the Securities and Exchange Commission (the "SEC")) and upon expiration of the Offer, subject only to the conditions set forth in Schedule 1.1 hereto (the "Offer Conditions") and Section 6.10, Laidlaw Environmental shall pay for all of the Shares validly tendered and not withdrawn as soon as legally permissible. Notwithstanding the foregoing, Laidlaw Environmental may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer, any of the conditions to Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer for a period of up to five Business Days, but only twice, if, on any scheduled expiration date on which the Offer Conditions shall have been satisfied or waived, the number of Shares which have been validly tendered and not withdrawn represent more than 66 2/3% of the aggregate outstanding Shares, but less than 90% of the then issued and outstanding Shares, provided, however, that Laidlaw Environmental acknowledges and agrees that Laidlaw Environmental will not waive or attempt to waive Section
6.10 or the Offer Condition set forth in paragraph 1 of Schedule 1.1 without the prior written consent of the Company.

     (b) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interest of the Company's shareholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders. The Company further represents and warrants that William Blair & Company has delivered to the Company Board of Directors its written opinion that the consideration to be received by the Company's shareholders pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, and a complete and correct copy of such opinion has been delivered by the Company to Laidlaw Environmental.

     (c) Not later than the third business day after the date of this Agreement, the Company will file with the SEC an amended Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations described in subparagraph 1.1(b)) above and will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Laidlaw Environmental and its counsel shall be given a reasonable opportunity to review and comment on such amendment to Schedule 14D-9 prior to its filing with the SEC. Each of the Company and Laidlaw Environmental will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will further take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable law.

     (d) As promptly as practicable following the consummation of the Offer and the satisfaction or waiver of the conditions set forth in Article VII hereof, and in accordance with the provisions of this Agreement and the provisions of the Wisconsin Business Corporation Law (the "WBCL") and the Delaware General Corporation Law (the "DGCL"), LES Acquisition shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Upon the Effective Time, the separate existence of LES Acquisition shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Safety-Kleen Corp.," to be governed by the laws of the State of Wisconsin.

     1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction of the conditions set forth in Article VII (the "Closing Date"), at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file appropriate Articles of Merger (the "Wisconsin Articles of Merger") and a Certificate of Merger (the "Delaware Certificate of Merger") as provided in the WBCL and the DGCL, respectively, and shall make such other filings, recordings or publications required under the WBCL and DGCL in connection with the Merger. The Merger shall become effective upon the date on which the Wisconsin Articles of Merger have been received for filing by the Secretary of the State of Wisconsin, which shall be the date when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, or such later date as is agreed upon by the parties and specified in the Wisconsin Articles of Merger and the Delaware Certificate of Merger, and the time of such effectiveness is hereinafter referred to as the "Effective Time."

     1.4. Effects of the Merger.  The Merger shall have the effects set forth in
Section 180.1106 of the WBCL and in Section 259 of DGCL.

     1.5. Articles of Incorporation; By-laws; Purposes. (a) At the Effective Time of the Merger, and without any further action on the part of the Company, Laidlaw Environmental or LES Acquisition, the

Articles of Incorporation of the Surviving Corporation shall be in the form of Exhibit A attached hereto, until thereafter amended as provided therein and under the WBCL.

     (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Laidlaw Environmental or LES Acquisition, the By-laws of the Surviving Corporation shall be in the form of Exhibit B attached hereto, until thereafter amended as provided therein or by applicable law.

     1.6. Directors. The directors of LES Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation except to the extent that Laidlaw Environmental designates other or additional officers, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE II.

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     2.1. Conversion of Shares. At the Effective Time and by virtue of the Merger, and without any action on the part of the holders thereof:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Subsection 2.1(b) below) shall be converted into the right to receive the Merger Consideration. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.3.

          (b) Each Share held in the treasury of the Company, if any, and each Share owned by Laidlaw Environmental, LES Acquisition or the Company, or by any direct or indirect subsidiary of any of them, shall be canceled and retired without payment of any consideration therefor.

          (c) Each share of common stock, par value $.01 per share, of LES Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable (except for certain statutory personal liability which may be imposed on shareholders under Section 180.0622(2)(b) of the WBCL) share of Common Stock of the Surviving Corporation.

     2.2. Employee Stock Options. The Company shall (i) terminate its 1985 Stock Option Plan, 1993 Stock Option Plan and 1988 Non-Qualified Stock Option Plan for Outside Directors (collectively the "Option Plans"), immediately prior to the Effective Time without prejudice to the rights of the holders of options awarded pursuant thereto and (ii) grant no additional options or similar rights under the Option Plans or otherwise on or after the date hereof. As used hereafter in this Section 2.2, "Options" shall include each stock option granted by the Company, whether pursuant to the Option Plans or otherwise.

     The Company shall use its best efforts to obtain the consent of each holder of any Options (whether or not then exercisable) that it does not have the right to cancel to the cancellation of his Options (irrespective of their exercise price), and upon obtaining such consent, shall cancel the options covered by such consent or, in the case of Options that the Company has the right to cancel, shall cancel such Options, such cancellation (whether or not consent is required therefor) to take effect immediately prior to the Effective Time. In consideration of each cancellation of Options, the holders of such Options shall receive from the Company the consideration set forth for such Options in the Company Disclosure Schedule.

     2.3. Surrender of Certificates. (a) From and after the Effective Time, a bank or trust company to be designated by Laidlaw Environmental, with the prior approval of the Company (the "Exchange Agent"), shall act as exchange agent in effecting the exchange, for the Merger Consideration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.1. As of the Effective Time, Laidlaw Environmental shall, for the benefit of the holders of Shares (excluding any Shares described in Section 2.1(b)), on behalf of LES Acquisition, deposit with the Exchange Agent cash, and shall promptly make available to the Exchange Agent certificates representing the shares of Laidlaw Environmental Common Stock, for the payment in accordance with this Article II, through the Exchange Agent, in an aggregate amount equal to the Merger Consideration multiplied by the number of outstanding Shares immediately prior to the Effective Time (excluding any Shares described in Section 2.1(b)) (such cash and certificates for shares of Laidlaw Environmental Common Stock being hereinafter referred to as the "Exchange Fund"). Laidlaw Environmental shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration contemplated to be paid pursuant to Section 2.1(a) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Upon the surrender of each Certificate and the delivery by the Exchange Agent of the Merger Consideration in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Laidlaw Environmental, LES Acquisition or the Company or any direct or indirect subsidiary of Laidlaw Environmental, LES Acquisition or the Company) shall represent solely the right to receive the Merger Consideration applicable to the Shares represented by such Certificate multiplied by the number of Shares represented by such Certificate. No interest shall be paid or shall accrue on any amount payable on and after the Effective Time by reason of the Merger upon the surrender of any such Certificate. Upon the surrender and exchange of such an outstanding Certificate, the holder shall receive the Merger Consideration applicable to the Shares represented thereby, without any interest thereon. If the Merger Consideration is to be paid to a person other than the person in whose name the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that such Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (b) Promptly following the date of the first anniversary of the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat or similar laws) receive in exchange therefor, without any interest thereon, (i) the Merger Consideration applicable to the Shares represented thereby; (ii) the amount of any dividends or other distributions theretofore paid with respect to the shares of Laidlaw Environmental Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (iii) the amount of any dividends or other distributions payable with respect to such shares of Laidlaw Environmental Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and
(iv) the amount of any cash payable with respect to a fractional share of Laidlaw Environmental Common Stock to which such holder is entitled. Holders of Certificates shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

     (c) Promptly after the Effective Time, the Exchange Agent shall mail, to each record holder of Certificates that immediately prior to the Effective Time represented Shares, a form of letter of transmittal and instructions, approved by Laidlaw Environmental, for use in surrendering such Certificates and receiving the Merger Consideration therefor.

     (d) At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company except for the right to surrender such Certificates in exchange for the Merger Consideration

(and the other amounts, if any, due under Section 2.3(b)), and there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Shares that were outstanding immediately prior to the Merger. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in Section 2.1 hereof, and the other amounts, if any, due under Section 2.3(b).

     (e) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, provided that such investment shall be
(i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the Effective Time, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and
(B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Services, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hills Companies, Inc. or Moody's Investors Services, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (v) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     The Company represents and warrants to Laidlaw Environmental and LES Acquisition that, as of November 20, 1997 (except where such representations and warranties are specifically stated to be as of a different date), except as specifically disclosed or reflected (including, in the case of financial statements, provided for) in the Company Disclosure Schedule delivered herewith to Laidlaw Environmental and LES Acquisition, or in the Company's Form 10-K for the fiscal year ended December 28, 1996 ("Form 10-K") as filed with the SEC, any subsequently filed Forms 10-Q and Forms 8-K, the annual report to shareholders for the fiscal year ended December 28, 1996 delivered to Laidlaw Environmental (the "Annual Report"), and the proxy statement for the 1997 Annual Meeting (such Forms, the Annual Report and such proxy statement, including without limitation any financial statements and related notes or schedules included in such documents and all exhibits and schedules included or incorporated by reference therein, are herein collectively referred to as the "SEC Reports"):

     3.1. Organization and Qualifications. Each of the Company and its Significant Subsidiaries (as defined in Section 9.4) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a Company Material Adverse Effect (as defined in Section 9.4). Each of the Company and its Significant Subsidiaries has the corporate power to carry on its respective businesses as they are now being conducted. Copies of the charter and by-laws of each of the Company and its Significant Subsidiaries, and all amendments thereto as presently in effect, have been delivered to Laidlaw Environmental, and such copies are complete and correct as of the date hereof.

     3.2. Capitalization. (a) The authorized capital stock of the Company consists of (i) 300,000,000 Shares of which, as of February 28, 1998, 59,930,589 Shares were issued and outstanding and (ii) 1,000,000 Shares of preferred stock, par value $.10 per share, of the Company (the "Preferred Stock"), none of which is issued and outstanding. As of February 28, 1998, (i) 3,910,158 Shares were reserved for issuance upon the exercise of outstanding options granted pursuant to the Option Plans, 116,449 Shares are reserved for issuance under the Employee Stock Purchase Plan and 120,000 Shares are reserved for issuance under the Company's 1988 Non-Qualified Stock Option Plan for outside directors and (ii) 64,077,196 Shares were reserved for issuance in connection with the Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of November 9, 1988, as amended by a First Amendment to Rights Agreement dated as of August 10, 1990, Second Amendment to Rights Agreement dated as of November 20, 1997, Third Amendment to Rights Agreement dated as of March 11, 1998, and the Fourth Amendment to the Rights Agreement dated as of March 16, 1998 (as so amended, the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent. Except as set forth above, and except for warrants dated January 27, 1995 issued to H. Wayne Huizenga to purchase up to 200,000 Shares, there are no outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the capital stock of the Company. All of the outstanding Shares are duly authorized, validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL and judicial interpretations thereof). The Company Disclosure Schedule lists each subsidiary of the Company and the ownership interest therein of the Company. All outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature.

     (b) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the subsidiaries. None of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its subsidiaries.

     3.3. Authority and Absence of Conflict. (a) The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, other than, if required in order to consummate the Merger under the WBCL, the approval and adoption of this Agreement and the Merger by holders of sixty-six and two-thirds percent of the outstanding Shares (the "Company Shareholder Approval") at a meeting of the shareholders of the Company held for this purpose (the "Shareholder Meeting"). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Laidlaw Environmental and LES Acquisition) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the charter or by-laws of the Company or any of its Significant Subsidiaries, (y) the charter or by-laws of any of its Subsidiaries that are not Significant Subsidiaries, or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y),
(i)(z), and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which would not have a Company Material Adverse Effect.

     (c) Other than in connection with or in compliance with the provisions of the WBCL, the DGCL, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets, the federal, state and local environmental, health or safety laws or regulations, and to the best knowledge of the Company, certain state securities or "takeover" statutes, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings or obtain such authorizations, consents or approvals would not have a Company Material Adverse Effect.

     3.4. Reports. The Company has filed all forms, reports and documents required under Section 13(a) under the Exchange Act with the SEC since December 31, 1995, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The consolidated balance sheet (including the related notes) included in the Form 10-K and in the Form 10-Q for the thirty-six weeks ended September 6, 1997 (the "Form 10-Q") fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly presented the consolidated results of operations and the changes in consolidated financial position of the Company and its consolidated subsidiaries for the fiscal period set forth therein. Each of the financial statements (including the related notes) included in the Form 10-K and in the Form 10-Q has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except that the quarterly financial statements do not contain all footnotes required by generally accepted accounting principles. The information contained in the financial statements included in the Company's Form 10-K for the year ended January 3, 1998 will conform in all material respects with the Company's year end financial results disclosed in the Company's February 13, 1998 press release. The representations and warranties set forth in this Section 3.4 shall not apply to any noncompliance, non-filings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles which either (i) were corrected in a subsequent form, report or document filed with the SEC prior to the date of this Agreement, or (ii) would not have a Company Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     3.5. Absence of Certain Changes; Liabilities. Since December 28, 1996, except for entering into and terminating the Agreement and Plan of Merger, dated as of November 20, 1997, between and among SK Parent, SK Acquisition and the Company (the "Buyout Merger Agreement") and except in connection with the Offer and the Merger (i) the Company and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course, (ii) there has not been any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries that has had a Company Material Adverse Effect, (iii) neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise) (the "Liabilities") except Liabilities that do not have a Company Material Adverse Effect, and (iv) neither the Company nor any of its subsidiaries has taken any of the actions contemplated by Section 5 hereof.

     3.6. Employee Benefit Plans. (a) With respect to all employees and former employees of the Company, neither the Company nor any of its affiliates presently maintains, sponsors, contributes to, is required to contribute to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible spending account, medical, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, employment, consulting, severance or termination pay, funded vacation pay, welfare or other employee compensation, benefit or fringe benefit plan, program, agreement, or arrangement, the existence of which or the failure of the Company or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Company Material Adverse Effect; or (ii) any plan, program, agreement, or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, the existence of which or the failure of the Company or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Company Material Adverse Effect. The Company Disclosure Schedule includes a list of all plans, programs, agreements, and arrangements set forth in clauses (i) and (ii) of the preceding sentence which are maintained, sponsored, contributed to or required to be contributed to by the Company or any of its affiliates (the "Employee Benefit Plans"). The term "affiliate" for purposes of this Section 3.6 means any organization that would be aggregated with the Company under Section 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     (b) Each Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Internal Revenue Code has been submitted to the Internal Revenue Service (the "IRS") and received a determination letter which states that such Employee Benefit Plan is so qualified, and to the best of the Company's knowledge no event has occurred since the date of such letter which would (i) cause such Employee Benefit Plan not to be so qualified or (ii) cause any trust maintained under such Employee Benefit Plan not to be exempt from taxation under Section 501(a) of the Internal Revenue Code.

     (c) To the best knowledge of the Company, with respect to each Employee Benefit Plan which is subject to Title I of ERISA, neither the Company nor any of its affiliates has failed to comply with any applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, except for such failures to comply which would not have, either individually or in the aggregate, a Company Material Adverse Effect, and there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or
Section 406 of ERISA the failure to correct which would have, either individually or in the aggregate, a Company Material Adverse Effect.

     (d) Neither the Company nor any affiliate maintains any Employee Benefit Plans subject to the minimum funding standards of ERISA and the Internal Revenue Code.

     (e) Neither the Company nor any of its affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in
Section 3(37) of ERISA.

     (f) Neither the Company nor any of its affiliates has maintained an employee pension benefit plan subject to Title IV of ERISA.

     (g) There is no pending or, to the best knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Employee Benefit Plan (other than routine claims for benefits), the adverse resolution of which would have, either individually or in the aggregate, a Company Material Adverse Effect.

     (h) With respect to any employee or former employee of the Company, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), neither the Company nor any of its affiliates presently sponsors, maintains, contributes to, is required to contribute to or has any liability under any funded or unfunded medical, health or life insurance plan or similar arrangement for present or future retirees or present or future terminated employees the existence of which or the failure to satisfy which would have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any subsidiary or affiliate of the Company maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Internal Revenue Code.

     (i) With respect to each of the Employee Benefit Plans, the Company will deliver or make reasonably available to Laidlaw Environmental true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500; (iii) the most recent financial statement; (iv) the most recent Summary Plan Description required under ERISA; (v) the most recent actuarial report, if required under ERISA and (vi) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Internal Revenue Code.

     (j) To the best of the Company's knowledge, each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code.

     (k) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of incurring any such liability (other than for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due)). Insofar as the representation made in this section 3.6(k) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Effective Time.

     (l) The PBGC has not instituted proceedings to terminate any Employee Benefit Plan subject to Title IV of ERISA ("Title IV Plan") and to the best of the Company's knowledge no condition exists that presents a risk that such proceedings will be instituted.

     (m) With respect to the Title IV Plans, the present value of the accumulated benefit obligation under such plan, calculated based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then fair value of the assets of such plans in the aggregate as calculated pursuant to FAS 87.

     (n) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time. All contributions required to be made with respect to any Employee Benefit Plan on or prior to the Effective Time have been (or will have been) timely made.

     (o) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, entitle the current and former employees and current and former officers of the Company and any affiliates to severance pay, which, in the aggregate, will exceed $45,744,000 unless the Surviving Corporation does not offer employment to an employee who is an eligible employee who is eligible for severance pay under the Safety-Kleen Corp. Severance Pay Plan in a position with total compensation that is within 15 percent of the employee's current total compensation and at a location that is within a 30 mile radius of the employee's current work location.

     (p) All actions will have been taken, or which have failed to be taken, with respect to the Employee Benefit Plans, would not, in the aggregate, have a Company Material Adverse Effect.

     3.7. Litigation; Violation of Law. (a) There are no claims, actions, suits or proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries, nor is the Company or any of its subsidiaries subject to any order, judgment, writ, injunction or decree, except in either case for matters which would not have a Company Material Adverse Effect or materially impair the ability of the Company to consummate the Merger, and as of the date of this Agreement there are no such matters involving a contingent liability, within the meaning of that term in Financial Accounting Standards Bulletin No. 5, of more than $20,000,000.

     (b) To the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity, except for violations which do not have a Company Material Adverse Effect.

     3.8. Labor. There is no material dispute, grievance, controversy, strike or request for union representation pending, or, to the best knowledge of the Company, threatened, against either the Company or any of its Significant Subsidiaries.

     3.9. Taxes. (a) The Company and each subsidiary of the Company have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time, except where the failure to do so would not have a Company Material Adverse Effect. All material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

     (b) The Company and each subsidiary of the Company have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of all Taxes due, except where the failure to pay or establish adequate reserves would not have a Company Material Adverse Effect.

     (c) No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any subsidiary of the Company, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal Income Tax Returns of the Company and each subsidiary of the Company consolidated in such Tax Returns are not currently being examined for years prior to the year ended December 31, 1992 and the statute of limitations has run for years prior to December 31, 1992.

     (d) There are no material Liens for Taxes upon the assets of the Company except (i) with respect to matters beings contested in good faith and (ii) Liens for Taxes not yet due.

     (e) There are no material United States federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company.

     (f) The Company is not a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

     (g) The Company has not filed a consent pursuant to Section 341(f)(2) of the Internal Revenue Code or agreed to have Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Internal Revenue Code) owned by the Company.

     (h) The Company is a corporation within the meaning of (S)7701(a)(3) of the Internal Revenue Code.

     (i) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "Taxes" shall mean all United States Federal, state, territorial, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

          (ii) "Tax Returns" shall mean all United States Federal, state, territorial, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

     3.10. Environmental Matters. (a) Except for violations of the following clauses (i) through (vii) that would not have a Company Material Adverse Effect on the Company, to the best knowledge of the Company, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws and are currently in compliance with all such laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties currently or formerly owned or operated by the Company or any of its subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any court or governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including, without limitation, liability relating to sites not owned or operated by the Company or any of its subsidiaries, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings, pending or threatened, against the Company or any subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law, (v) all reports that are required to be filed by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law have been so filed, (vi) no Hazardous Substance has been disposed of, released or transported in violation of or under circumstances that could create liability under any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any subsidiaries,
(vii) neither the Company, any of its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, and (viii) the Company will provide or make available to Laidlaw Environmental each environmental audit, test or analysis performed within the last three years of any property currently or formerly owned or operated by the Company or any of its subsidiaries (x) sufficient to put Laidlaw Environmental on notice of any condition of environmental impairment which would give rise to a Company Material Adverse Effect and (y) of which the Company has knowledge.

     (b) As used herein, "Environmental Law" means any United States Federal, territorial, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the date hereof. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the date hereof, and
(ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     (c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated byphenyls.

     3.11. Brokers. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.12. Title to Properties. The Company and its subsidiaries have good, valid and marketable title to the properties and assets listed on the most recent consolidated balance sheet included in the SEC Reports (the

"Balance Sheet") as owned by it (other than properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet), and all such properties and assets are free and clear of any liens, except as described in the SEC Reports and the financial statements included therein or in the Company Disclosure Schedule and other than liens for current taxes not yet due and other liens, security interests, charges, encumbrances, easements, covenants, restrictions or title imperfections that do not have a Company Material Adverse Effect.

     3.13. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1(a)), if any, will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, if any, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Laidlaw Environmental or LES Acquisition specifically for inclusion therein.

     3.14. Opinion of Financial Advisor. The Company has received the opinion of William Blair & Company L.L.C. to the effect that the consideration to be received in the Merger by the Company's shareholders (other than Laidlaw Environmental or any affiliate thereof) is fair to such holders of Shares from a financial point of view.

     3.15. Board Approval and Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously, subject to the terms and conditions set forth herein, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders of the Company, and
(ii) subject to the other provisions hereof, resolved to approve the Agreement and the transactions contemplated hereby, including the Offer and the Merger, for purposes of Section 180.1141 of the WBCL and as a result rendered inapplicable to the Offer and the Merger the restrictions on business combinations set forth therein, and (iii) subject to the provisions hereof, resolved to recommend that the holders of Shares accept the Offer and approve this Agreement and the transactions contemplated herein, including the Merger. Notwithstanding anything to the contrary herein, the Board of Directors of the Company shall have the right to modify or withdraw its recommendation if an event or circumstance resulting in a Laidlaw Environmental Material Adverse Effect occurs prior to the Effective Time.

     3.16. Required Company Vote. The Company Shareholder Approval, if required by applicable law, is the only vote of the holders of any class or series of the Company's securities that may be necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

     3.17. Rights Agreement. The Board of Directors of the Company has amended the Rights Agreement prior to the execution of this Agreement so that neither the execution nor the delivery of this Agreement nor the consummation of the Merger will (i) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) cause Laidlaw Environmental or any of its affiliates to be an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement).

     3.18. Proxy Statement and Schedule 14D-9. None of the information supplied in writing by the Company specifically for inclusion in the Schedule 14D-9 or the Proxy Statement (if any), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                  OF LAIDLAW ENVIRONMENTAL AND LES ACQUISITION

     Laidlaw Environmental and LES Acquisition each represent and warrant, jointly and severally, to the Company that, except as disclosed or reflected in the Laidlaw Environmental Disclosure Schedule delivered herein to the Company:

     4.1. Organization and Qualification. Each of Laidlaw Environmental and LES Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, requires such qualification and where failure to so qualify or be in good standing would have a Laidlaw Environmental Material Adverse Effect. Each of Laidlaw Environmental and LES Acquisition has the corporate power to carry on its respective businesses as they are now being conducted. Copies of the respective charter documents and by-laws of Laidlaw Environmental and LES Acquisition have heretofore been delivered to the Company, and such copies are complete and correct as of the date hereof.

     4.2. Capital Stock of Laidlaw Environmental and LES Acquisition. (a) As of the date hereof, and at all times thereafter up to and including the Effective Time, all of the outstanding shares of common stock, par value $.01 per share, of LES Acquisition shall be duly authorized, validly issued, fully paid, non-assessable and owned indirectly by Laidlaw Environmental, free and clear of all liens, claims and encumbrances, except as provided by (i) the Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., The Several Lenders from Time to time Parties thereto, Toronto Dominion (Texas) Inc., as General Administrative Agent, TD Securities (USA), Inc., as Arranger, The Bank of Nova Scotia, NationsBank, N.A. and The First National Bank of Chicago, as Managing Agents and NationsBank, N.A. as Syndication Agent, dated as of May 9, 1997 and (ii) a new credit agreement for the facility being arranged by the TD Securities (USA), Inc. in connection with the Offer and the Merger (the "New Credit Facility").

     (b) The authorized capital stock of Laidlaw Environmental consists of (i) 750,000,000 shares of Laidlaw Environmental Common Stock, par value $1.00 per share of which, as of January 30, 1998, there were 182,282,097 shares issued and outstanding, and (ii) 1,000,000 shares of Laidlaw Environmental Preferred Stock, par value $1.00 per share, none of which is issued and outstanding. All of the outstanding shares of Laidlaw Environmental Common Stock, have been duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Laidlaw Environmental's Form 10-K for the fiscal year ended August 31, 1997 or as issued since that date in accordance with the terms of Laidlaw Environmental stock option plans referenced therein, there are no outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than the Offer and this Agreement, relating to any of the capital stock of the Company.

     4.3. Authority and Absence of Conflict. (a) Each of Laidlaw Environmental and LES Acquisition has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Laidlaw Environmental and LES Acquisition and the consummation by Laidlaw Environmental and LES Acquisition of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Laidlaw Environmental and LES Acquisition, and by LES, Inc. as sole shareholder of LES Acquisition, and no other corporate proceedings on the part of Laidlaw Environmental or LES Acquisition are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Laidlaw Environmental and LES Acquisition and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     (b) Neither the execution and delivery of this Agreement by Laidlaw Environmental or LES Acquisition, nor the consummation by them of the transactions contemplated hereby, nor compliance by Laidlaw Environmental or LES Acquisition with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Laidlaw Environmental or LES Acquisition or any other direct or indirect subsidiary or affiliate of Laidlaw Environmental under any of the terms, conditions or provisions of (x) the charter documents or by-laws of Laidlaw Environmental or LES Acquisition or any other direct or indirect subsidiary or affiliate of Laidlaw Environmental or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Laidlaw Environmental or LES Acquisition or any other direct or indirect subsidiary of Laidlaw Environmental is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next subsection, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Laidlaw Environmental or LES Acquisition or any other direct or indirect subsidiary or affiliate of Laidlaw Environmental or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, in the aggregate, would not have a Laidlaw Environmental Material Adverse Effect.

     (c) Other than in connection with or in compliance with the provisions of the WBCL, the DGCL, the HSR Act, the Exchange Act, the Securities Act of 1933, as amended, certain antitrust or competition approvals from foreign jurisdictions, certain state securities or "takeover" statutes and the environmental, health or safety laws or regulations of various states, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Laidlaw Environmental and LES Acquisition of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, have a Laidlaw Environmental Material Adverse Effect.

     4.4. Reports. Laidlaw Environmental has filed all forms, reports and documents required under Section 13(a) under the Exchange Act with the SEC since August 31, 1997, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The consolidated balance sheet (including the related notes) included in the Form 10-K for the fiscal year ended August 31, 1997 (the "Laidlaw Form 10-K") and in the Form 10-Q for the quarterly period ended November 30, 1997 (the "Laidlaw Form 10-Q") fairly presented the consolidated financial position of Laidlaw Environmental and its consolidated subsidiaries as of the date thereof, and the other related statements (including the related notes) included therein fairly presented the consolidated results of operations and the changes in consolidated financial position of Laidlaw Environmental and its consolidated subsidiaries for the fiscal period set forth therein. Each of the financial statements (including the related notes) included in the Laidlaw Form 10-K and in the Laidlaw Form 10-Q has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and except that the quarterly financial statements do not contain all footnotes required by generally accepted accounting principles. The representations and warranties set forth in this
Section 4.4 shall not apply to any noncompliance, non-filings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles which either (i) were corrected in a subsequent form, report or document filed with the SEC prior to the date of this Agreement, or
(ii) would not have a Laidlaw Environmental Material Adverse Effect or prevent or delay in any material respect the consummation of the Merger. None of Laidlaw Environmental's subsidiaries is required to file any forms, reports or other documents with the SEC.

     4.5. Absence of Certain Changes; Liabilities. Except in connection with the Offer and the Merger, including the payment of fees and expenses incurred in connection with the New Credit Facility and the purchase and payment for Shares pursuant to the Offer, since August 31, 1997, (i) Laidlaw Environmental and its Subsidiaries have conducted their respective businesses and operations only in the ordinary and usual course, (ii) there has not been any change in the financial condition, properties, business or results of operations of Laidlaw Environmental and its subsidiaries that has had a Laidlaw Environmental Material Adverse Effect, (iii) neither Laidlaw Environmental nor any of its subsidiaries has incurred any liabilities or obligations (secured or unsecured and whether accrued, absolute, contingent, direct, indirect or otherwise) (the "Laidlaw Liabilities") except Laidlaw Liabilities that do not have a Laidlaw Environmental Material Adverse Effect, and (iv) neither Laidlaw Environmental nor any of its subsidiaries has taken any of the actions contemplated by Section 5 hereof.

     4.6. Interim Operations of LES Acquisition. LES Acquisition was formed on November 12, 1997 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     4.7. Brokers. Except as set forth in the Offer, no agent, broker, investment banker, financial advisor or other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Laidlaw Environmental or LES Acquisition.

     4.8. Proxy Statement. None of the information supplied in writing by Laidlaw Environmental or LES Acquisition specifically for inclusion in the Proxy Statement, if any, or the Schedule 14D-9 will, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.9. No Litigation. (a) There are no claims, actions, suits or proceedings or investigations pending or, to the best knowledge of Laidlaw Environmental, threatened against Laidlaw Environmental, LES Acquisition or any of their respective affiliates, nor is Laidlaw Environmental, LES Acquisition or any of their respective affiliates subject to any order, judgment, writ, injunction or decree, in either case which would have a Laidlaw Environmental Material Adverse Effect.

     (b) To the best knowledge of Laidlaw Environmental, the businesses of Laidlaw Environmental and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any court or governmental entity, except for violations which do not have a Laidlaw Environmental Material Adverse Effect.

     4.10. Employee Benefit Plans. (a) With respect to all employees and former employees of Laidlaw Environmental, neither Laidlaw Environmental nor any of its affiliates presently maintains, sponsors, contributes to, is required to contribute to or has any liability under: (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible spending account, medical, dependent care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, employment, consulting, severance or termination pay, funded vacation pay, welfare or other employee compensation, benefit or fringe benefit plan, program, agreement, or arrangement, the existence of which or the failure of Laidlaw Environmental or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect; or (ii) any plan, program, agreement, or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, the existence of which or the failure of Laidlaw Environmental or any of its affiliates to comply with which or to satisfy such liability would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect. Laidlaw Environmental plans, programs, agreements, and arrangements set forth in clauses (i) and (ii) of the preceding sentence which are maintained, sponsored, contributed to or required to be contributed to by the Company or any of its affiliates are referred to as the "Laidlaw Environmental Employee Benefit Plans". The term "affiliate" for purposes of this
Section 4.10 means any organization that would be aggregated with the Company under Section 414(b), (c) or (m) of the Internal Revenue Code.

     (b) Each Laidlaw Environmental Employee Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Internal Revenue Code has been submitted to the Internal Revenue Service (the "IRS") and received a determination letter which states that such Laidlaw Environmental Employee Benefit Plan is so qualified, and to the best of Laidlaw Environmental's knowledge no event has occurred since the date of such letter which would (i) cause such Laidlaw Environmental Employee Benefit Plan not to be so qualified or
(ii) cause any trust maintained under such Laidlaw Environmental Employee Benefit Plan not to be exempt from taxation under Section 501(a) of the Internal Revenue Code.

     (c) To the best knowledge of Laidlaw Environmental, with respect to each Laidlaw Environmental Employee Benefit Plan which is subject to Title I of ERISA, neither Laidlaw Environmental nor any of its affiliates has failed to comply with any applicable reporting, disclosure or other requirements of ERISA and the Internal Revenue Code, except for such failures to comply which would not have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect, and there has been no "prohibited transaction" as described in Section 4975 of the Internal Revenue Code or Section 406 of ERISA the failure to correct which would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect.

     (d) There is no pending or, to the best knowledge of Laidlaw Environmental, threatened legal action, proceeding or investigation against or involving any Laidlaw Environmental Employee Benefit Plan (other than routine claims for benefits), the adverse resolution of which would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect.

     (e) To the best of Laidlaw Environmental's knowledge, each Laidlaw Environmental Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code.

     (f) No liability under Title IV or Section 302 of ERISA has been incurred by Laidlaw Environmental or any affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Laidlaw Environmental or any affiliate of incurring any such liability (other than for premiums due the PBGC (which premiums have been paid when due)). Insofar as the representation made in this section 4.10(e) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Laidlaw Environmental or any affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Effective Time.

     (g) The PBGC has not instituted proceedings to terminate any Laidlaw Environmental Employee Benefit Plan subject to Title IV of ERISA (a "Laidlaw Environmental Title IV Plan") and to the best of Laidlaw Environmental's knowledge no condition exists that presents a risk that such proceedings will be instituted.

     (h) Neither Laidlaw Environmental nor any affiliate maintains any Laidlaw Environmental Employee Benefit Plans subject to the minimum funding standards of ERISA and the Internal Revenue Code.

     (i) Neither Laidlaw Environmental nor any of its affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

     (j) Neither Laidlaw Environmental nor any of its affiliates has maintained an employee pension benefit plan subject to Title IV of ERISA.

     (k) With respect to any employee or former employee of Laidlaw Environmental, except as required by COBRA, neither Laidlaw Environmental nor any of its affiliates presently sponsors, maintains, contributes to, is required to contribute to or has any liability under any funded or unfunded medical, health or life insurance plan or similar arrangement for present or future retirees or present or future terminated employees the existence of which or the failure to satisfy which would have, either individually or in the aggregate, a Laidlaw Environmental Material Adverse Effect. Neither Laidlaw Environmental nor any subsidiary or affiliate of

Laidlaw Environmental maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Internal Revenue Code.

     (l) With respect to each of the Laidlaw Environmental Employee Benefit Plans, Laidlaw Environmental will deliver or make reasonably available to the Company true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500; (iii) the most recent financial statement; (iv) the most recent Summary Plan Description required under ERISA; (v) the most recent actuarial report, if required under ERISA and
(vi) the most recent determination letter received from the IRS with respect to each Laidlaw Environmental Employee Benefit Plan intended to qualify under
Section 401 of the Internal Revenue Code.

     (m) With respect to the Laidlaw Environmental Title IV Plans, the present value of the accumulated benefit obligation under such plan, calculated based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then fair value of the assets of such plans in the aggregate as calculated pursuant to FAS 87.

     (n) No Laidlaw Environmental Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, as of the last day of the most recent fiscal year of each Laidlaw Environmental Title IV Plan ended prior to the Effective Time. All contributions required to be made with respect to any Laidlaw Environmental Employee Benefit Plan on or prior to the Effective Time have been (or will have been) timely made.

     (o) All actions will have been taken, or which have failed to be taken, with respect to the Laidlaw Environmental Employee Benefit Plans, would not, in the aggregate, have a Laidlaw Environmental Material Adverse Effect.

     4.11. Labor. There is no material dispute, grievance, controversy, strike or request for union representation pending, or, to the best knowledge of Laidlaw Environmental, threatened, against either Laidlaw Environmental or any of its subsidiaries.

     4.12. Taxes. (a) Laidlaw Environmental and each subsidiary of Laidlaw Environmental have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time, except where the failure to do so would not have a Laidlaw Environmental Material Adverse Effect. All material Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

     (b) Laidlaw Environmental and each subsidiary of Laidlaw Environmental have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual for the payment of all Taxes due, except where the failure to pay or establish adequate reserves would not have a Laidlaw Environmental Material Adverse Effect.

     (c) No deficiencies for any material Taxes have been proposed, asserted or assessed against Laidlaw Environmental or any subsidiary of Laidlaw Environmental, and no requests for waivers of the time to assess any such material Taxes are pending. The Federal Income Tax Returns of Laidlaw Environmental and each subsidiary of Laidlaw Environmental consolidated in such Tax Returns are not currently being examined for years prior to the year ended December 31, 1992 and the statute of limitations has run for years prior to December 31, 1992.

     (d) There are no material Liens for Taxes upon the assets of Laidlaw Environmental except (i) with respect to matters beings contested in good faith and (ii) Liens for Taxes not yet due.

     (e) There are no material United States federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Laidlaw Environmental.

     4.13. Environmental Matters. Except for violations of the following clauses (i) through (vii) that would not have a Laidlaw Environmental Material Adverse Effect on Laidlaw Environmental, to the best knowledge of Laidlaw Environmental, (i) Laidlaw Environmental and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws and are currently in compliance with all such laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties currently or formerly owned or operated by Laidlaw Environmental or any of its subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither Laidlaw Environmental nor any of its subsidiaries has received any notices, demand letters or requests for information from any court or governmental entity or third party indicating that Laidlaw Environmental or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, including, without limitation, liability relating to sites not owned or operated by Laidlaw Environmental or any of its subsidiaries, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings, pending or threatened, against Laidlaw Environmental or any subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law, (v) all reports that are required to be filed by Laidlaw Environmental or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law have been so filed, (vi) no Hazardous Substance has been disposed of, released or transported in violation of or under circumstances that could create liability under any applicable Environmental Law from any properties owned by Laidlaw Environmental or any of its subsidiaries as a result of any activity of Laidlaw Environmental or any of its subsidiaries during the time such properties were owned, leased or operated by Laidlaw Environmental or any subsidiaries, (vii) neither Laidlaw Environmental, any of its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, and (viii) Laidlaw Environmental will provide or make available to the Company each environmental audit, test or analysis performed within the last three years of any property currently or formerly owned or operated by Laidlaw Environmental or any of its subsidiaries (x) sufficient to put the Company on notice of any condition of environmental impairment which would give rise to a Laidlaw Environmental Material Adverse Effect and (y) of which Laidlaw Environmental has knowledge.

     4.14. Title to Properties. Laidlaw Environmental and its subsidiaries have good, valid and marketable title to the properties and assets listed on the most recent consolidated balance sheet included in the Laidlaw Environmental SEC Reports (the "Laidlaw Environmental Balance Sheet") as owned by it (other than properties and assets disposed of in the ordinary course of business since the date of the Laidlaw Environmental Balance Sheet), and all such properties and assets are free and clear of any liens, except as described in the Laidlaw Environmental SEC Reports and the financial statements included therein and other than liens for current taxes not yet due and other liens, security interests, charges, encumbrances, easements, covenants, restrictions or title imperfections that do not have a Laidlaw Environmental Material Adverse Effect.

                                   ARTICLE V.

                         COVENANTS RELATING TO CONDUCT
                          OF BUSINESS PRIOR TO MERGER

     5.1. Conduct of Business of the Company. Except as otherwise contemplated hereby or as set forth in the Disclosure Schedule, the Company covenants and agrees that, unless Laidlaw Environmental shall otherwise agree in writing (which agreement shall not be unreasonably withheld), prior to the Effective
Time:

          (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary and usual course of business, and the Company shall use its reasonable best efforts to maintain and preserve intact its and its subsidiaries' business organization, assets, employees, officers and consultants and advantageous business relationships.

          (b) Neither the Company nor any of its subsidiaries shall directly or indirectly do any of the following: (i) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets of the Company or of any of its subsidiaries; (ii) amend its charter or by-laws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside, make or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock (except as contemplated by the Rights Agreement and except for (x) cash dividends to shareholders of the Company declared in the ordinary course of business and consistent with past practice and
     (y) dividends by wholly-owned subsidiaries of the Company); (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock of the Company; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (c) Neither the Company nor any of its subsidiaries shall, directly or indirectly, (i) except for Shares (and the associated Rights) issuable upon exercise of options outstanding under the Option Plans on the date hereof, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable or exercisable for any shares of, its capital stock of any class or any other securities in respect of, in lieu of, or in substitution for Shares outstanding on the date hereof; (ii) make any material acquisition, by means of merger, consolidation or otherwise, or material disposition (other than disposition of assets in the ordinary course of business), of assets or securities, or make any loans, advances or capital contributions to, or investment in, any individual or entity (other than to the Company or a wholly-owned subsidiary of the Company); (iii) except in the ordinary course of business, and other than (A) indebtedness to or guarantees for the benefit of the Company or any affiliate of the Company and (B) borrowings to fund payments contemplated in Section 2.2 hereof, incur any indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any other individual or entity; (iv) change the capitalization of the Company (other than the incurrence of indebtedness otherwise permitted in this Agreement); (v) except in the ordinary course, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingency or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business or as required by applicable law; (vii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business; or (viii) authorize any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

          (d) Subject to Section 2.2, neither the Company nor any of its subsidiaries shall (except for salary increases or other employee benefit arrangements in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries, taken as a whole, or as may be required pursuant to any agreements in effect at the date hereof) adopt or amend or take any actions to accelerate any rights or benefits under (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee or any officer or director or former employee or, except in the ordinary course of business, consistent with past practice, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not permitted by any existing plan, arrangement or agreement.

          (e) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall make any tax election or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign income tax liability.

          (f) Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall permit any insurance policy naming it as beneficiary or a loss payee to be canceled or terminated without notice to Laidlaw Environmental.

          (g) Neither the Company nor any of its subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III hereof untrue or incorrect so as to result in a Company Material Adverse Effect.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     6.1. Preparation of Proxy Statement; Shareholders Meeting. (a) If the Shareholders Meeting referred to in Section 6.1(c) below is required by applicable law to consummate the Merger, as soon as practicable following the purchase of the Shares pursuant to the Offer, the Company shall prepare a proxy statement relating to the Shareholders Meeting (the "Proxy Statement"), and the Company shall prepare and file with the SEC the Proxy Statement. Laidlaw Environmental will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Laidlaw Environmental or LES Acquisition and their affiliates as may be required to be disclosed therein. The information provided and to be provided by Laidlaw Environmental and the Company, respectively, for use in the Proxy Statement shall, at the date it is first mailed to the Company's shareholders and on the date of the Shareholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Laidlaw Environmental each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. At such meeting, Laidlaw Environmental will vote, or cause to be voted, all Shares acquired in the Offer in favor of the approval of the Merger and adoption of this Agreement and the transactions contemplated hereby.

     (b) The Company will as promptly as practicable notify Laidlaw Environmental of (i) the receipt of any comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings by the Company with the SEC, including the Proxy Statement and any amendment thereto, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Laidlaw Environmental (such approval not to be unreasonably withheld or delayed). Laidlaw Environmental will furnish to the Company the information relating to it and its affiliates, including LES Acquisition, required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

     (c) If required under the WBCL and the Company's Restated Articles of Incorporation, the Company will: (i) as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Shareholders Meeting for the purpose of approving this Agreement and the transactions contemplated hereby; (ii) through its Board of Directors, and subject to the other provisions hereof, recommend to its shareholders approval of the foregoing matters; and (iii) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its shareholders; provided, however, that, subject to Section 6.7(b), the Company may fail to make or withdraw or modify such recommendation and shall not be obligated to use its reasonable best efforts or take any action pursuant to this Section 6.1 if the Company shall have concluded in good faith, based on advice from outside legal counsel to the Company, that such actions would be in breach of the Company's Board and Directors' fiduciary duties under applicable law. Any such recommendation, together with a copy of the opinion referred to in
Section 3.14, shall be included in the Proxy Statement.

     (d) If the Shareholders Meeting is not required in order to consummate the Merger, Laidlaw Environmental shall cause LES Acquisition to, and LES Acquisition shall, take the actions provided in Section 180.1104 of the WBCL in order to consummate the Merger as promptly as reasonably practical after the purchase of Shares pursuant to the Offer.

     6.2. Access to Information. (a) From and after the date of this Agreement and until the earlier of the Effective Time or termination of this Agreement,
(i) the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to Laidlaw Environmental, and to the officers, employees and agents of Laidlaw Environmental, complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of the Company and its subsidiaries, and shall furnish Laidlaw Environmental and its respective officers, employees and agents, all financial, operating and other data and information as Laidlaw Environmental may reasonably request; and (ii) Laidlaw Environmental shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to the Company, and to the officers, employees and agents of the Company, complete access at all reasonable times to the officers, employees, agents, properties, books, records and contracts of the Laidlaw Environmental and its subsidiaries, and shall furnish the Company and its respective officers, employees and agents, all financial, operating and other data and information as the Company may reasonably request.

     (b) Each of the Company and Laidlaw Environmental hereby confirms to the other that the confidentiality agreement dated as of March 13, 1998 by and between the Company and Laidlaw Environmental ("the Confidentiality Agreement") is in full force and effect.

     6.3. Filings; Commercially Reasonable Best Efforts. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement, including but not limited to (i) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement) under any applicable law or regulation or from any governmental entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger and the transactions contemplated thereby, (ii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations and (iii) doing all things necessary, proper or advisable to remove any injunctions or other impediments or delays, legal or otherwise, to the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company will not be required to commit to a divestiture transaction that is to be consummated prior to the Effective Time.

     (b) Notwithstanding the foregoing, none of Laidlaw Environmental, LES Acquisition or the Company shall be obligated to use its commercially reasonable best efforts or take any action pursuant to this Section 6.3 if it determines in good faith, based on the advice of outside legal counsel, that such actions would be in breach of its Board of Directors' fiduciary duties under applicable law.

     6.4. Public Announcements. Laidlaw Environmental, LES Acquisition and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger, and this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

     6.5. Notification of Certain Matters. The Company, Laidlaw Environmental and LES Acquisition each agree to give prompt notice (a "Default Notice") to each other at any time from the date hereof to the Effective Time of the obtaining by it of actual knowledge as to the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause a breach of any covenant, representation or warranty contained in this Agreement so as to result in a Company Material Adverse Effect or in a Laidlaw Environmental Material Adverse Effect upon Laidlaw Environmental or any of its affiliates. If any party receiving a Default Notice shall not object thereto within 5 business days after receiving such Default Notice, then such party shall be deemed to have waived all rights accruing to it as a result of such breach. A party shall object to a Default Notice by giving timely notice of such party's objection thereto as provided herein to the party giving such Default Notice. For purposes of this Section 6.5, "actual knowledge" of a party to this

Agreement shall mean the best actual knowledge of its chairman of the board, president and chief financial officer.

     6.6. Indemnification and Insurance. (a) Laidlaw Environmental agrees that all rights to indemnification (including, without limitation, rights to advances and related rights) existing in favor of the present or former directors, officers, employees and agents of the Company or any of the Company subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Restated Articles of Incorporation or By-laws or the articles of incorporation or by-laws or similar organizational documents of any of the Company's subsidiaries as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time. Laidlaw Environmental shall cause to be maintained in effect for not less than 6 years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's subsidiaries on the date hereof (provided that the Company may substitute therefor policies having at least substantially the same coverage and containing terms and conditions which are no less advantageous in any material respect to the persons currently covered by such policies as insureds) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium currently paid by the Company and its subsidiaries for such insurance on the date of this Agreement, then Laidlaw Environmental shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 300% of such rate. The Company represents to Laidlaw Environmental that such per annum rate of premium currently paid by the Company and its subsidiaries is approximately $400,000. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law, Laidlaw Environmental shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Laidlaw Environmental shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.6.

     (b) The provisions of this Section 6.6 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties and shall be binding on all successors and assigns of Laidlaw Environmental, LES Acquisition, the Company and the Surviving Corporation.

     (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made or threatened against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section
6.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

     6.7. Solicitation. (a) The Company (and its subsidiaries and affiliates) will not, and the Company (and its subsidiaries and affiliates) will use their best efforts to ensure that their respective directors, officers, employees, representatives and agents do not, directly or indirectly, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Laidlaw Environmental and its subsidiaries and their respective directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course (except for any sale of assets otherwise permitted under the terms of this Agreement), or other similar transaction involving the Company or any subsidiary or division of the Company, or the sale of any equity interest in the Company or any subsidiary, or (ii) any sale by the Company or its subsidiaries of authorized but unissued Shares or of any shares (whether or not outstanding) of any of the Company's subsidiaries (all such inquiries and proposals being referred to herein as "Acquisition Proposals"), provided, however, that nothing contained in this Section 6.7 shall prohibit the Company or its Board of Directors from (i) subject to the provisions of Section 6.4, issuing a press release or otherwise publicly disclosing the terms of this Agreement, including, without limitation, this
Section 6.7; (ii) proceeding with the transactions contemplated by this Agreement; (iii) communicating to the Company's shareholders a position as contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; (iv) making any disclosure to the Company's shareholders which, in the judgment of the Board of Directors of the Company, with the advice of outside counsel, should reasonably be made under applicable law (including, without limitation, laws relating to the fiduciary duties of directors) or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction; and, provided, further, that the Board of Directors of the Company may, on behalf of the Company, furnish or cause to be furnished information and may direct the Company, its directors, officers, employees, representatives or agents to furnish information, in each case pursuant to appropriate confidentiality agreements, and to participate in discussions or negotiations with any person or entity concerning any Acquisition Proposal which was not solicited by the Company or any of its subsidiaries or affiliates or any of their respective directors, officers, employees, representatives or agents, or which did not otherwise result from a breach of this Section 6.7, if (x) the Board of Directors of the Company shall conclude in good faith, after consultation with its financial advisor, that such person or entity has made or is reasonably likely to make a bona fide Acquisition Proposal for a transaction more favorable to the Company's shareholders from a financial point of view than the transactions contemplated hereby, and (y), in the opinion of the Board of Directors of the Company, only after receipt of advice from independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company will immediately notify Laidlaw Environmental of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction unless the Board of Directors of the Company determines, based on the advice of outside legal counsel to the Company, that giving such notice would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's shareholders under applicable law. The Company shall, and shall cause each subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any subsidiary of the Company or any officer, director or employee of, or investment banker, attorney, accountant or other advisor or representative of, the Company or any subsidiary with parties conducted heretofore with respect to any of the foregoing.

     (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Laidlaw Environmental or the LES Acquisition, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or
(iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal at any time after the second business day following Laidlaw Environmental's receipt of written notice advising Laidlaw Environmental that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Laidlaw Environmental with written notice not later than noon (New York time) two business days in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Laidlaw Environmental to make such amendments to the terms and conditions of this Agreement as would make this Agreement as so amended at least as favorable to the Company's shareholders from a financial point of view as the Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any

Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Laidlaw Environmental the Termination Amount (as defined in Section 9.2) subject to the provisions of Section 9.2.

     6.8. Board of Directors. Promptly following the purchase by Laidlaw Environmental and LES Acquisition of Shares pursuant to the Offer, but subject to compliance with Rule 14f-1, Laidlaw Environmental shall be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, as will make the percentage of the Company's directors designated by Laidlaw Environmental approximately equal to the aggregate voting power of the Shares held by Laidlaw Environmental. The Company shall take all actions requested by Laidlaw Environmental which are reasonably necessary to effect the election or appointment of any such designee. In connection with the foregoing, the Company will promptly, at the option of Laidlaw Environmental, either increase the size of the Company's Board of Directors and/or request the resignation of such number of its current directors as is necessary to enable Laidlaw Environmental's designees to be elected or appointed to the Company's Board of Directors as provided above. Following the election or appointment of Laidlaw Environmental's designees pursuant to this
Section 6.8 and prior to the Effective Time, any amendment to the Restated Articles of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Laidlaw Environmental or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors with respect to this Agreement, will require the concurrence of a majority of the directors (if any) not appointed by Laidlaw Environmental. Laidlaw Environmental agrees to assist the Company in complying with Exchange Act Rule 14f-1 in connection with the replacement of directors pursuant to this Section 6.8, and the Company agrees to use its reasonable best efforts to comply with Rule 14f-1 as promptly as possible after the date hereof, which efforts shall include, but are not limited to, the Company requesting that the SEC shorten the notice period required under Rule 14f-1. After purchase of Shares pursuant to the Offer but before Laidlaw Environmental designees are named as Safety-Kleen directors pursuant to this
Section 6.8, the Safety-Kleen Board of Directors will not act without notice to and the participation of Laidlaw Environmental.

     6.9. Employee Benefits, etc. (a) For a period of two years following the Effective Time, Laidlaw Environmental intends to cause the Surviving Corporation to, and upon being so caused, the Surviving Corporation shall, provide employee benefit plans and programs for the benefit of employees of the Surviving Corporation and its subsidiaries that are in the aggregate no less favorable to such employees than the terms of such Employee Benefit Plans as described in the Company Disclosure Schedule. All service credited to each employee by the Company through the Effective Time shall be recognized by Laidlaw Environmental or the Surviving Corporation for purposes of eligibility and vesting under any employee benefit plan provided directly or indirectly by Laidlaw Environmental or the Surviving Corporation for the benefit of the employees and in which the respective employees participate.

     (b) Notwithstanding anything in this Agreement to the contrary, Laidlaw Environmental shall cause the Surviving Corporation to honor (without modification) and assume the written employment agreements, severance agreements and other agreements listed on the Disclosure Schedule, all as in effect on the date of this Agreement.

     (c) Laidlaw Environmental shall cause the Surviving Corporation not to, and the Surviving Corporation shall not, terminate or adversely amend in any manner which adversely affects the benefits described in the Company Disclosure Schedule that participants in such Plans are entitled to thereunder with respect to any periods prior to and including the Effective Time.

     (d) For a period of two years from the Effective Time, Laidlaw Environmental intends to cause the Surviving Corporation to continue to maintain an office in Elgin, Illinois.

     6.10. Purchase of Shares Pursuant to Offer; Solvency Opinion. Laidlaw Environmental agrees that it will not purchase Shares pursuant to the Offer unless, prior to such purchase, Laidlaw Environmental has delivered to the Company an opinion or certificate of a reputable expert firm confirming the solvency of the Surviving Corporation after the Merger (which opinion may assume that the purchase of Shares pursuant to the Offer and the Merger are consummated simultaneously) and related financings addressed to or for the benefit of the Board of Directors of the Company so that the Board of Directors of the Company is entitled to rely thereon.

     6.11. Dismissal of Lawsuits. Upon the closing of the Share purchases contemplated by the Offer, each of Laidlaw Environmental and the Company shall take all actions necessary, and shall cause their respective subsidiaries and affiliates to take all actions necessary, to dismiss with prejudice all pending litigation between such parties.

                                  ARTICLE VII.

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained, if required by applicable law, or the requirements of Section 180.1104 of the WBCL (other than the filing of Articles of Merger) shall have been satisfied.

          (b) Antitrust. The waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings required under the Competition Act (Canada) and any other applicable foreign law shall have been obtained or made, as applicable.

          (c) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any domestic government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger.

          (d) Violation of Law. Consummation of the Merger shall not result in violation of any applicable United States federal or state law providing for criminal penalties.

          (e) Litigation. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction or order vacated.

     7.2. Conditions to Obligations of Laidlaw Environmental. The obligations of Laidlaw Environmental to effect the Merger are further subject to the condition that Laidlaw Environmental and LES Acquisition shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof; provided that the obligation of Laidlaw Environmental and LES Acquisition to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this subsection (a) if the failure of Laidlaw Environmental and LES Acquisition to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of this Agreement.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the condition that the Company shall have received an opinion or certificate of a reputable expert firm confirming the solvency of the Surviving Corporation after the Merger and related financings addressed to or for the benefit of the Board of Directors of the Company so that the Board of Directors of the Company is entitled to rely thereon.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

     8.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

          (a) by mutual written consent of Laidlaw Environmental and the Company; or

          (b) by either Laidlaw Environmental or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by Laidlaw Environmental, Laidlaw Environmental shall not have been required by the terms of the Offer or this Agreement to purchase any Shares pursuant to the Offer; or

          (c) by either Laidlaw Environmental or the Company if any governmental body or regulatory authority of the United States of America shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party that has breached its obligations under Section 6.3; or

          (d) by either Laidlaw Environmental or the Company if the Offer shall not have been consummated on or before June 30, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time); or

          (e) prior to the purchase of Shares pursuant to the Offer, by the Board of Directors of Laidlaw Environmental, (i) if the Company shall have breached any of its representations and warranties or failed to comply with any of the covenants or agreements (without, in each instance, giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) contained in this Agreement to be complied with or performed by the Company at or prior to consummation of the Merger and such breach or failure shall have resulted in a Material Adverse Effect, or (ii) the Company shall have received from a third party a bona fide Acquisition Proposal, and the Board of Directors of the Company, shall have accepted such a proposal or (iii) if Company Shareholder Approval is required, the Board of Directors of the Company shall have failed to recommend to the Company Shareholders that they give the Company Shareholder Approval or shall have withdrawn or modified in a manner adverse to Laidlaw Environmental or LES Acquisition its approval or recommendation with respect to the Merger, or

          (f) prior to the purchase of Shares pursuant to the Offer, by the Board of Directors of the Company, if (i) Laidlaw Environmental or LES Acquisition shall have breached in any material respect any of its representations and warranties or failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Laidlaw Environmental or LES Acquisition, or
     (ii) if the Company enters into a written agreement concerning a transaction that constitutes a Superior Proposal, provided that the Company shall have complied with the provisions of Section 6.7(a) and (b) hereof (including the payment of the Termination Amount).

     8.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Laidlaw Environmental as provided in Section 8.1, no party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) shall have any liability or further obligation to any other party to this Agreement, except as provided in this
Section 8.2 and Sections 9.1 and 9.2 of this Agreement, and except that nothing herein will relieve any party from liability for its wilful breach of this Agreement.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     9.1. Nonsurvival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, consummation of the Merger. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time. The Confidentiality Agreement shall survive the termination of this Agreement and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

     9.2. Payment of Certain Fees and Expenses. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

     (b) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f)(ii) hereof, then the Company shall pay to Laidlaw Environmental, no later than two business days after being furnished documentation in respect thereto by Laidlaw Environmental, Laidlaw Environmental's or its affiliates' out-of-pocket fees and expenses (including legal, investment banking, financing commitment fees, and commercial banking fees and expenses) actually incurred in connection with the Offer and the Merger, due diligence investigation, the negotiation and execution of this Agreement and the transactions contemplated hereby, up to a maximum amount of $25 million (the "Termination Amount").

     (c) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(f)(i) hereof, then Laidlaw Environmental shall pay to the Company, no later than two business days after being furnished documentation in respect thereto by the Company, the Company's or its affiliates' out-of-pocket fees and expenses (including legal and investment banking fees and expenses) actually incurred in connection with the negotiation and execution of this Agreement, due diligence investigation related to this Agreement, and the transactions contemplated hereby, up to a maximum amount of $25 million. The Company acknowledges and agrees that it shall not under any circumstances be entitled to reimbursement by Laidlaw Environmental or LES Acquisition of any expenses incurred in connection with the Buyout Merger Agreement.

     9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

     (a) If to Laidlaw Environmental or LES Acquisition:

         Laidlaw Environmental Services, Inc.
         1301 Gervais
         Suite 300
         Columbia, SC 29201
         Attention: Kenneth W. Winger
         Telecopy No.: (803) 933-4345

         With a copy to:

         Katten Muchin & Zavis
         525 West Monroe Street
         Suite 1600
         Chicago, IL 60611-3693
         Attention: Herb S. Wander
         Telecopy: (312) 577-8885

     (b) If to the Company:

         Safety-Kleen Corp.
         One Brinckman Way
         Elgin, Illinois 60123
         Attention: Chairman
         Telecopy No.: (847) 468-8561

         with a copy to:

         Sonnenschein Nath & Rosenthal
         8000 Sears Tower
         Chicago, Illinois 60606
         Attention: Donald G. Lubin
         Telecopy No.: (312) 876-7934

     9.4. Certain Definitions; Interpretation. When a reference is made in this Agreement to subsidiaries of Laidlaw Environmental, LES Acquisition or the Company, the word "subsidiaries" means any corporation 50 percent or more of whose outstanding voting securities, or any partnership, joint venture or other entity 50 percent or more of whose total equity interest, is directly or indirectly owned by Laidlaw Environmental, LES Acquisition or the Company, as the case may be. The words "Significant Subsidiaries" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 under the Exchange Act. As used in this Agreement, "Company Material Adverse Effect" means any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of the Company and its subsidiaries, taken as a whole, or that would prevent or materially delay the Company from performing its obligations under this Agreement. As used in this Agreement, "Laidlaw Environmental Material Adverse Effect" means any change(s) or effect(s) that, individually, or in the aggregate, are materially adverse to the financial condition, properties, business of Laidlaw Environmental and its subsidiaries, taken as a whole, or that would prevent or materially delay Laidlaw Environmental from performing its obligations under this Agreement. Whenever this Agreement requires LES Acquisition to take any action, such requirement shall be deemed to include an undertaking on the part of Laidlaw Environmental to cause LES Acquisition to take such performance and a guarantee of the performance thereof.

     9.5. Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits hereto) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all written or oral negotiations, representations, warranties, commitments, offers, bids, bid solicitations, and other understandings prior to the date hereof, except to the extent expressly confirmed or provided herein.

     9.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.7. Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

     9.8. Captions. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.

     9.9. Amendment. Subject to the applicable provisions of the WBCL, this Agreement may be amended by the parties hereto, at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.10. Waiver. Subject to the applicable provisions of the WBCL, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, or (b) subject to the proviso of Section 9.9, waive compliance with any of the agreements or conditions contained herein. In addition to the provisions contained in Section 6.5 hereof, at any time prior to consummation of the Merger any party hereto may waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

     9.11. No Third-Party Beneficiaries; Assignability. Except for Sections 2.2, 2.3, 6.6 and 6.9 (which are intended for the benefit of, and may be enforced by, the persons or entities specified therein), this Agreement is not intended to confer or impose upon any person not a party hereto any rights, remedies, obligations or liabilities hereunder. This Agreement shall not be assigned by any party hereto, by operation of law or otherwise. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.12. Best Knowledge. When used with respect to the Company in this Agreement, the term "best knowledge" shall mean to the best actual knowledge of any of the Company's Chairman of the Board, President and chief financial officer.

     9.13. Governing Law. (a) The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Wisconsin, without giving effect to the principles of conflict of laws thereof.

     (b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Illinois.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Laidlaw Environmental, LES Acquisition and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

                                          Safety-Kleen Corp.

                                          By:    /s/ DONALD W. BRINCKMAN
                                            ------------------------------------
                                                    Donald W. Brinckman
                                                     Chairman and Chief
                                                     Executive Officer

                                          Laidlaw Environmental Services, Inc.

                                          By:     /s/ KENNETH W. WINGER
                                            ------------------------------------
                                                     Kenneth W. Winger
                                               President and Chief Executive
                                                           Officer

                                          LES Acquisition Inc.

                                          By:     /s/ KENNETH W. WINGER
                                            ------------------------------------
                                                     Kenneth W. Winger
                                                         President

                                                                         ANNEX B

           DIRECTORS AND EXECUTIVE OFFICERS OF LAIDLAW ENVIRONMENTAL

     Directors and Executive Officers of Laidlaw Environmental. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Laidlaw Environmental are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Laidlaw Environmental. Unless otherwise indicated, each director and executive officer listed below is a citizen of the United States.

                                              PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE YEARS,
NAME AND BUSINESS ADDRESS               AGE                 DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------               ---   --------------------------------------------------------------
Kenneth W. Winger.....................  59    President, Chief Executive Officer and Director of
  President, Chief Executive Officer            Laidlaw Environmental since May 15, 1997;
  and Director of Laidlaw                       President, Chief Operating Officer and sole
  Environmental since May 1997                  director of Laidlaw Environmental Services (US),
  Laidlaw Environmental Services, Inc.          Inc. from July 1995 until May 1997; Executive
  1301 Gervais Street, Suite 300                Vice President for Business Development of
  Columbia, S.C. 29201                          Laidlaw Waste Systems, Ltd. from January 1995 until July 1995;
                                                from May 1991 until December 1994, Senior Vice President for
                                                Corporate Development of Laidlaw Inc. Mr. Winger also is a director of ViroGroup, Inc. Non-U.S. citizen.
James R. Bullock......................  53    President and Chief Executive Officer of Laidlaw Inc.
  Director of Laidlaw Environmental             since October 1993; for more than a year prior
  and Chairman of the Board                     thereto, President and Chief Executive Officer
  since May 1997                                of Cadillac Fairview Corporation Limited.
  Laidlaw Inc.                                  Mr. Bullock also is a director of Laidlaw Inc.
  3221 North Service Road                       Non-U.S. citizen.
  Burlington, Ontario L7R 3Y8
John R. Grainger......................  48    Executive Vice President and Chief Operating Officer of
  Director of Laidlaw Environmental             Laidlaw Inc. since September 1997; President and
  since 1997                                    Chief Operating Officer of Laidlaw Transit, Inc. since
  Laidlaw Inc.                                  May 1992. Mr. Grainger currently serves as Chairman
  3221 North Service Road                       of the Human Resources and Compensation
  Burlington, Ontario L7R 3Y8                   Committee. Non-U.S. citizen.
Leslie W. Haworth.....................  54    Senior Vice President and Chief Financial Officer of
  Director of Laidlaw Environmental             Laidlaw Inc. for more than five years. Mr. Haworth
  since May 1997                                currently serves as Chairman of the Audit Committee.
  Laidlaw Inc.                                  Non-U.S. citizen.
  3221 North Service Road
  Burlington, Ontario L7R 3Y8
John W. Rollins, Sr...................  81    Chairman of the Board and Chief Executive Officer
  Director of Rollins since 1982                of Rollins Truck Leasing Corp. for more than five
  Rollins Truck Leasing Corp.                   years. Mr. Rollins was Chairman of the Board and
  2200 Concord Pike                             Chief Executive Officer of Rollins from 1988 until
  One Rollins Plaza                             May 15, 1997. Mr. Rollins also is a director of
  Wilmington, DE 19803                          Matlack Systems, Inc., Rollins, Inc., RPC, Inc. and Dover
                                                Downs Entertainment, Inc. Mr. Rollins is the father of John
                                                W. Rollins, Jr.

                                              PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE YEARS,
NAME AND BUSINESS ADDRESS               AGE                 DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------               ---   --------------------------------------------------------------
John W. Rollins, Jr...................  55    President and Chief Operating Officer and a director of
  Director of Rollins since 1982                Rollins Truck Leasing Corp. for more than five years;
  Rollins Truck Leasing Corp.                   Chairman of the Board of Matlack Systems, Inc.
  2200 Concord Pike                             for more than five years. Mr. Rollins was Senior
  One Rollins Plaza                             Vice Chairman of the Board of Rollins from 1988
  Wilmington, DE 19803                          until May 15, 1997. Mr. Rollins also is a director of Dover
                                                Downs Entertainment, Inc. Mr. Rollins is a member of the
                                                Human Resources and Compensation Committee. Mr. Rollins is
                                                the son of John W. Rollins, Sr.
David E. Thomas, Jr...................  40    Senior Managing Director and the Head of the
  Director of Laidlaw Environmental             Investment Banking Group of Raymond James since
  since June 1997                               July 1996; from 1991 until July 1996, Managing
  Raymond James & Associates, Inc.              Director of Raymond James. Mr. Thomas also is a
  880 Carillon Parkway                          director of Reynolds, Smith and Hills, Inc.
  St. Petersburg, FL 33716                      Mr. Thomas is a member of the Human Resources and Compensation
                                                Committee.
Henry B. Tippie.......................  70    For more than five years, Chairman of the Board and
  Director of Rollins since 1982                President of Tippie Services; for more than five years,
  Tippie Service, Inc.                          Chairman of the Executive Committee and Vice
  3420 Executive Center Drive, NW               Chairman of the Board of Rollins Truck Leasing
  Suite 163                                     Corp. Mr. Tippie was Chairman of the Executive
  Austin, TX 78731                              Committee of Rollins from 1988 until May 15, 1997. Mr. Tippie also is a director of Matlack Systems, Inc., Dover Downs
                                                Entertainment, Inc., RPC, Inc. and Rollins Inc. Mr. Tippie
                                                is a member of the Audit Committee.
James L. Wareham......................  58    President of AK Steel Corporation since March 1997;
  Director of Laidlaw Environmental             until 1996, Chief Executive Officer of from 1992
  since June 1997                               Wheeling-Pittsburgh Steel Corporation.
  AK Steel Corporation                          Mr. Wareham is a member of the Audit
  703 Curtis Street                             Committee.
  Middleton, OH 45043
Grover C. Wrenn.......................  54    Chairman and Chief Executive Officer of Better Health
  Director of Laidlaw Environmental             Network, Inc. since June 1996; Chief Executive
  since July 1997                               Officer of EnSys Environmental Products, Inc. from
  4 Wolfe Street                                April 1995 through December 1996; and President and
  Alexandria, VA 22314                          Chief Executive Officer of Applied Bioscience International
                                                from 1991 through March 1995. Mr. Wrenn also is a director of Strategic Diagnostics, Inc. and Pharmakinetics
                                                Laboratories, Inc.

                                              PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE YEARS,
NAME AND BUSINESS ADDRESS               AGE                 DIRECTORSHIPS OF PUBLIC COMPANIES
-------------------------               ---   --------------------------------------------------------------
Michael J. Bragagnolo.................  51    Executive Vice President and Chief Operating Officer of
  Executive Vice President and Chief            Laidlaw Environmental Services, Inc. since May 15,
  Operating Officer of Laidlaw                  1997; Executive Vice President and Chief Operating
  Environmental since May 1997                  Officer of Laidlaw Environmental Services (US), Inc.
  Laidlaw Environmental Services, Inc.          from January 1997 until May 1997; Executive Vice
  1301 Gervais Street, Suite 300                President of United States Operations of Laidlaw
  Columbia, SC 29201                            Waste Systems, Inc. from September 1993 until January 1997;
                                                Vice President of Strategic Analysis and Planning of Laidlaw
                                                Waste Systems, Inc. from December 1991 until September 1993.
                                                Non-U.S. citizen.
Henry H. Taylor.......................  53    Vice President, General Counsel and Secretary of
  Vice President, General Counsel and           Laidlaw Environmental Services, Inc. since May 15,
  Secretary of Laidlaw Environmental            1997; Vice President of Legal and Regulatory Affairs
  since May 1997.                               and Secretary of Laidlaw Environmental Services
  Laidlaw Environmental Services, Inc.          (US), Inc. September 1995 until May 1997; Vice
  1301 Gervais Street, Suite 300                President of Legal Affairs of Laidlaw Environmental
  Columbia, SC 29201                            Services (US), Inc. May 1990 until January 1995.
Paul R. Humphreys.....................  38    Senior Vice President of Finance and Chief Financial
  Senior Vice President, Finance and            Officer of Laidlaw Environmental Services, Inc.
  Chief Financial Officer of Laidlaw            since May 15, 1997; Vice President of Finance for
  Environmental since May 1997                  Laidlaw Environmental Services (US) Inc.
  Laidlaw Environmental Services, Inc.          January 1995 until May 1997; Manager of Finance for
  1301 Gervais Street, Suite 300                Laidlaw Inc. from 1988 until January 1995.
  Columbia, SC 29201                            Non-U.S. citizen.

                                                                         ANNEX C

                           [WILLIAM BLAIR LETTERHEAD]

                                          March 15, 1998

Board of Directors
Safety-Kleen Corp.
One Brinckman Way
Elgin, IL 60123-7857

Dear Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of Safety-Kleen Corp. (the "Company") of the consideration to be received pursuant to the terms of the draft Agreement and Plan of Merger dated as of March 16, 1998 (the "Merger Agreement") by and among the Company, Laidlaw Environmental Services, Inc., ("Laidlaw Environmental") and LES Acquisition Inc. ("LES Acquisition"), a wholly-owned subsidiary of Laidlaw Environmental.

     Pursuant to the terms of, and subject to the conditions of, the Merger Agreement, Laidlaw Environmental will make a tender offer for the common stock of the Company at a per share price of $18.30 in cash and 2.8 shares of Laidlaw Environmental common stock. Following the consummation of the tender offer, LES Acquisition will be merged into the Company in a merger in which each of the outstanding shares of common stock of the Company will be converted into a right for the Shareholders to receive $18.30 in cash and 2.8 shares of Laidlaw Environmental common stock per each share of common stock of the Company (the transactions pursuant to the Merger Agreement are collectively, the "Transaction").

     We have acted as financial advisor to the Company in connection with the Transaction. In connection with our review of the Transaction and the preparation of our opinion herein, we have: (a) reviewed the terms and conditions of the Merger Agreement and the financial terms of the Transaction as set forth in the Merger Agreement; (b) analyzed the historical revenue, operating earnings, net income, dividend capacity and capitalization, of both the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (c) analyzed certain financial and other information relating to the prospects of the Company provided to us by the Company's management, including financial projections; (d) discussed the past and current operations and financial condition and prospects of the Company with senior executives of the Company; (e) reviewed the historical market prices and trading volume of the common stock of the Company; (f) reviewed the financial terms, to the extent publicly available, of selected actual business'- Combinations we believe to be relevant; (g) compared the historical revenue, operating earnings, net income, dividend capacity and capitalization of both Laidlaw Environmental and certain other publicly traded companies in businesses we believe to be comparable to Laidlaw Environmental; (h) analyzed certain publicly available financial information relating to Laidlaw Environmental and the unaudited pro forma combined financial information contained in the Amended Prospectus dated January 28, 1998 of Laidlaw Environmental, and performed a sensitivity analysis on such pro forma financial information based upon variable synergy assumptions; (i) reviewed the historical market prices and trading volume of the Laidlaw Environmental common stock as well as its stock ownership and analyzed factors which could influence the trading price of the Laidlaw Environmental common stock on the anticipated closing date of the Transaction; and (j) performed such other analyses as William Blair deemed appropriate. We have not had access to and have not analyzed financial and other information relating to the prospects of Laidlaw Environmental, including projections.

     We have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial information, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. With your consent we have, in the rendering of this opinion, applied certain assumptions as to synergy realization, which assumptions have been disclosed to you in detail. Our opinion relates to financial fairness only as of the opinion date, and we express no opinion as to the soundness of the financial condition of Laidlaw Environmental subsequent to the consummation of the Merger. We understand that other professionals who are expert in those areas will be providing advice on those subjects. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. William Blair's opinion with respect to the Transaction reflects only limited access to Laidlaw Environmental management and no access to internal Laidlaw Environmental projections.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transaction will not have a material adverse effect on the Company.

     William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon consummation of the Transaction, and indemnify us against certain liabilities. William Blair & Company has provided investment banking and financial advisory services to the Company in the past for which we have received customary compensation. Edgar D. Jannotta, Sr., Senior Director of William Blair & Company, serves as a member of the Board of Directors of the Company.

     Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in a Schedule 14D-9 and a proxy statement mailed to Shareholders of the Company and filed with the Securities and Exchange Commission with respect to the Transaction.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of March 15, 1998, the consideration to be paid to the Shareholders of the Company in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to such Shareholders.

                                          Very truly yours,

                                          WILLIAM BLAIR & COMPANY, L.L.C.

                                                                         ANNEX D

                       WISCONSIN BUSINESS CORPORATION LAW

180.1301.  DEFINITIONS.

     In ss. 180.1301 to 180.1331:

     (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

     (1m) "Business combination" has the meaning given in s. 180.1130(3).

     (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

     (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

     (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

     (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

     (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302.  RIGHT TO DISSENT.

     (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

             1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

             2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

          (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

             1. A sale pursuant to court order.

             2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

     (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

          (a) Alters or abolishes a preferential right of the shares.

          (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

          (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

          (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

          (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

     (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or
180.1829(1)(c).

     (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

     (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303.  DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.

     (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

          (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

          (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320.  NOTICE OF DISSENTERS' RIGHTS.

     (1) If proposed corporate action creating dissenters' rights under
s. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

     (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

180.1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed corporate action creating dissenters' rights under
s. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

          (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

          (b) Not vote his or her shares in favor of the proposed action.

     (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322.  DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under
s. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with
s. 180.0141 and shall include or have attached all of the following:

          (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

          (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

          (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

          (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

          (e) A copy of ss. 180.1301 to 180.1331.

180.1323.  DUTY TO DEMAND PAYMENT.

     (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

     (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

     (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1324.  RESTRICTIONS ON UNCERTIFICATED SHARES.

     (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under
s. 180.1326.

     (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325.  PAYMENT.

     (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2) The payment shall be accompanied by all of the following:

          (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

          (b) A statement of the corporation's estimate of the fair value of the shares.

          (c) An explanation of how the interest was calculated.

          (d) A statement of the dissenter's right to demand payment under
     s. 180.1328 if the dissenter is dissatisfied with the payment.

          (e) A copy of ss. 180.1301 to 180.1331.

180.1326.  FAILURE TO TAKE ACTION.

     (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

180.1327.  AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under

s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

180.1328.  PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

          (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

          (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

          (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330.  COURT ACTION.

     (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

     (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

          (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

          (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under
     s. 180.1322(2)(c), for which the corporation elected to withhold payment under s. 180.1327.

180.1331.  COURT COSTS AND COUNSEL FEES.

     (1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

          (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under
     s. 180.1328.

     (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

          (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

          (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

180.1130.  DEFINITIONS APPLICABLE TO SS. 180.1130 TO 180.1134

     In ss. 180.1130 to 180.1134:

     (1) "Associate" of a person means any of the following:

          (a) An organization, other than the issuing public corporation or a subsidiary of the issuing public corporation, of which the person is an officer, director, manager or partner or is, directly or indirectly, the beneficial owner of 10% or more of a class of voting securities.

          (b) A trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity.

          (c) A relative or spouse of the person, or a relative of the spouse, who has the same principal residence as the person who is a director or officer of the issuing public corporation or of an affiliate of the issuing public corporation.

     (2) "Beneficial owner" has the meaning prescribed in rule 13d-3 under the securities exchange act of 1934. A person is not a "beneficial owner" solely because of any of the following:

          (a) The existence of an agreement by or on behalf of the person and by or on behalf of a record or beneficial owner of securities under which the owner agrees to vote the securities in favor of a proposed merger, share exchange or sale, lease, exchange or other disposition of assets.

          (b) The existence of an option from, or other arrangement with, an issuing public corporation to acquire securities of the issuing public corporation.

     (3) "Business combination" means any of the following:

          (a) Unless the merger or share exchange is subject to s. 180.1104, does not alter the contract rights of the shares as set forth in the articles of incorporation or does not change or convert in whole or in part the outstanding shares of the issuing public corporation, a merger or share exchange of the issuing public corporation or a subsidiary of the issuing public corporation with any of the following:

             1. A significant shareholder.

             2. Any other corporation, whether or not itself a significant shareholder, which is, or after the merger or share exchange would be, an affiliate of a significant shareholder that was a significant shareholder before the transaction.

          (b) A sale, lease, exchange or other disposition, other than a mortgage or pledge if not made to avoid the requirements of ss. 180.1130 to 180.1134, to a significant shareholder, other than the issuing public corporation or a subsidiary of the issuing public corporation, or to an affiliate of the significant shareholder, of all or substantially all of the property and assets, with or without goodwill, of an issuing public corporation, if not made in the usual and regular course of its business.

     (4) "Commencement of a tender offer" has the meaning prescribed in rule 14d-2 under the securities exchange act of 1934.

     (5) "Common shares" means shares other than preferred or preference shares.

     (6) "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise.

     (7) "Determination date" means the date on which a significant shareholder first becomes a significant shareholder.

     (8) "Issuing public corporation" means a domestic corporation, other than an investment company registered under the investment company act of 1940, that has all of the following:

          (a) Total assets exceeding $1,000,000 and a class of equity securities held of record by 500 or more persons.

          (b) At least 100 shareholders of record who have unlimited voting rights and who are residents of this state.

     (9) "Market value" means the following:

          (a) In the case of shares:

             1. If the shares are listed on a national securities exchange registered under the securities exchange act of 1934 [FN1] or are quoted on any national market system, the highest closing sales price per share reported on the exchange or quoted on the system during the valuation period.

             2. If bids for the shares are quoted on the national association of securities dealers automated quotations system, or any successor system operated by the association, the highest closing bid per share quoted on the system during the valuation period.

             3. If the shares are listed on an exchange or are quoted on a system under subd. 1 but no transactions are reported during the valuation period or if the shares are neither listed on an exchange or system under subd. 1 nor quoted on a system under subd. 2, and if at least 3 members of the national association of securities dealers are market makers for the securities, the highest closing bid per share obtained from the association during the valuation period.

             4. If no report or quote is available under subd. 1, 2 or 3, the fair market value as determined in good faith by the board of directors of the issuing public corporation.

          (b) In the case of property other than cash or shares, the fair market value of the property on the date in question as determined in good faith by the board of directors of the corporation.

     (10) "Organization" means a person other than an individual.

     (11) "Significant shareholder", with respect to an issuing public corporation, means a person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation; or is an affiliate of the issuing public corporation and within the 2-year period immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the issuing public corporation. For the purpose of determining whether a person is a significant shareholder, the number of voting shares considered to be outstanding includes shares considered to be owned by the person as the beneficial owner but does not include any other voting shares which may be issuable under an agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. In this paragraph, "person" includes 2 or more individuals or persons acting as a group for the purpose of acquiring, holding or voting securities of an issuing public corporation.

     (12) "Subsidiary" means a corporation of which voting shares having a majority of the votes entitled to be cast are owned, directly or indirectly, by one other corporation.

     (13) "Take-over offer" means the offer to acquire or the acquisition of any equity security, as defined in s. 552.01(2), of an issuing public corporation, pursuant to a tender offer or request or invitation for tenders, if after the acquisition thereof the offeror, as defined in s. 552.01(3), would be directly or indirectly a beneficial owner of more than 5% of any class of the outstanding equity securities of the issuer. "Take-over offer" does not include an offer or acquisition of any equity security of an issuing public corporation pursuant to:

          (a) Brokers' transactions effected by or through a broker-dealer in the ordinary course of its business.

          (b) An exchange offer for securities of another issuer, if the offer is exempted from registration under ch. 551 and does not involve any public offering under the securities act of 1933.

          (c) An offer made to not more than 10 persons in this state during any period of 12 consecutive months.

          (d) An offer made to all the shareholders of the issuing public corporation, if the number of its shareholders does not exceed 100 at the time of the offer.

          (e) An offer if the acquisition of any equity security pursuant thereto, together with all other acquisitions by the offeror of securities of the same class during the preceding 12 months, would not exceed 2% of that class of the outstanding equity securities of the issuer.

          (f) An offer by the issuing public corporation to acquire its own equity securities.

     (14) "Valuation date" means the later of the day before the date of the shareholders' vote under s. 180.1131 or the day 20 days before the consummation of the business combination.

     (15) "Valuation period" means the 30-day period preceding the date on which the market value is to be determined.

     (16) "Voting shares" means capital shares of a corporation entitled to vote generally in the election of directors.

     [FN1] 15 U.S.C.A. sec. 78a et seq.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Laidlaw Environmental is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia ("Section 145") provides that a Delaware corporation may indemnify any person who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Laidlaw Environmental Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Laidlaw Environmental shall not be liable to Laidlaw Environmental or its stockholders for monetary damages for a breach of fiduciary duty as a director.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     All of the Laidlaw Environmental directors and officers are covered by insurance policies maintained and held in effect by Laidlaw Inc. against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
       (2)   --   Agreement and Plan of Merger dated as of March 16, 1998, by and among the Registrant, LES Acquisition Inc. and
                  Safety-Kleen Corp., filed as Annex A included herewith.
    (3)(a)   --   Restated Certificate of Incorporation of the Registrant
                  dated May 13, 1997, and Amendment to Certificate of
                  Incorporation dated May 15, 1997, filed as Exhibit 3(a) to the Registrant's Form 10-Q for the Quarter ended May 31,
                  1997, and incorporated herein by reference.

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
 (3)(a)(1)   --   Certificate of Correction Filed to Correct a Certain Error
                  in the Restated and Amended Certificate of Incorporation of
                  the Registrant dated October 15, 1997, filed as Exhibit
                  3(a)(i) to the Registrant's Form 10-K for the Fiscal Year
                  ended August 31, 1997, and incorporated herein by reference.
    (3)(b)   --   Bylaws of the Registrant filed as Exhibit 4(ii) to the
                  Registrant's Current Report on Form 8-K dated July 29, 1997, and incorporated herein by reference.
    (4)(a)   --   Rights Agreement dated as of June 14, 1989 between the
                  Registrant and First Chicago Trust Company as successor to
                  Registrar and Transfer Company, as Rights Agent filed as an
                  Exhibit to the Registrant's Form 8-K filed on June 13, 1995 and incorporated herein by reference.
    (4)(b)   --   Amendment No. 1 dated as of March 31, 1995 to the Rights
                  Agreement between the Registrant and First Chicago Trust
                  Company as successor to Registrar and Transfer Company, as
                  Rights Agent filed as an Exhibit to the Registrant's Form
                  8-K filed on June 13, 1995 and incorporated herein by
                  reference.
    (4)(c)   --   Credit Agreement among Laidlaw Chem-Waste, Inc., Laidlaw
                  Environmental Services (Canada) Ltd., Toronto Dominion
                  (Texas) Inc., The Toronto-Dominion Bank, TD Securities (USA)
                  Inc., the Bank or Nova Scotia, NationsBank, N.A. and The
                  First National Bank of Chicago and NationsBank, N.A. as
                  Syndication Agent dated as of May 9, 1997, filed as Exhibit
                  4(c) to the Registrant's Form 10-Q for the Quarter ended
                  March 31, 1997, and incorporated herein by reference.
    (4)(d)   --   $350,000,000 5% Subordinated Convertible Pay-In-Kind
                  Debenture due 2009 issued by Registrant on May 15, 1997 to
                  Laidlaw Inc. the form of which was included as an appendix to the Registrant's Definitive Proxy Statement on Form DEF
                  14A, filed on May 1, 1997 and incorporated herein by
                  reference.
    (4)(e)   --   Registration Rights Agreement dated May 15, 1997 between
                  Registrant, Laidlaw Transportation, Inc. and Laidlaw Inc.
                  included as appendix to the Registrant's Definitive Proxy
                  Statement on Form DEF 14A, the form of which was filed on
                  May 1, 1997 and incorporated herein by reference.
    (4)(f)   --   Indenture dated as of May 1, 1993 between the Industrial
                  Development Board of the Metropolitan Government of
                  Nashville and Davidson County (Tennessee) and NationsBank of
                  Tennessee, N.A., filed as Exhibit 4(f) to the Registrant's
                  Form 10-Q for the Quarter ended May 31, 1997, and
                  incorporated herein by reference.
    (4)(g)   --   Indenture of Trust dated as of February 1, 1995 between
                  Carbon County, Utah and West One Bank, Utah, now known as
                  U.S. Bank, as Trustee, filed as Exhibit 4(g) to the
                  Registrant's Form 10-Q for the Quarter ended May 31, 1997, and incorporated herein by reference.
    (4)(h)   --   Indenture of Trust dated as of August, 1995 between Tooele
                  County, Utah and West One Bank, Utah, now known as U.S.
                  Bank, as Trustee, filed as Exhibit 4(h) to the Registrant's
                  Form 10-Q for the Quarter ended May 31, 1997, and
                  incorporated herein by reference.
    (4)(i)   --   Indenture of Trust dated as of July 1, 1997 between Carbon
                  County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(i) to the Registrant's Form
                  10-Q for the Quarter ended May 31, 1997, and incorporated
                  herein by reference.
    (4)(j)   --   Indenture of Trust dated as of July 1, 1997 between Tooele
                  County, Utah and U.S. Bank, a national banking association, as Trustee, filed as Exhibit 4(j) to the Registrant's Form
                  10-Q for the Quarter ended May 31, 1997, and incorporated
                  herein by reference.
    (4)(k)   --   Indenture of Trust dated as of July 1, 1997 between
                  California Pollution Control Financing Authority and U.S.
                  Bank, a national banking association, as Trustee, filed as
                  Exhibit 4(k) to the Registrant's Form 10-Q for the Quarter
                  ended May 31, 1997, and incorporated herein by reference.

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
    (4)(l)   --   Stock Purchase Agreement between Westinghouse Electric
                  Corporation (Seller) and Rollins Environmental Services,
                  Inc. (Buyer) for National Electric, Inc. dated March 7,
                  1995, filed as an Exhibit to the Registrant's Form 8-K filed on June 13, 1995, and incorporated herein by reference.
    (4)(m)   --   Second Amendment to Stock Purchase Agreement (as referenced in Exhibit (4)(1) above, dated May 15, 1997, among
                  Westinghouse Electric Corporation, Rollins Environmental
                  Services, Inc. and Laidlaw Inc., filed as Exhibit 4(m) to
                  the Registrant's Form 10-Q for the Quarter ended May 31,
                  1997, and incorporated herein by reference.
    (4)(n)   --   Promissory Note dated May 15, 1997 for $60,000,000 from
                  Registrant to Westinghouse Electric Corporation, filed as
                  Exhibit 4(n) to the Registrant's Form 10-Q for the Quarter
                  ended May 31, 1997, and incorporated herein by reference.
    (4)(o)   --   Guaranty Agreement dated May 15, 1997 by Laidlaw Inc. to
                  Westinghouse Electric Corporation guaranteeing Promissory
                  Note dated May 15, 1997 (as referenced in Exhibit (4)(n))
                  from Registrant to Westinghouse Electric Corporation, filed as Exhibit 4(o) to the Registrant's Form 10-Q for the
                  Quarter ended May 31, 1997, and incorporated herein by
                  reference.
    (4)(p)   --   Commitment letter of January 20, 1998 between the
                  Toronto-Dominion Bank, TD Securities Inc. and Registrant,
                  filed as Exhibit (4) to the Registrant's Registration
                  Statement No. 333-40185 on Form S-4, filed on November 13,
                  1997, as amended, and incorporated herein by reference.
    (4)(q)   --   Credit Agreement among LES, Inc., Laidlaw Environmental
                  Services (Canada) Ltd., Toronto Dominion (Texas) Inc., The
                  Toronto-Dominion Bank, TD Securities (USA) Inc., The Bank of
                  Nova Scotia, NationsBank, N.A., The First National Bank of
                  Chicago and Wachovia Bank, N.A. and NationsBank, N.A. as
                  Syndication Agent dated as of April 3, 1998.**
    (4)(r)   --   Amendment No. 2, dated as of April 30, 1997, to the Rights
                  Agreement between the Registrant and First Chicago Trust
                  Company as successor to Registrar and Transfer Company, as rights agent, filed as Exhibit 4(c) to the Registrant's Form
                  10-Q for the Quarter ended November 30, 1997, and
                  incorporated herein by reference.
       (5)   --   Opinion of Katten Muchin & Zavis as to the legality of the shares of common stock being offered.**
   (10)(a)   --   Rollins Environmental Services, Inc. 1982 Incentive Stock
                  Option Plan, filed with Amendment No. 1 to the Registrant's
                  Registration Statement No. 2-84139 on Form S-1 dated June
                  24, 1983 and incorporated herein by reference.
   (10)(b)   --   Rollins Environmental Services, Inc. 1993 Stock Option Plan,
                  filed with the Company's Proxy Statement for the Annual
                  Meeting of Stockholders held January 28, 1994 and
                  incorporated herein by reference.
   (10)(c)   --   Stock Purchase Agreement dated February 6, 1997, among the
                  Registrant, Laidlaw Inc., and Laidlaw Transportation, Inc.
                  included as an appendix to the Registrant's Definitive Proxy
                  Statement on Form DEF 14A, filed on May 1, 1997, and
                  incorporated herein by reference.
   (10)(e)   --   Management Incentive Plan for fiscal year 1996, filed as
                  Exhibit 10(e) to the Registrant's Form 10-Q for the Quarter
                  ended May 31, 1997, and incorporated herein by reference.
      (11)   --   Statement regarding computation of earnings per share, filed as Exhibit (11) to the Registrant's Form 10-K for the year ended August 31, 1997, and incorporated herein by reference.
      (12)   --   Computation of ratio of earnings to fixed charges, filed as
                  Exhibit (12) to the Registrant's Form 10-K for the year
                  ended August 31, 1997, and incorporated herein by reference.

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
      (21)   --   Subsidiaries of the Registrant, filed as Exhibit (21) to the
                  Registrant's Registration Statement No. 333-40185 on Form
                  S-4, filed on November 13, 1997, as amended, and
                  incorporated herein by reference.
   (23)(a)   --   Consent of Coopers & Lybrand, independent accountants.
   (23)(b)   --   Consent of Katten Muchin & Zavis (included in Exhibit
                  (5)).**
   (23)(c)   --   Consent of KPMG Peat Marwick LLP.
   (23)(d)   --   Consent of Arthur Andersen LLP.
      (24)   --   Power of Attorney (included on the signature page of this
                  Registration Statement).**
    (99.1)   --   Safety Kleen Proxy Card

---------------

** Previously filed with this Registration Statement.

     SIGNATURES PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, and State of South Carolina on the 16th day of April, 1998.

                                        LAIDLAW ENVIRONMENTAL SERVICES, INC.

                                        By:      /s/ KENNETH W. WINGER
                                           -------------------------------------
                                                     Kenneth W. Winger
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 16, 1998.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Chairman of the Board and Director
-----------------------------------------------------
                  James R. Bullock

                /s/ KENNETH W. WINGER                  President, Chief Executive Officer and
-----------------------------------------------------    Director
                  Kenneth W. Winger

                          *                            Senior Vice President, Finance and Chief
-----------------------------------------------------    Financial Officer
                  Paul R. Humphreys

                          *                            Director
-----------------------------------------------------
                  John R. Grainger

                          *                            Director
-----------------------------------------------------
                  Leslie W. Haworth

                          *                            Director
-----------------------------------------------------
                John W. Rollins, Sr.

                          *                            Director
-----------------------------------------------------
                John W. Rollins, Jr.

                          *                            Director
-----------------------------------------------------
                David E. Thomas, Jr.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Director
-----------------------------------------------------
                   Henry B. Tippie

                          *                            Director
-----------------------------------------------------
                  James L. Wareham

                          *                            Director
-----------------------------------------------------
                   Grover C. Wrenn

               /s/ *KENNETH W. WINGER                  President and Chief Executive Officer
-----------------------------------------------------
                  Kenneth W. Winger
                 As Attorney-in-Fact

                               INDEX TO EXHIBITS

 EXHIBIT
  NUMBER                                  DESCRIPTION
 -------                                  -----------
   (23)(a)   --   Consent of Coopers & Lybrand, independent accountants.
   (23)(c)   --   Consent of KPMG Peat Marwick LLP.
   (23)(d)   --   Consent of Arthur Andersen LLP.
    (99.1)   --   Safety Kleen Proxy Card